Exhibit 2.1

PURCHASE AGREEMENT

by and among

UIS INDUSTRIES, INC.,

UIS, INC.

and

UNITED AFTERMARKET, INC.

Dated as of

April 25, 2003

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS AND TERMS
Section 1.1	Definitions	2
Section 1.2	Other Terms	14
Section 1.3	Other Definitional Provisions	14
ARTICLE II
PURCHASE PRICE OF THE SHARES
AND THE LLC INTERESTS; CLOSING
Section 2.1	Purchase Price	15
Section 2.2	Closing	15
Section 2.3	Cash Extraction/Lockbox Arrangements	16
Section 2.4	Post-Closing Adjustment	16
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
SELLER CONCERNING THE TRANSACTION
Section 3.1	Due Organization of Seller	18
Section 3.2	Due Authorization of Transaction; Binding Obligation	18
Section 3.3	Non-Contravention	19
Section 3.4	Government Approvals, Consents and Filings	19
Section 3.5	Title to Shares and LLC Interests	19
Section 3.6	Brokers’ Fees	19
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
SELLER CONCERNING THE SUBJECT COMPANY GROUP
Section 4.1	Due Incorporation of the Subject Companies; Organizational Documents	20
Section 4.2	Subject Subsidiaries	20

-i-

-ii-

-iii-

-iv-

-v-

Annexes

Annex A	Subject Subsidiaries
Annex B	Calculation of Net Working Capital
Annex C	Form of LLC Agreement
Annex D	Financing Commitments
Annex E	Director Resignations
Annex F	Phase II Capital Program
Annex G	Excluded Severance Agreements
Annex H	Form of Legal Opinion
Annex I	Actuarial Memos

Schedules

Schedule 5.4	Purchaser’s Government Approvals, Consents, and Filings
Schedule 6.17	Credit Agreements
Schedule 8.1(e)	Home Office Employees and Annuity Assumptions
Schedule 9.7	Third Party Consents
Schedule 11.4	UIS Guarantees

-vi-

PURCHASE AGREEMENT

     PURCHASE AGREEMENT, dated as of April 25, 2003 (the “Agreement”), by and among UIS, INC., a corporation organized under the laws of the State of New York (“UIS” or “Seller”), UNITED AFTERMARKET, INC., a corporation organized under the laws of Delaware (“Purchaser”) and, solely for purposes of the indemnification provisions set forth in Article XI hereof, UIS INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware (“Parent”). Seller, Purchaser and Parent are referred to herein collectively as the “Parties.”

W I T N E S S E T H :

     WHEREAS, as further described herein, Seller desires to sell to Purchaser the business of manufacturing and distributing automotive parts and components, including filtration products, fuel and cooling system products, engine management products, driveline products, lighting equipment, engine and driveline segments, and similar products, as currently and formerly conducted by UIS and its Affiliates (including the Subject Company Group (as defined herein)) (the “Business”) and Purchaser desires to purchase the Business from Seller;

     WHEREAS, Seller owns 100% of the issued and outstanding stock (the “Champion Shares”) of Champion Laboratories Inc., a corporation organized under the laws of the State of Delaware (“Champion”);

     WHEREAS, Seller owns 100% of the issued and outstanding stock (the “Neapco Shares”) of Neapco Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Neapco”);

     WHEREAS, Seller owns 100% of the issued and outstanding stock (the “Wells Shares”) of Wells Manufacturing Corporation, a corporation organized under the laws of the State of Wisconsin (“Wells”);

     WHEREAS, Seller owns 100% of the issued and outstanding share capital (the “Wells Canada Shares”) of Wells Manufacturing Canada Limited, a private limited company organized under the laws of Ontario, Canada (“Wells Canada”);

     WHEREAS, Seller owns 100% of the issued and outstanding stock (the “Mid-South Shares”) of Mid-South Mfg., Inc., a corporation organized under the laws of the State of Arkansas (“Mid-South”);

     WHEREAS, other than the applicable Nominee Shares (as defined herein), Seller owns 100% of the issued and outstanding stock (the “Airtex (Spain) Shares”) of Airtex Products S.A., a corporation organized under the laws of Spain (“Airtex (Spain)”);

     WHEREAS, other than the applicable Nominee Shares, Seller owns 100% of the issued and outstanding stock (the “TMM-Brummer Shares”) of Talleres Mecanicos Montserrat, S.A. de C.V., Brummer Seal de Mexico, S.A. de C.V., and Brummer Mexicana en Puebla, S.A. de C.V., each, a corporation organized under the laws of Mexico (“TMM-Brummer”);

     WHEREAS, Seller owns 100% of the issued and outstanding share capital (the “AAC Shares”) of Automotive Accessory Co. Ltd., a private limited company organized under the laws of Manitoba, Canada (“AAC”);

     WHEREAS, Seller owns 100% of the issued and outstanding share capital (the “UIS Ltd. Shares”) of UIS Industries, Ltd., a private limited company organized under the laws of England and Wales (“UIS Ltd.”);

     WHEREAS, Seller owns 100% of the issued and outstanding stock (the “Pioneer Shares” and, together with the Champion Shares, Neapco Shares, Wells Shares, Wells Canada Shares, Mid-South Shares, Airtex (Spain) Shares, TMM-Brummer Shares, AAC Shares and UIS Ltd. Shares, the “Shares”) of Pioneer, Inc., a corporation organized under the laws of the State of Mississippi (“Pioneer”);

     WHEREAS, subsequent to the date hereof and prior to the Closing, UIS will transfer the Airtex Division Assets (as defined herein) to a newly formed limited liability company as further described in Section 6.15 hereof (the “LLC”) and, as of the Closing, will own 100% of the issued and outstanding limited liability company interests (the “LLC Interests”) of such LLC;

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares and the LLC Interests, pursuant to the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Parent has agreed to be party to this Agreement solely for purposes of the indemnification provisions set forth in Article XI hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the Parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

     Section 1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

     "AAC” has the meaning set forth in the Recitals.

     "AAC Shares” has the meaning set forth in the Recitals.

     "Active Employee” means (1) all active Employees on the Closing, including Employees on temporary leave for purposes of jury or annual two-week national service/military duty, active Employees on vacation and active Employees on a regularly scheduled day off from work; and (2) current Employees who on the Closing are on maternity or paternity leave, military leave with veteran’s reemployment rights under federal law, leave under the Family Medical Leave Act of 1993, approved personal leave, or short-term disability leave.

     "Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

     "Agreement” means this Stock Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     "Airtex Division Assets” means all of the assets and liabilities of Seller related to, or used or held for use in, the business of the Airtex division.

     "Airtex (Spain)” has the meaning set forth in the Recitals.

     "Airtex (Spain) Factoring Agreements” means (i) the Credit Facility for Commerce Related Discounts and Other Operations between Bankinter, S.A. and Airtex Products, S.A., dated as of February 5, 2002; (ii) the Advance on Credits Reported by Magnetic Means Contract between Bankinter, S.A. and Airtex Products, S.A., January 2002; (iii) the Credit Facility for Advances on Credits Reported by Magnetic Means by and between Banco Central Hispanoamericano, S.A. and Airtex Products, S.A., April 22, 1996 and (iv) the Personal Guarantee and Third-Party Guarantee Policy by and between Caja de Ahorros de la Inmaculada and Larraz Automoción Industrias, S.A., June 3, 1996.

     "Airtex (Spain) Shares” has the meaning set forth in the Recitals.

     "Allocation” has the meaning set forth in Section 7.1(b) hereof.

     "Antitrust Division” means the Antitrust Division of the United States Department of Justice.

     "Applicable Law” means any federal, state, provincial, local or foreign statute, law or ordinance, or any regulation, rule or order of any Governmental Authority.

     "Applicable Rate” means LIBOR plus one percent.

     "Assessments” has the meaning set forth in Section 7.2(e) hereof.

     "Asset Transfer” has the meaning set forth in Section 6.15 hereof.

     "Assumed Liabilities” has the meaning set forth in Section 7.1(b) hereof.

     "Balance Sheet” has the meaning set forth in Section 4.6 hereof.

     “Base Working Capital” means $354,806,750.

     “Benefit Plans” has the meaning set forth in Section 4.8(a) hereof.

     “BMP Shares” has the meaning set forth in Section 4.3(i) hereof.

     “Books and Records” means all books, ledgers, files, reports, documents, plans and operating records of, or maintained by, Seller and each member of the Subject Company Group and all other data in the possession or control of Seller and each member of the Subject Company Group and, in each case, primarily relating to, or otherwise reasonably required for, the operation of the Business.

     “Brummer Shares” has the meaning set forth in Section 4.3(h) hereof.

     “Business” has the meaning set forth in the Recitals.

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     “Cash” means cash and cash equivalents (including certificates of deposit, commercial paper and other highly-liquid investments with maturities of less than three-months) calculated in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Balance Sheet.

     “Champion” has the meaning set forth in the Recitals.

     “Champion Shares” has the meaning set forth in the Recitals.

     “Claim” has the meaning set forth in Section 11.5 hereof.

     “Claim Amount” has the meaning set forth in Section 11.8 hereof.

     “Closing” has the meaning set forth in Section 2.2 hereof.

     “Closing Date” has the meaning set forth in Section 2.2 hereof.

     “Closing Statement of Net Working Capital” has the meaning set forth in Section 2.4(a) hereof.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

     “Confidentiality Agreement” means the Confidentiality Agreement, dated November 5, 2002, between Seller and Purchaser, as amended.

     “Contract” means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, commitment or other binding agreement, whether written or oral.

     “Coverage Period” means the calendar years from and including 1964 through and including 1984.

     “Coverage Period Policies” has the meaning set forth in Section 4.17 hereof.

     “CPA Firm” has the meaning set forth in Section 2.4(d) hereof.

     “Credit Agreements” has the meaning set forth in Section 6.17 hereof.

     “Dual Covered Claim” has the meaning set forth in Section 11.2(c) hereof.

     “Employees” has the meaning set forth in Section 4.8(a) hereof.

     “Encumbrance” means any lien, pledge, option, charge, security interest, third-party claim or any other restriction or encumbrance, except for such Encumbrances as may be created by, or as are due to the nature, status or affairs of Purchaser.

     “Environmental Law” means any federal, state, local and foreign, statute, law, regulation, code, ordinance, license, permit, judicial decision, rule, judgment, order, decree, injunction or governmental agreement relating to the protection of the environment (including air, water, soil and natural resources) or of human health and safety as it relates to any Hazardous Substance, including any law or regulation relating to the use, storage, emission, discharge, handling, release or disposal of any Hazardous Substance.

     “Environmental Reports” means any report, study, assessment, audit or other similar document or material that addresses any issue of actual or potential non-compliance with, actual or potential liability under or cost arising out of, or actual or potential business impact in connection with any Environmental Law, concerning any of the Subject Companies or any of the Subject Subsidiaries or any property currently or formerly owned, leased, operated or otherwise used by any of the Subject Companies or any of the Subject Subsidiaries.

     “ERISA” has the meaning set forth in Section 4.8(a) hereof.

     “ERISA Affiliate” means any entity which is considered one employer with the Subject Companies under Section 4001 of ERISA or Section 414 of the Code.

     “ERISA Plans” has the meaning set forth in Section 4.8(b) hereof.

     “Excluded Intellectual Property” means the following names or marks: UIS, UIS Industries, Ltd., UIS Industries, Inc. and UIS, Inc. (or any formulation that is substantially similar to or derivative therefrom).

     “Excluded Liabilities” means any liabilities or Losses of UIS, Parent, any member of the Subject Company Group or any of their respective Affiliates arising out of, under or relating to (i) the agreements set forth on Annex G hereto, (ii) any fees or expenses incurred by any member of the Subject Company Group in connection with the transaction contemplated hereby, including, without limitation, the payment of any bonus or other compensation payable to any officer, director, employee, consultant, agent or adviser by UIS, Parent or any member of the Subject Company Group in connection with the transactions contemplated hereby and (iii) any liability or obligation in respect of retroactive premiums under any insurance policy except to the extent Purchaser has agreed to pay such amounts pursuant to Section 6.21.

     “Final Aggregate Purchase Price” has the meaning set forth in Section 2.1(b) hereof.

     “Finally Determined” has the meaning set forth in Section 11.8 hereof.

     “Financial Information” has the meaning set forth in Section 4.6 hereof.

     “Financial Information Delivery Date” means the first date on which Seller has delivered to Purchaser both (i) the Financial Information in a form that complies with Regulation S-X and (ii) Updated Interim Financial Statements with respect to the calendar quarter ended March 31, 2003 in a form that complies with Regulation S-X.

     “FIRPTA Certificate” has the meaning set forth in Section 9.8 hereof.

     “FTC” means the United States Federal Trade Commission.

     “Governmental Authority” means any federal, state, provincial, local or foreign court, government department, agency, board, commission, regulatory authority or other governmental body or instrumentality.

     “Hazardous Substance” means any substance or material regulated under any Environmental Law, including, (i) petroleum, asbestos, or polychlorinated biphenyls, and (ii) any waste, gas or other substance or material that is hazardous, toxic, radioactive, explosive, infectious, or dangerous and any derivative or by-product thereof.

     “Home Office Employees” has the meaning set forth in Section 8.1(e) hereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “ICTA” has the meaning set forth in Section 4.8(b) hereof.

     “Income Taxes” means all federal, state, local or foreign income, franchise or similar taxes imposed on or measured by the income (including gains and capital gains) of the relevant entity, Canadian capital taxes and withholding taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     “Income Tax Return” means all Tax Returns with respect to Income Taxes.

     “Indebtedness” of any Person means (i) all liabilities and obligations of such Person for borrowed money or evidenced by notes, bonds or similar instruments, (ii) obligations in respect of the deferred purchaser price of property or services (other than current trade liabilities incurred in the ordinary course of business), (iii) obligations in respect of capitalized leases, (iv) obligations in respect of letters of credit, acceptances or similar obligations, (v) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts and (vi) any guarantee of the obligations of another Person with respect to any of the foregoing.

     “Indemnification Ceiling” has the meaning set forth in Section 11.2(b) hereof.

     “Indemnification Floor” has the meaning set forth in Section 11.2(b) hereof.

     “Indemnity Tax Benefit” has the meaning set forth in Section 11.3(b) hereof.

     “Initial Aggregate Purchase Price” has the meaning set forth in Section 2.1(a) hereof.

     “Intellectual Property” means trademarks, service marks, logos, emblems, trade dress, certification marks, trade names, and all applications for registration and registrations for the foregoing, and all goodwill symbolized by and associated with the foregoing, and copyrights, and applications for registration and registrations of copyrights, patents and patent applications, know-how, formulae, processes, business methods, technology, algorithms, inventions, technical expertise, domain names, research data, trade secrets, industrial designs (and all applications for registrations and registrations therefor), computer software (including object code and source code), customer lists, blueprints, confidential information, and all renewals, extensions, restorations, continuations and reissues of all of the foregoing, and all other intellectual property and proprietary rights, whether registered or unregistered, foreign or domestic.

     “IRS” has the meaning set forth in Section 4.7 hereof.

     “Knowledge” means actual knowledge after reasonable inquiry of Andrew G. Pietrini, Joseph F. Arrigo, D.A. McDonnell, Dee Monge, Tom Mowatt, William Allen, Bill Patterson, Robert Groves and Bruce Reau, in each case arising without the conduct by such Person of any independent investigation other than such reasonable inquiry with respect to the facts of matters specified.

     “LIBOR” means the 30-day London Interbank Offered Rate, determined as the arithmetic mean of the offered rates for deposits in United States dollars which appears on the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purposes of displaying London Interbank Offered Rates of major banks) at approximately 11:00 a.m. London time on the date on which LIBOR is to be determined.

     “LLC” has the meaning set forth in the Recitals.

     “LLC Agreement” means the limited liability company agreement of LLC, substantially in the form of Annex C hereto.

     “LLC Interests” has the meaning set forth in the Recitals.

     “Losses” has the meaning set forth in Section 11.2(a) hereof.

     “Material Adverse Effect” on an entity or entities, as the case may be, means a material adverse effect on or material adverse change in (i) the financial condition, properties, business or results of operations of such entity or entities, as the case may be, or (ii) the ability of the relevant Parties hereto to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include any effect to the extent that Seller can demonstrate that such effect primarily resulted from (a) a change in Applicable Law or U.S. GAAP or any interpretation thereof, (b) a change in interest rates or economic, business or financial market conditions generally or (c) the announcement of this Agreement.

     “Material Contract” has the meaning set forth in Section 4.10(b) hereof.

     “Mid-South” has the meaning set forth in the Recitals.

     “Mid-South Shares” has the meaning set forth in the Recitals.

     “Multiemployer Plan” has the meaning set forth in Section 4.8(b) hereof.

     “Neapco” has the meaning set forth in the Recitals.

     “Neapco Capital Expenditures” means those capital expenditures arising out of Neapco’s contract with American Axle.

     “Neapco Shares” has the meaning set forth in the Recitals.

     “Net Working Capital” means an amount equal to total current assets (excluding any Cash held by any member of the Subject Company Group not organized in the United States, Tax-related assets, Cash held by any member of the Subject Company Group that was contributed by Purchaser to the member of the Subject Company Group or borrowed by members of the Subject Company Group pursuant to financing arranged by Purchaser, factored accounts receivable or accounts receivable that have otherwise been assigned to any party providing financing to any member of the Subject Company Group (including, without limitation, the accounts receivable assigned pursuant to the Airtex (Spain) Factoring Agreements and excluding those assigned pursuant to financing arranged by Purchaser), and any amounts due from Seller and any of its Affiliates) less total current liabilities (excluding Tax-related liabilities (other than liabilities in respect of payroll taxes), any Indebtedness (other than capital lease obligations) and any amounts owing to Seller or any of its Affiliates) of the Subject Company Group, determined in accordance with U.S. GAAP, applied in a manner consistent with the application of U.S. GAAP in the preparation of the Balance Sheet and calculated in the same manner, using the same accounting principles, practices, methodologies and policies as used in the preparation of the Balance Sheet and the accounting principles, practices, methodologies and policies specified on Annex B hereto (regardless of whether any other accounting principles, practices, methodologies and policies listed on Annex B would be permitted within U.S. GAAP) plus (i) the amount of all Phase II Capital Expenditures made in accordance with the Phase II Capital Expenditures Schedule after the date hereof but on or prior to the Closing Date and (ii) any out-of-pocket costs, fees or expenses incurred by Seller or its Affiliates in connection with the creation of the Updated Interim Financial Statements (and any related SAS-71 review) not reimbursed to Seller by Purchaser on or prior to the Closing Date. Notwithstanding any provision hereof to the contrary, for the purpose of determining the Net Working Capital obligations in respect of uncashed checks shall constitute current liabilities of the Subject Company Group as of the Closing Date.

     “Nominee Shares” means (i) the one share of Talleres Mecanicos Montserrat, S.A. de C.V. held by Andrew G. Pietrini, (ii) the one share of Brummer Seal de Mexico, S.A. de C.V. held by Andrew G. Pietrini, (iii) the one share of Brummer Mexicana en Puebla, S.A. de C.V. held by Andrew G. Pietrini, (iv) the one share of Airtex Products Ltd. held jointly by UIS Industries, Ltd. and Andrew G. Pietrini, (v) the three shares of Wells Manufacturera de Mexico, S.A. de C.V. held by UIS, Champion and Hurd Millwork Company, respectively, (vi) the two shares of Airtex Products S.A. held by Andrew G. Pietrini and Joseph F. Arrigo, respectively, (vii) the one share of Rubbolite Industries Limited held by Andrew G. Pietrini, (viii) the two shares of T.H. Quinton Limited held by Andrew G. Pietrini, (ix) the one share of G. Weil Limited held by Andrew G. Pietrini, (x) the one share of Flexible Lamps France SARL held by Philip Halliwell and (xi) the other shares of capital stock of the members of the Subject Company Group not held by Seller or another member of the Subject Company Group.

     “Notice of Claim” has the meaning set forth in Section 11.5(a) hereof.

     “Offering” has the meaning set forth in Section 6.10 hereof.

     “Offering Information” has the meaning set forth in Section 6.10 hereof.

     “Organizational Documents” means such Person’s charter, by-laws, certificate of incorporation, limited liability company agreement, partnership agreement or other similar organizational document(s).

     “Parent” has the meaning set forth in the Preamble.

     “Parties” has the meaning set forth in the Preamble.

     “PBGC” has the meaning set forth in Section 4.8(b) hereof.

     “Pension Plan” has the meaning set forth in Section 4.8(b) hereof.

     “Permitted Encumbrance” has the meaning set forth in Section 4.12(a) hereof.

     “Person” means an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     “Phase II Capital Expenditures” has the meaning set forth in Section 6.20 hereof.

     “Phase II Capital Expenditures Schedule” has the meaning set forth in Section 6.20 hereof

     “Phase II Capital Program” has the meaning set forth in Section 6.20 hereof.

     “Pioneer” has the meaning set forth in the Recitals.

     “Pioneer Shares” has the meaning set forth in the Recitals.

     “Post-Closing Adjustment” has the meaning set forth in Section 2.4(e) hereof.

     “Pre-Closing Deemed Period” has the meaning set forth in Section 7.2(c) hereof.

     “Purchaser” has the meaning set forth in the Preamble.

     “Purchaser Indemnified Parties” has the meaning set forth in Section 11.2(a) hereof.

     “QSSS” has the meaning set forth in Section 4.7 hereof.

     “Regulation S-X” has the meaning set forth in Section 4.6 hereof.

     “Remedial Action” has the meaning set forth in Section 11.5(g) hereof.

     “Remittance Date” has the meaning set forth in Section 7.5(a) hereof.

     “Resolution Period” has the meaning set forth in Section 2.4(c) hereof.

     “Scheduled Outside Closing Date” means (i) if the Financial Information Delivery Date occurs on or before June 15, 2003, the later of (A) sixty (60) days after the Financial Information Delivery Date and (B) August 15, 2003, (ii) if the Financial Information Delivery Date occurs after June 15, 2003 but on or before June 30, 2003, September 30, 2003 and (iii) if the Financial Information Delivery Date occurs after June 30, 2003, sixty (60) days after the later to occur of (A) the Financial Information Delivery Date and (B) the date on which Seller has delivered to Purchaser Updated Interim Financial Statements with respect to the calendar quarter ended June 30, 2003 in a form that complies with Regulation S-X.

     “SEC” has the meaning set forth in Section 4.6 hereof.

     “Section 116 Certificate” has the meaning set forth in Section 7.5 hereof.

     “Securities Act” has the meaning set forth in Section 5.5 hereof.

     “Securities Exchange Act” has the meaning set forth in Section 6.18 hereof.

     “Seller” has the meaning set forth in the Preamble.

     “Seller Documents” has the meaning set forth in Section 3.2 hereof.

     “Seller Indemnified Parties” has the meaning set forth in Section 11.4 hereof.

     “Seller Policies” has the meaning set forth in Section 4.17 hereof.

     “Seller Material Adverse Effect” means a Material Adverse Effect on the Subject Company Group, taken as a whole.

     “Seller’s Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof and as amended and supplemented pursuant to Section 6.22 of this Agreement on or prior to the Closing Date.

     “Shares” has the meaning set forth in the Recitals.

     “Straddle Period” has the meaning set forth in Section 4.7 hereof.

     “Subject Airtex Assets” has the meaning set forth in Section 6.23 hereof.

     “Subject Companies” means, collectively, (i) Champion, Neapco, Wells, Mid-South, UIS Ltd. and Pioneer and (ii) prior to the formation of the LLC, the Airtex Division Assets taken as a whole and thereafter, the LLC.

     “Subject Company Group” means, collectively, the Subject Companies and the Subject Subsidiaries.

     “Subject Subsidiaries” means, collectively, the Subsidiaries listed on Annex A hereto.

     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

     “Surrender of Group Relief” means a surrender of relief for trading losses or other amounts eligible for surrender under Chapter IV of Part X of the Income and Corporation Taxes Act 1988.

     “Surrender of Tax Refund” means a surrender of tax refund under section 102 of the Finance Act 1989.

     “Survival Period” has the meaning set forth in Section 11.1 hereof.

     “Tax and Accounting Package” has the meaning set forth in Section 7.3(c) hereof.

     “Tax Deduction” has the meaning set forth in Section 11.3(b) hereof.

     “Tax Returns” means all reports, returns, declarations, claims for refund or information returns or statements relating to Taxes required to be filed with respect to the Taxes of the relevant entity.

     “Taxes” means all United States federal, state, local or foreign taxes, charges, fees, imposts, levies, assessments or other governmental charges of any kind whatsoever imposed by a taxing authority, including, without limitation all net income, gross receipts, windfall profits, severance, property (real or personal), production, sales, use, value-added, ad valorem, license, profits, inventory, capital stock, payroll, severance, stamp, occupation, estimated taxes, customs duties, excise, franchise, transfer, gains,

'

mortgage recording, transportation, gross operating, capital, employment, unemployment, occupation, social security, pension plan, withholding or similar taxes imposed on the income, properties or operations of the relevant entity, together with any interest, repayment supplement, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     “Tender of Certificate of Tax Deposit” means the tendering of a Certificate of Tax Deposit (such deposit being made under Section 12 of the National Loan Act 1968) in or towards payment of a liability for Tax of a member of the Subject Company Group.

     “TMM Shares” has the meaning set forth in Section 4.3(g) hereof.

     “TMM-Brummer” has the meaning set forth in the Recitals.

     “TMM-Brummer Shares” has the meaning set forth in the Recitals.

     “Transaction” has the meaning set forth in Section 6.6 hereof.

     “Transfer Taxes” means all United States federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     “Transferred Intellectual Property” has the meaning set forth in Section 4.13(a) hereof.

     “UIS” has the meaning set forth in the Preamble.

     “UIS Automotive Lease Agreements” has the meaning set forth in Section 4.12(a) hereof.

     “UIS Automotive Owned Real Property” has the meaning set forth in Section 4.12(a) hereof.

     “UIS Ltd.” has the meaning set forth in the Recitals.

     “UIS Ltd. Shares” has the meaning set forth in the Recitals.

     “UIS QSS S Corp” has the meaning set forth in Section 4.7 hereof.

     “UK Pension Plans” has the meaning set forth in Section 4.8(b) hereof.

     “Unresolved Matters” has the meaning set forth in Section 2.4(d) hereof.

     “Updated Disclosure Schedule” has the meaning set forth in Section 6.22(a) hereof.

     “Updated Interim Financial Statements” has the meaning set forth in Section 6.18 hereof.

     “U.S. GAAP” means United States generally accepted accounting principles applied throughout the specified period.

     “WARN Act” means the Worker Adjustment and Retraining Notification Act.

     “Wells” has the meaning set forth in the Recitals.

     “Wells Canada” has the meaning set forth in the Recitals.

     “Wells Canada Shares” has the meaning set forth in the Recitals.

     “Wells Shares” has the meaning set forth in the Recitals.

     “Withheld Amount” has the meaning set forth in Section 7.5 hereof.

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

     Section 1.3 Other Definitional Provisions.

     (a)  The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b)  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c)  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     (d)  Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

     (e)  All references in this Agreement (including the Seller’s Disclosure Schedule and Annexes and Schedules attached hereto) to dollars, unless otherwise specifically indicated, are expressed in U.S. currency.

ARTICLE II
PURCHASE PRICE OF THE SHARES AND THE LLC
INTERESTS; CLOSING

     Section 2.1 Purchase Price.

     (a)  Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing (as such term is defined in Section 2.2 hereof), Seller shall sell, transfer and deliver the Shares and the LLC Interests to Purchaser, in each case free and clear of all Encumbrances, and Purchaser shall purchase, accept and acquire the Shares and the LLC Interests from Seller for an aggregate purchase price of $ U.S. 800,000,000 (the “Initial Aggregate Purchase Price”).

     (b)  The Initial Aggregate Purchase Price shall be subject to the Post-Closing Adjustment, which shall be calculated in accordance with Section 2.4 below. The Initial Aggregate Purchase Price as adjusted by any such Post-Closing Adjustment calculated in accordance with Section 2.4 below shall be referred to herein as the “Final Aggregate Purchase Price.”

     Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions constituting the sale and purchase of the Shares and LLC Interests (herein called the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 1:00 p.m., New York City time, on the later of (i) the second Business Day following the satisfaction or waiver of all conditions to the obligations of Seller and Purchaser to consummate the transactions contemplated hereby (except for such conditions that by their nature can only be satisfied at the Closing) and (ii) a date selected by Purchaser that is on or prior to the Scheduled Outside Closing Date (it being understood by the parties hereto that Purchaser shall use commercially reasonable efforts to effectuate the Closing as promptly as practicable; provided, however, for the purposes of this Section 2.2, such commercially reasonable efforts shall not include any requirement on behalf of Purchaser to effectuate the Closing prior to the Scheduled Outside Closing Date if Purchaser has not had sufficient time, in Purchaser’s discretion, to market its senior subordinated notes or if Purchaser has not sold $275 million in senior subordinated notes on terms acceptable to Purchaser or require Purchaser to incur any additional costs or expenses or payment amounts to effectuate such earlier Closing as compared to effectuating the Closing on the Scheduled Outside Closing Date), or at such other location, time or date as may be agreed to in writing by Seller and Purchaser (such time and date of the Closing, the “Closing Date”). At the Closing:

     (a)  Purchaser shall (i) deliver the certificates and other documents to be delivered pursuant to Article X hereof in accordance with the terms thereof and (ii) pay to Seller the consideration specified in Section 2.1(a) above, in immediately available funds by wire transfer to such account or accounts as Seller shall have designated to Purchaser prior to the Closing Date.

     (b)  Seller shall deliver to Purchaser (i) in the case of the Shares and the Nominee Shares, duly executed stock transfer forms in respect of such shares in favor of Purchaser or its nominee together with the relevant share certificates, (ii) in the case of the LLC Interests, a duly executed assignment document, and (iii) the certificates and other documents to be delivered pursuant to Article IX hereof in accordance with the terms thereof.

     Section 2.3 Cash Extraction/Lockbox Arrangements. Prior to the Closing, Seller, in its sole discretion, may (i) cause the members of the Subject Company Group to pay Seller (or one or more of Seller’s Affiliates which are not members of the Subject Company Group) Cash of the Subject Company Group as of the close of business on the date immediately prior to the Closing Date and (ii) withdraw any and all funds contained as of the close of business on the date immediately prior to the Closing Date in “lockbox” accounts established by or for the benefit of any member of the Subject Company Group. Seller, in its sole discretion but subject to the immediately following sentence, may cause any member of the Subject Company Group to make any such payment to it in the form of a dividend, repayment or redemption of shares, reduction of share capital, redemption or repayment of partnership capital or a redemption or repayment of debt. Notwithstanding the foregoing, except as provided below, Seller may not take any action pursuant to this Section 2.3 without prior written consent of Purchaser if doing so could reasonably be expected to have an adverse Tax effect on any member of the Subject Company Group or Purchaser in excess of $25,000 in the aggregate for all such parties (i) for taxable periods beginning on and after the Closing Date for AAC and Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, (ii) for taxable periods beginning after the Closing Date, in the case of Purchaser and other members of the Subject Company Group, and (iii) the portion of any Straddle Period that begins after the Closing Date, in the case of all members of the Subject Company Group; provided, however, that Seller shall not be in breach of the preceding portion of this sentence in respect of any action taken by it pursuant to this Section 2.3 if Seller pays to Purchaser or its designee any amount of Taxes in excess of the $25,000 aggregate threshold that are payable to any taxing authority arising out of such action taken by Seller no later than two (2) Business Days before such Taxes are due to be paid. Purchaser shall have deemed to consent to any action taken pursuant to this Section 2.3 if, no later than 14 days before the Closing Date, Seller delivers a statement describing in reasonable detail the actions which Seller intends to take, and Purchaser does not object to such statement in writing within 14 days of receipt. If Purchaser objects to such statement, Purchaser and Seller will use their reasonable best efforts to resolve any such objections.

     Section 2.4 Post-Closing Adjustment.

     (a)  As soon as reasonably practicable, but in no event later than 90 Business Days following the Closing Date, Purchaser shall prepare and deliver to Seller a calculation of the Net Working Capital of the Subject Company Group as of the close of business on the Closing Date (such calculation of Net Working Capital, the “Closing Statement of Net Working Capital”). The Closing Statement of Net Working Capital shall be accompanied by a certification of Purchaser’s chief accounting officer, on behalf of Purchaser, stating that such statement presents fairly in all material respects the Net Working Capital of the Subject Company Group as of the Closing Date.

     (b)  During the preparation of the Closing Statement of Net Working Capital and the period of any review or dispute within the contemplation of this Section 2.4, Purchaser, on the one hand, and Seller, on the other hand, shall (i) provide each other and each other’s authorized representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, Purchaser, or any member of the Subject Company Group, in each case, respectively, to all relevant books, records, work papers, information and employees of such Persons, and (ii) cooperate fully with each other and each other’s authorized representatives, in each case (i) and (ii), as necessary or useful for the preparation, calculation and review of the Closing Statement of Net Working Capital or for the resolution of any dispute between Seller and Purchaser relating thereto.

     (c)  After receipt of the Closing Statement of Net Working Capital, Seller shall have 30 Business Days to review the Closing Statement of Net Working Capital together with the work papers used in the preparation thereof. Unless Seller delivers written notice to Purchaser on or prior to the 30th Business Day after Seller’s receipt of the Closing Statement of Net Working Capital stating that it has specific, material objections thereto, Seller shall be deemed to have accepted and agreed to the Closing Statement of Net Working Capital. If, however, Seller notifies Purchaser, in reasonable detail, of material objections to the Closing Statement of Net Working Capital, Purchaser and Seller shall in good faith attempt to resolve, within 30 Business Days (or such longer period as Purchaser and Seller may agree) following such notice (the “Resolution Period”), their differences with respect to such material objections, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

     (d)  All amounts remaining in dispute at the conclusion of the Resolution Period (“Unresolved Matters”) shall be submitted to an internationally recognized firm of independent public accountants as to which Seller and Purchaser mutually agree (the “CPA Firm”), who, acting as experts and not as arbitrators, shall determine on the basis of the standards for calculating the Closing Statement of Net Working Capital as set forth in this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent, if any, the Closing Statement of Net Working Capital requires adjustment. Seller and Purchaser shall instruct the CPA Firm to deliver its written determination to Seller and Purchaser no later than the 20th calendar day, unless otherwise agreed by Seller and Purchaser, after the Unresolved Matters are referred to the CPA Firm. The CPA Firm’s determination shall be final, conclusive and binding upon Seller and Purchaser. The fees and disbursements of the CPA Firm shall be shared equally by Seller and Purchaser. Seller and Purchaser shall (and Purchaser shall cause each member of the Subject Company Group to) make readily available to the CPA Firm all relevant Books and Records and any work papers (including those of Seller’s and Purchaser’s respective accountants) relating to the Closing Statement of Net Working Capital and all other items reasonably requested.

     (e)  Once the Closing Statement of Net Working Capital has been finalized in accordance with the above process, (i) the Initial Aggregate Purchase Price shall be decreased by the amount, if any, by which Net Working Capital as reflected on such Closing Statement of Net Working Capital is less than an amount equal to (A) the Base Working Capital minus (B) U.S.$100,000 and (ii) the Initial Aggregate Purchase Price shall be increased by the amount, if any, by which Net Working Capital as reflected on such Closing Statement of Net Working Capital is greater than an amount equal to the sum of (A) the Base Working Capital and (B) U.S.$100,000, the amount of any such decrease or increase being referred to herein as the “Post-Closing Adjustment”. Any such Post-Closing Adjustment shall be paid promptly by wire transfer to the account of the relevant Party, specified in writing to the other Party by such relevant Party plus interest on such amount at the Applicable Rate from the Closing Date to the date of such payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE TRANSACTION

     Seller hereby represents and warrants to Purchaser with respect to itself as follows:

     Section 3.1 Due Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     Section 3.2 Due Authorization of Transaction; Binding Obligation. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to perform its obligations hereunder and consummate the transactions contemplated for it hereby, and the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly executed and delivered by Seller, and this Agreement is, and each of the other Seller Documents when so executed and delivered will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

     Section 3.3 Non-Contravention. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not contravene the Organizational Documents of Seller or violate, in any material respect, any Applicable Law, and do not and will not result in or permit the creation of any Encumbrance upon the Shares or LLC Interests pursuant to, or conflict in any material respect with or result in a material breach of, or material default under any, Material Contract, judgment, decree, order or ruling to which Seller is a party or by which Seller or its respective assets or properties is bound or affected.

     Section 3.4 Government Approvals, Consents and Filings. Other than the filings and/or notices under the HSR Act, and the expiration of the waiting period thereunder, and as otherwise indicated in Section 3.4 of the Seller’s Disclosure Schedule, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Seller from, or made or given by Seller to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Seller.

     Section 3.5 Title to Shares and LLC Interests. (i) Seller holds beneficially and of record and owns the Shares, free and clear of any Encumbrances, and, upon delivery of the certificate or certificates for such Shares and the duly executed stock transfer forms at the Closing, Purchaser will acquire valid title to such Shares, free and clear of any Encumbrances and will be entitled to be registered as a shareholder.

     (ii)  Each of Seller’s nominees holds beneficially and of record and owns the applicable Nominee Shares, free and clear of any Encumbrances, and upon delivery of the certificate or certificates for such Shares and the duly executed stock transfer forms at the Closing, Purchaser will acquire valid title to such Shares, free and clear of any Encumbrances and will be entitled to be registered as a shareholder.

     (iii)  As of the Closing Date, Seller will hold beneficially and of record and own the LLC Interests, free and clear of any Encumbrances, and, upon delivery of the necessary forms of assignment for such LLC Interests at the Closing, Purchaser will acquire valid title to such LLC Interests, free and clear of any Encumbrances.

     Section 3.6 Brokers’ Fees. Except for fees payable to J.P. Morgan Securities Inc., Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any member of the Subject Company Group could become liable or obligated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE SUBJECT COMPANY GROUP

     Seller represents and warrants to Purchaser as follows:

     Section 4.1 Due Incorporation of the Subject Companies; Organizational Documents. Each of the Subject Companies (other than the Airtex Division Assets and LLC) has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is currently conducted. Each of the Subject Companies is duly qualified or otherwise authorized to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or authorization, except where the failure to be so qualified or authorized, when taken together with all other such failures, is not reasonably likely to have a Seller Material Adverse Effect. Seller has made available to Purchaser or its counsel true and complete copies of the Organizational Documents of each member of the Subject Company Group as in effect on the date hereof.

     Section 4.2 Subject Subsidiaries. Each Subject Subsidiary is duly organized, validly existing and in good standing (to the extent that such Subject Subsidiary is organized in a jurisdiction that represents such concept) under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is currently conducted. Each Subject Subsidiary is duly qualified or otherwise authorized to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or authorization, except where the failure to be so qualified or authorized, when taken together with all other such failures, is not reasonably likely to have a Seller Material Adverse Effect. Seller has made available to Purchaser or its counsel true and complete copies of the Organizational Documents of each Subject Subsidiary as in effect on the date hereof.

     Section 4.3 Capitalization.

     (a)  The authorized capital stock of Champion consists of 200 shares of common stock, without par value, of which 100 shares were issued and outstanding as of the close of business on the date hereof. All of the Champion Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Champion Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Champion common stock held in treasury and no shares of Champion common stock reserved for issuance.

     (b)  The authorized capital stock of Neapco consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares were issued and outstanding as of the close of business on the date hereof. All of the Neapco Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Neapco Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Neapco common stock held in treasury and no shares of Neapco common stock reserved for issuance.

     (c)  The authorized capital stock of Wells consists of 5,000 shares of common stock, without par value, of which 100 shares were issued and outstanding as of the close of business on the date hereof. All of the Wells Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Wells Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Wells common stock held in treasury and no shares of Wells common stock reserved for issuance.

     (d)  The authorized capital of Wells Canada consists of (i) 20,000 5% Non-Cumulative Class A preference shares, par value $Cdn.1 per share, (ii) 34,000 6% Non-Voting, Non-Cumulative Class B preference shares, par value $Cdn.1 per share, and (iii) 6,000 common shares, par value $Cdn.1 per share, of which 14,000 5% Non-Cumulative Class A preference shares and 200 common shares were issued and outstanding as of the close of business on the date hereof. All of the Wells Canada Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Wells Canada Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no common shares of Wells Canada held in treasury and no common shares of Wells Canada reserved for stock issuance.

     (e)  The authorized capital stock of Mid-South consists of 10,000 shares of common stock, par value $1.00 per share, of which 10,000 shares were issued as of the close of business on the date hereof. All of the Mid-South Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Mid-South Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Mid-South common stock held in treasury and no shares of Mid-South common stock reserved for issuance.

     (f)  The authorized capital stock of Airtex (Spain) consists of 20,000 shares of common stock, par value €60.10 per share, of which 20,000 shares were issued and outstanding as of the close of business on the date hereof. All of the Airtex (Spain) Shares and the applicable Nominee Shares have been duly authorized and certificates have not been issued. The Airtex (Spain) Shares and the applicable Nominee Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Airtex (Spain) common stock held in treasury and no shares of Airtex (Spain) common stock reserved for issuance.

     (g)  The authorized capital stock of Talleres Mecanicos Montserrat, S.A. de C.V. consists of a minimum fixed capital of 25,000 shares of Class I common stock, par value 1 peso per share, and an unlimited amount of variable capital represented by Class II common stock, of which 25,000 Class I shares and 35,324,761 Class II shares, par value 1 peso per share, were issued as of the close of business on the date hereof (the “TMM Shares”). All of the TMM Shares have been duly authorized and are validly issued, fully paid and nonassessable. The TMM Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Talleres Mecanicos Montserrat, S.A. de C.V. common stock held in treasury and no shares of Talleres Mecanicos Montserrat, S.A. de C.V. common stock reserved for issuance.

     (h)  The authorized capital stock of Brummer Seal de Mexico, S.A. de C.V. consists of a minimum fixed capital of 5,000 shares of Class I common stock, par value 1 peso per share, and an unlimited amount of variable capital represented by Class II common stock, of which 5,000 Class I shares and 1,938,884 Class II shares, par value 1 peso per share, were issued as of the close of business on the date hereof (the “Brummer Shares”). All of the Brummer Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Brummer Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Brummer Seal de Mexico, S.A. de C.V. common stock held in treasury and no shares of Brummer Seal de Mexico, S.A. de C.V. common stock reserved for issuance.

     (i)  The authorized capital stock of Brummer Mexicana en Puebla, S.A. de C.V. consists of a minimum fixed capital of 5,000 shares of Class I common stock, par value 1 peso per share, and an unlimited amount of variable capital represented by Class II common stock, of which 5,000 Class I shares and 755,854 Class II shares, par value 1 peso per share, were issued as of the close of business on the date hereof (the “BMP Shares”). All of the BMP Shares have been duly authorized and are validly issued, fully paid and nonassessable. The BMP Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Brummer Mexicana en Puebla, S.A. de C.V. common stock held in treasury and no shares of Brummer Mexicana en Puebla, S.A. de C.V. common stock reserved for issuance.

     (j)  The authorized capital stock of AAC consists of 1,000 common shares, par value $Cdn.1 per share, and 990 redeemable preferred shares, par value $Cdn.100 per share, of which 117 common shares were issued and outstanding as of the close of business on the date hereof. All of the AAC Shares have been duly authorized and are validly issued, fully paid and nonassessable. The AAC Shares, in aggregate, constitute 100% of such number of ordinary shares issued and outstanding. There are no common shares of AAC common stock held in treasury and no common shares of AAC reserved for stock issuance.

     (k)  UIS Ltd. has authorized share capital of £100 of which 12 ordinary shares, nominal value £1.00 per ordinary share, were issued and outstanding as of the close of business on the date hereof. All of the UIS Ltd. Shares have been duly authorized and are validly issued and fully paid. The UIS Ltd. Shares, in aggregate, constitute 100% of such number of ordinary shares issued and outstanding. There are no ordinary shares of UIS Ltd. common stock held in treasury and no ordinary shares of UIS Ltd. common stock reserved for issuance.

     (l)  The authorized capital stock of Pioneer consists of 100 shares of common stock, par value $100 per share, of which 100 shares were issued and outstanding as of the close of business on the date hereof. All of the Pioneer Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Pioneer Shares, in aggregate, constitute 100% of such number of shares issued and outstanding. There are no shares of Pioneer common stock held in treasury and no shares of Pioneer common stock reserved for issuance.

     (m)  Except as set forth in Section 4.3(m) of the Seller’s Disclosure Schedule, each of the outstanding shares of capital stock and other equity interests of each of the Subject Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Seller, a Subject Company, a Subject Subsidiary or a nominee thereof, free and clear of all Encumbrances. No shares of capital stock or other equity interests of any member of the Subject Company Group is held in treasury nor reserved for issuance. All such shares of capital stock or other equity interests were issued in compliance with the Securities Act and any applicable state or foreign securities laws. No such shares of capital stock or other equity interests were issued in violation of any preemptive rights created by statute, the Organization Documents of any member of the Subject Company Group or any contract and are not subject to any such preemptive right. The record owners of all shares of capital stock of or any other equity interest in each member of the Subject Company Group is set forth on Section 4.3(m) of the Seller’s Disclosure Schedule, setting forth the number of shares or other securities held by each such record holder.

     (n)  Except as set forth in Section 4.3(n) of the Seller’s Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which any member of the Subject Company Group is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any shares of the capital stock or, any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock of any member of the Subject Company Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Seller nor any member of the Subject Company Group is a party to any voting trust, stockholder agreement, proxy or other voting agreement with respect to any of the Shares or shares of capital stock or other equity interest of any Subject Subsidiary or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any such entity.

     Section 4.4 Non-Contravention. Except as set forth in Section 4.4 of the Seller’s Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene the Organizational Documents of any member of the Subject Company Group, or violate, in any material respect, any Applicable Law, and do not and will not conflict in any material respect with or result in a material breach of or material default under, or require the consent of any party under, any Material Contract, judgment, decree, order or ruling to which any member of the Subject Company Group is a party or by which any of them or their respective assets or properties is bound or affected.

     Section 4.5 Government Approvals, Consents and Filings. Other than the filings and/or notices under the HSR Act, and the expiration of the waiting period thereunder, and as otherwise indicated in Section 4.5 of the Seller’s Disclosure Schedule, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by any member of the Subject Company Group from, or made or given by any member of the Subject Company Group to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     Section 4.6 Financial Information. Seller has made available to Purchaser the audited combined (i) balance sheet for the Subject Company Group (as described in such financial statements) as of December 31, 2002 (the “Balance Sheet”) and December 31, 2001 and (ii) statements of earnings, shareholder’s equity and cash flows of the Subject Company Group for each of the fiscal years ended December 31, 2002, December 31, 2001, and December 31, 2000 (together with the December 31, 2001 and December 31, 2002 balance sheets referred to in clause (i), the “Financial Information”). Except as described in the notes thereto, (a) the Financial Information was prepared in accordance with U.S. GAAP consistently applied, (b) the Financial Information presents fairly, in all material respects, the combined financial position of the Subject Company Group, as of the dates thereof, and the combined results of its operations and its combined cash flows for the periods then ended in conformity with U.S. GAAP and (c) on the Financial Information Delivery Date, the Financial Information will comply in all material respects with the requirements of Regulation S-X (promulgated by the Securities and Exchange Commission (the “SEC”)) applicable to public reporting companies on such date (“Regulation S-X”).

     Section 4.7 Taxes. Except as indicated in Section 4.7 of the Seller’s Disclosure Schedule:

(i) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Subject Company Group have been or will be timely filed on or before the Closing Date and all such Tax Returns are true and complete in all material respects;

(ii) all Taxes with respect to the Tax Returns referred to in clause (i) hereto have been or will be timely paid in full and all Taxes that accrue or are payable with respect to each member of the Subject Company Group (i) in respect of taxable periods that end on or before the Closing Date and (ii) for any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), to the extent such Taxes are attributable to the portion of such period ending on the

Closing Date, have or will have been timely paid or provided for on or before the Closing Date;

(iii) the Tax Returns referred to in this Section 4.7 have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired;

(iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereto are currently pending;

(v) all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full;

(vi) there are no ongoing United States federal, state, local or foreign audits or examinations of any Tax Returns of the Subject Company Group, and no member of the Subject Company Group has received written notification of any audit, examination, investigation or similar proceeding relating to Taxes;

(vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Subject Company Group and other than statutory extensions which result from filing Tax Returns by the extended due date, there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which any Subject Company Group may be liable;

(viii) no liens for Taxes exist with respect to any of the assets or properties of the Subject Company Group, except for statutory liens for Taxes (A) not yet due and payable or due but not yet delinquent or (B) that are being contested in good faith by appropriate proceedings and which are set forth in Section 4.7(viii) of the Seller’s Disclosure Schedule;

(ix) Parent has duly elected to treat Champion, Wells, Neapco, Pioneer, Airtex Products, Inc., Fuel Filter Technologies, Inc. and Mid-South as a “qualified subchapter S subsidiary” (each, a “UIS QSS S Corp”) within the meaning of Section 1361(b)(3)(B) of the Code (a “QSSS”) for federal, state and local Tax purposes (with respect to each relevant state and locality that recognizes QSSS status). Since such election was made, each UIS QSS S Corp has been a QSSS for all relevant federal, state and local tax purposes. Parent, Seller and each UIS QSS S Corp have taken all actions necessary to maintain the status of each UIS QSS S Corp as a QSSS and have taken no action which has violated or terminated, or could have the effect of violating or terminating, such status. Neither UIS nor any UIS QSS Corp has filed any Tax Return that is inconsistent in any manner with the treatment of the applicable UIS QSS S Corp as a QSSS. Section 4.7(ix) of the Seller’s Disclosure Schedule sets forth each state and local jurisdiction where any UIS QSS S Corp is required to file Tax Returns (or has been required to file Tax Returns within the past five years) that does not recognize, or did not recognize any time within the past five years, the status of each UIS QSS S Corp as a QSSS;

(x) Within the past five years, no claim has been made in writing by an authority in a jurisdiction where any member of the Subject Company Group does not file a Tax Return that such member of the Subject Company Group is or may be subject to taxation by that jurisdiction;

(xi) No member of the Subject Company Group has any liability for the Taxes of any person (as defined in Section 7701(a) of the Code) other than UIS or any member of an affiliated group of corporations with UIS as the parent corporation, under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state local, or foreign laws), or as a transferee or successor;

(xii) No member of the Subject Company Group has filed a consent under Section 341(f) of the Code;

(xiii) None of the assets of any member of the Subject Company Group (i) is required to be treated as being owned by another Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (iii) is tax-exempt use property within the meaning of Section 168(h) of the Code or (iv) is subject to a “467 rental agreement” within the meaning of section 467(d) of the Code;

(xiv) No member of the Subject Company Group has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by such member of the Subject Company Group and the IRS has not required in writing or proposed in writing any such adjustment or change in accounting method;

(xv) No member of the Subject Company Group organized under the laws of a country other than the United States (the “Foreign Subject Company Group”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a passive foreign investment company within the meaning of Section 1297(a) of the Code or (iv) is a foreign investment company within the meaning of Section 1246(b) of the Code. The Purchaser would not be required to include any amounts in gross income with respect to any member of the Foreign Subject Company Group pursuant to Section 951 of the Code if the taxable year of any member of the Foreign Subject Company Group were deemed to end on the day after the Closing Date, assuming that the business of the Foreign Subject Company Group is conducted in accordance with the practices in place on the Closing Date and no change in direct or indirect ownership of the Foreign Subject Company Group occurs after the Closing Date. Each member of the Foreign Subject Company Group has duly complied with all requirements under any law that relates to Taxes, including the regular keeping of books and records for Tax purposes. Each member of the Foreign Subject Company Group that is taxed as a corporation for U.S. federal and state tax purposes is classified as a controlled foreign corporation (within the meaning of the Code) for U.S. federal and state tax purposes;

(xvi) From the date of its formation through the Closing Date, the LLC will not elect to be treated as separate from the Seller for U.S. federal, state and local tax purposes in accordance with United States Treasury Regulation § 301.7701-3 (or any similar provision of state or local law);

(xvii) There are no circumstances existing which could result in the application of Section 17, Section 78, Section 79, or Sections 80 to 80.4 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial law, to Wells Canada or ACC.

     Section 4.8 Employee Matters.

     (a)  All benefit and compensation plans, contracts, policies or arrangements under which any current or former employees of the Subject Company Group (the “Employees”) and current or former directors of the Subject Company Group has any present or future right to benefits sponsored or maintained by the Subject Company Group or sponsored or maintained by an ERISA Affiliate for the benefit of current or former employees of the Subject Company Group (including, for the avoidance of doubt, compensation plans, contracts, policies or arrangement that are sponsored or maintained by the Seller for the benefit of current or former employees of the Subject Company Group), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, severance pay, fringe benefit, collective bargaining, vacation pay, salary continuation, sick leave, life insurance, supplemental retirement, and all other employee benefit plans, programs or other arrangements, whether or not subject to ERISA, whether written or, if material, oral (the “Benefit Plans” and, to the extent a Benefit Plan is established and maintained primarily for the benefit of Employees residing in the U.S., such benefit plan is referred to herein as a “U.S. Benefit Plan,” and to the extent a Benefit Plan is established and maintained primarily for the benefit of Employees residing outside the U.S., such benefit plan is referred to herein as a “Foreign Benefit Plan”, are listed in Section 4.8(a) of the Seller’s Disclosure Schedule. Seller has made available to Purchaser or its counsel for inspection (i) true and complete copies of all Benefit Plans listed in Section 4.8(a) of the Seller’s Disclosure Schedule, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, (ii) current summary plan descriptions and summaries of material modifications, if any, (iii) the most recent determination letters, if any, received from (or applications pending with) the IRS, (iv) the Form 5500 Annual Reports for the three most recent fiscal years for which such reports are required to be filed, (v) as applicable, the most recent reports regarding post-retirement benefits under Benefit Plans, other than pension benefits, prepared in accordance with Financial Accounting Standards Board Statement No. 106, as amended, (vi) as applicable, actuarial valuations for the three most recent fiscal years for which such valuations have been completed, and (vii) as available and prepared as of the date hereof, actuarial data (including preliminary actuarial data) for the plan year ended December 31, 2002.

     (b)  Except as set forth in Section 4.8(b) of the Seller’s Disclosure Schedule:

(i) All U.S. Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), covering Employees which are subject to ERISA (the “ERISA Plans”) are in substantial compliance with their terms, ERISA and the Code. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the Internal Revenue Service for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Seller is not aware of any circumstances likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. No member of the Subject Company Group has engaged in a transaction, including the transaction contemplated hereby, with respect to any ERISA Plan that could subject a member of the Subject Company Group to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(ii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any member of the Subject Company Group with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate (or with respect to Section 4069 of ERISA, no transaction with respect to which liability could be imposed has occurred). If all members of the Subject Company Group and all ERISA Affiliates were to withdraw in a “complete withdrawal” (as such term is defined in Section 4203 of ERISA) from all Multiemployer Plans, no member of the Subject Company Group would incur any liability by reason thereof as of the date hereof. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Pension

Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof and any such notice required for any earlier period has been filed.

(iii) All contributions required to be made under the terms of any ERISA Plan and all premiums (and interest charges and penalties for late payments, if applicable) due to the PBGC with respect to any ERISA Plan, as required, have been timely made or have been reflected in the Financial Information. No Pension Plan or any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Seller nor any member of the Subject Company Group has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(iv) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all accrued benefits (as set forth in Annex I hereto), did not exceed the then current value of the assets of such Pension Plan.

(v) There is no material pending or, to the Knowledge of Seller, threatened litigation, investigations, termination proceedings or other claims (except for routine benefit claims) relating to the U.S. Benefit Plans. Except as required by Applicable Law (e.g., COBRA) no member of the Subject Company Group has any liabilities for retiree or material post-employment health and life benefits under any U.S. Benefit Plan. The applicable member of the Subject Company Group may amend or terminate any such U.S. Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi) There has been no amendment to, announcement by any member of the Subject Company Group relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, except as required by Applicable Law (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, except as required by Applicable Law (y) limit or restrict the right of any member of the Subject Company Group to merge, amend or terminate any of the Benefit Plans, or (z) result in payments by Purchaser or any member of the Subject Company Group under any of the U.S. Benefit Plans which would not be deductible under Section 280G of the Code. Based upon circumstances in existence as of the date hereof, to the Knowledge of Seller, no Benefit Plan provides for a payment of salaries or other compensation for personal services by the Subject Company Group of any material amount that is not reasonable under Section 162(a)(1) of the Code.

(vii) All Foreign Benefit Plans comply in all material respects with their terms and with the requirements of all Applicable Law. Neither Seller nor any member of the Subject Company Group has any unfunded liabilities in excess of $100,000 with respect to or has incurred any obligations in connection with the termination of or withdrawal from any such Foreign Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened material litigation relating to Foreign Benefit Plans.

(viii) The Flexible Lamps Limited Retirement Benefits Scheme, the Eurofilter Pension Plan, the Airtex Group Personal Pension scheme with Norwich Union, the Airtex Group Personal Pension scheme with Scottish Widows and the GE Life Pension Plan, the Standard Life Pension Scheme and the NorwichUnion Pension Scheme, each with Eurofilter ECS Limited (together the “UK Pension Plans”), are exempt approved schemes (within the meaning of Chapter I or Chapter IV (as applicable) of Part XIV of the Income & Corporation Taxes Act 1988 (“ICTA”)). To the Seller’s Knowledge, nothing has been done or omitted to be done which will result in the UK Pension Plans ceasing to be approved as exempt schemes.

(ix) There is in force, in respect of the Flexible Lamps Ltd Retirement Benefit Scheme and the Eurofilter Pension Plan and in respect of all periods during which Employees eligible under either of those schemes have paid national insurance contributions on a contracted out basis, an appropriate contracting out certificate (within the meaning of Section 7 of the Pension Schemes Act of 1993).

(x) All contributions payable by or in respect of all members of the UK Pension Plans have been paid to the trustees of the UK Pension Plans within the prescribed period under the Pensions Act 1995.

(xi) There is no established practice in relation to the exercise of discretion under the UK Pension Plans to provide benefits other than in accordance with the entitlements of the members of the UK Pension Plans and no undertaking or assurance has been given to any employee or prospective employee of any member of the Subject Company Group in the UK as to the continuance or introduction or increase or improvement of any rights or entitlements to retirement, death or disability benefit which any member of the Subject Company Group in the UK would be required to implement.

(xii) Since August 30, 1993 no employee or former employee of any member of the Subject Company Group has ever had his contract of employment transferred to a member of the Subject Company Group from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied to the transfer of his contract of employment.

(xiii) The UK Pension Plans (other than the Flexible Lamps Limited Retirement Benefits Scheme) are provided on a money purchase benefits basis (as defined in section 181 of the Pensions Schemes Act 1993) and (other than in respect of lump sum benefits payable in respect of the death of a member) no promise, representation or guarantee (oral or written) has been made by any member of the Subject Company Group that the benefits under such schemes will be calculated by reference to any person’s remuneration or equate (approximately or exactly) to any particular amount.

     Section 4.9 Litigation. Except as set forth in Section 4.9 of the Seller’s Disclosure Schedule (i) no member of the Subject Company Group is engaged in, or a party to, or, to the Knowledge of Seller, threatened with, any litigation, lawsuit, legal action or other proceeding before any Governmental Authority which if resolved or determined adversely to such member of the Subject Company Group would be reasonably likely to result in the members of the Subject Company Group incurring Losses in excess of $600,000 and (ii) there are no outstanding orders, rulings, decrees, judgments or stipulations by or with any Governmental Authority (other than through general application) affecting or applicable to any member of the Subject Company Group and (iii) to the Knowledge of Seller, no Subject Company or Subject Subsidiary is the subject of any investigation of or by any Governmental Authority.

     Section 4.10 Material Contracts.

     (a)  Except as set forth in Section 4.10(a) of the Seller’s Disclosure Schedule no member of the Subject Company Group is a party to or bound by:

(i) any Contract for the purchase or lease of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Subject Company of $1,000,000 or more or (B) aggregate payments by the Subject Company and its Subsidiaries of $5,000,000 or more;

(ii) any sales, distribution or other similar Contract providing for the sale by the Subject Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Subject Company of $1,000,000 or more or (B) aggregate payments to the Subject Company of $5,000,000 or more;

(iii) any collective bargaining agreement or any written employment or severance agreement (excluding any letter or agreement extending offers of employment that do not provide any severance or other obligation on the part of the members of the Subject Company Group other than the payment of severance in accordance with the generally applicable severance policies of the members of the Subject Company Group);

(iv) any material partnership, joint venture, limited liability company or other similar agreement;

(v) any Contract pursuant to which any member of the Subject Company Group has existing obligations and relating to (1) the acquisition of any business or substantially all of the assets of any business or (2) the disposition of any business, division or operating unit involving aggregate consideration in excess of $10,000,000 or all or substantially all of the assets of any business, division or operating unit (whether by merger, sale of stock, sale of assets or otherwise) involving aggregate consideration in excess of $10,000,000;

(vi) any agreement relating to Indebtedness;

(vii) any material license, franchise or similar agreement (including any license agreement relating to any Intellectual Property material to the Business);

(viii) any material agency, dealer, sales representative, marketing or other similar Contract;

(ix) any Contract that limits the freedom of any member of the Subject Company Group in any material respect to compete in any line of business or with any Person or in any area and which would so limit the freedom of any member of the Subject Company Group after the Closing Date;

(x) any Contract with any director, officer or key employee of any member of the Subject Company Group; and

(xi) any Contract between a Subject Company or its Subsidiaries on the one hand and Seller or an Affiliate of the Seller (including another member of the Subject Company Group) on the other hand.

     (b)  Each Contract required to be disclosed in clauses (i) through (xi) of Section 4.10(a) of the Seller’s Disclosure Schedule (each, a “Material Contract”), except as set forth in Section 4.10(b)(i) of the Seller’s Disclosure Schedule, is in full force and effect and is the legal, valid and binding obligation of the relevant member of the Subject Company Group that is a party thereto and, to the Knowledge of Seller, the other parties thereto, enforceable against it, and, to the Knowledge of Seller, against the other parties thereto, in accordance with its terms. Except as set forth in Section 4.10(b)(ii) of the Seller’s Disclosure Schedule, no Subject Company is in material violation or material breach of, or material default under, any such Material Contract. Except as set forth in Section 4.10(b)(ii) of the Seller’s Disclosure Schedule, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a material breach or a material default by any Subject Company under the Material Contract or, to the

Knowledge of Seller, any other party thereto. Except as set forth in Section 4.10(b)(ii) of the Seller’s Disclosure Schedule, to the Knowledge of Seller, no member of the Subject Company Group has committed any act or omission which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty on the part of any Subject Company or any Subject Subsidiary under any Material Contract, except for such acts, omissions or occurrences as are not reasonably expected to have a Seller Material Adverse Effect. Seller has made available for inspection to Purchaser or its counsel true and complete copies of all written Material Contracts (and with respect to any oral contract, a written summary of the material terms thereof) set forth in Section 4.10(a) of the Seller’s Disclosure Schedule.

     Section 4.11 Regulatory Compliance. Except as set forth in Section 4.11 of the Seller’s Disclosure Schedule, each member of the Subject Company Group is, and at all times during the past three (3) years has been, in compliance, in all material respects, with all Applicable Laws. Except as set forth in Section 4.11 of the Seller’s Disclosure Schedule, no member of the Subject Company Group has, at any time during the past three (3) years, received any written notice or other written communication from any Governmental Authority regarding any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Applicable Law. Except as set forth in Section 4.11 of Seller’s Disclosure Schedule, no member of the Subject Company Group has, during the past three (3) years, conducted any material internal investigation concerning any alleged material violation of any Applicable Laws (regardless of the outcome of such investigation) in which such member of the Subject Company Group has engaged the services of an outside law firm or accounting firm.

     Section 4.12 Title to Properties; Absence of Liens and Encumbrances, Etc.

     (a)  Section 4.12(a) of the Seller’s Disclosure Schedule lists (i) all leases for any material real property to which any member of the Subject Company Group is a party as of the date hereof or, in the case of the LLC, will be a party as of the Closing Date (the “UIS Automotive Lease Agreements”), setting forth in the case of any such lease, the location of such real property and (ii) all material real properties owned by any member of the Subject Company Group as of the date hereof or, in the case of the LLC, as of the Closing Date (the “UIS Automotive Owned Real Property”). The relevant member of the Subject Company Group has (and in the case of the LLC, as of the Closing Date will have) good and, in the case of the UIS Automotive Owned Real Property located in jurisdictions where title insurance is customary, to the Knowledge of Seller, insurable title to, or a valid and binding leasehold interest in, all of the UIS Automotive Owned Real Property or the property that is the subject of the UIS Automotive Lease Agreements, as the case may be, free and clear of all Encumbrances, except for: (i) any Encumbrances reflected in the Financial Information; (ii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto; (iii) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith; and (iv) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens and encumbrances arising in the ordinary course of business consistent with past practice or being contested in good faith (each of the encumbrances listed in clauses (i) – (iv) above, a “Permitted Encumbrance”).

     (b)  No member of the Subject Company Group is in material default, or has received any written notice of any event of default that with notice or lapse of time would constitute a material default, under any lease under which it is the lessee of material real property. Except as set forth in Section 4.12(b) of Seller’s Disclosure Schedule, neither any Subject Company nor any Subject Subsidiary is in material default or material breach of any UIS Automotive Lease Agreement and, to the Knowledge of Seller, no other party is in such default or breach of any UIS Automotive Lease Agreement and no Subject Company and no Subject Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by any Subject Company or any Subject Subsidiary under any of the UIS Automotive Lease Agreements.

     Section 4.13 Intellectual Property. Except as set forth in Section 4.13(a) of the Seller’s Disclosure Schedule:

     (a)  To the Knowledge of Seller, a member of the Subject Company Group owns, or is licensed or otherwise possesses rights to use, all material Intellectual Property used in the Business as currently conducted (the “Transferred Intellectual Property”). To the Knowledge of Seller, the Transferred Intellectual Property constitutes all of the material intellectual property necessary to conduct the Business in the manner currently conducted. Except as set forth in Section 4.13(a) of the Seller’s Disclosure Schedule, all Transferred Intellectual Property is valid and subsisting, and, to the Knowledge of Seller, is not unenforceable in whole or in part and is not subject to any challenge.

     (b)  Section 4.13(b) of the Seller’s Disclosure Schedule identifies each patent or registration which has been issued to the Subject Company Group with respect to any of the Transferred Intellectual Property, identifies each pending patent application or application for registration which the Subject Company Group has made with respect to any of the Transferred Intellectual Property, and identifies each license, agreement or other permission which the Subject Company Group has granted to any third party with respect to any of the Transferred Intellectual Property.

     (c)  Except for Permitted Encumbrances or as set forth in Section 4.13 of the Seller’s Disclosure Schedule, the Subject Companies and the Subject Subsidiaries are the sole and exclusive owners of the Transferred Intellectual Property, and no other person or entity has any claim of ownership with respect to the Transferred Intellectual Property.

     (d)  Except for Permitted Encumbrances or as set forth in Section 4.13 of the Seller’s Disclosure Schedule, the Subject Companies and the Subject Subsidiaries have not previously assigned, transferred, conveyed or otherwise encumbered (other than any Permitted Encumbrances), their right, title and interest in the Transferred Intellectual Property.

     (e)  Except for Permitted Encumbrances or as shown in Section 4.13 of the Seller’s Disclosure Schedule, to the Knowledge of Seller, (i) no third party is currently violating or infringing upon any of the Subject Companies’ or the Subject Subsidiaries’ rights in the Transferred Intellectual Property in any material respect, (ii) the use of Transferred Intellectual Property by the Subject Companies and/or the Subject Subsidiaries does not infringe, in any material respect, on the rights of any Person and (iii) neither Seller, any Subject Company nor any Subject Subsidiary has received any written notice that the conduct of the Business infringes, in any material respect, the Intellectual Property rights of any Person.

     Section 4.14 No Material Adverse Change. Except as (i) set forth in Section 4.14 of Seller’s Disclosure Schedule or (ii) as consented to by Purchaser in writing (it being understood that acknowledgement of such consent by e-mail shall constitute written consent) in accordance with the terms of this Agreement, since December 31, 2002, there has been no event or occurrence that has resulted in, or would reasonably be expected to result in, a Seller Material Adverse Effect.

     Section 4.15 Environmental Matters.

     (a)  Except as set forth in Section 4.15 of the Seller’s Disclosure Schedule:

(i) the operations of each Subject Company and each Subject Subsidiary are, and at all times during the past five (5) years have been, in material compliance with all applicable Environmental Laws, and there are no facts or circumstances that would reasonably be expected to give rise to a material violation of any Environmental Law, including, without limitation, the possession of and compliance with all material permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the Business as presently conducted;

(ii) neither Seller nor any Subject Company nor any Subject Subsidiary has received any notice, notification, demand, complaint, claim or request for information or any other written communication concerning any violation or alleged violation of, or any material liability or potential liability under, any applicable Environmental Law with respect to any Subject Company during the past five years;

(iii) there are no outstanding writs, injunctions, decrees, orders or judgments, or any actions, claims, suits, proceedings or investigations pending or,

to the Knowledge of Seller, threatened relating to compliance by any Subject Company with, or liability or potential liability of any Subject Company or the Business under, any applicable Environmental Law;

(iv) there are no material environmental liens, declarations or deed restrictions affecting the properties of any Subject Company;

(v) to the Knowledge of Seller, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property by or other part of Seller or any of its Affiliates (or, to the Knowledge of Seller, any other Person) that is or was leased to, controlled by or used by any Subject Company, any Subject Subsidiary or the Business in a manner or quantity that would reasonably be expected to cause liability under any Environmental Law, and none of the property leased to or controlled by or used by any Subject Company, Subject Subsidiary or the Business contains any asbestos or equipment using polychlorinated biphenyls present in material violation of any Environmental Law;

(vi) to the Knowledge of Seller, each Subject Company or Subject Subsidiary has never sent or transported or arranged to send or transport, any Hazardous Substances to a site that pursuant to any applicable Environmental Law has been placed on the “National Priorities List” of hazardous waste sites or any similar state or foreign list as a potential site for remediation, cleanup, closure, investigation or other environmental remedial activity, or is subject to a requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site; and

(vii) UIS, each Subject Company and each Subject Subsidiary have made available to Purchaser or its representatives true and complete copies of all Environmental Reports prepared in the last three (3) years pertaining to the assets or business of the Subject Company Group that are in possession or control of UIS or any member of the Subject Company Group.

     Section 4.16 Labor Matters. Except as set forth in Section 4.16 of the Seller’s Disclosure Schedule, no member of the Subject Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor or trade union, council of trade unions, employee bargaining agency or labor organization, nor, is any member of the Subject Company Group the subject of any material proceeding asserting that such member of the Subject Company Group has committed an unfair labor practice or is seeking to compel it to bargain with any labor or trade union, council of trade unions, employee bargaining agency or labor organization, nor is there pending or, to the Knowledge of Seller, threatened, nor has there been during the past seven (7) years, any labor strike, walkout, material work stoppage, material slow-down or lockout involving any member of the Subject Company Group. Except as set forth in Section 4.16 of Seller’s Disclosure Schedule, to the

Knowledge of Seller, (i) no labor organization or group of employees of any Subject Company or any Subject Subsidiary has made in writing a pending demand for recognition or certification to represent any group of employees of any member of the Subject Company Group and/or Subject Subsidiary, and (ii) during the three (3) years there have been no representation proceedings or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. Seller has made available for inspection to Purchaser or its counsel true and complete copies of any material labor and collective bargaining agreements to which any member of the Subject Company Group is party or by which any of them is otherwise bound.

     Section 4.17 Insurance. Section 4.17 of the Seller’s Disclosure Schedule (i) lists to the Knowledge of Seller, all material commercial general liability primary and excess policies (including all known policies with respect to products liability) maintained by or on behalf of any member of the Subject Company Group as of the date hereof (including all known current and historical commercial liability policies referenced above covering losses or occurrences occurring or incurred in prior years, including the Coverage Period) and (ii) includes a description of any material self-insurance arrangements in effect as of the date hereof with respect to any member of the Subject Company Group. The policies listed on Section 4.17 of the Seller’s Disclosure Schedule (the “Seller Policies”) are in full force and effect, subject to any lack of enforceability related to insurer bankruptcy or insolvency, and are free from any right of termination on the part of the insurance carriers. With respect to the Seller Policies: (i) all premiums due with respect thereto have been paid or accrued; (ii) no notice of termination or cancellation has been received with respect to any such policy and (iii) no notice has been received with respect to material changes that are required in the conduct of the business of any Subject Company or any Subject Subsidiary as a condition to the continuation of coverage under, or renewal of, any such policy. True and correct copies of the Seller Policies have been made available for Purchaser to review. Section 4.17(b) of the Seller’s Disclosure Schedule sets forth (i) the deductible or self retention, if any, for each policy in effect for each year occurring during the Coverage Period (the “Coverage Period Policies”), (ii) the limits of liability and each occurrence/aggregate liability limit for each Coverage Period Policy and (iii) the remaining available insurance under each Coverage Period Policy as of the date hereof.

     Section 4.18 The LLC. As of the Closing Date:

     LLC will be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as contemplated by the LLC Agreement;

     (a)  LLC will be qualified or otherwise authorized to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or authorization, except where the failure to be so qualified or authorized, when taken together with all the other such failures, is not reasonably likely to have a Seller Material Adverse Effect;

     (b)  Seller will have made available to Purchaser or its counsel a true and complete copy of the LLC Agreement as in effect on the Closing Date;

     (c)  the LLC Interests will represent 100% of the equity interests of the LLC, and there will be no LLC Interests held in treasury or reserved for issuance;

     (d)  there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the LLC will or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any LLC Interests or other equity interests in the LLC, or any securities or obligations exercisable or exchangeable for, or convertible into any LLC Interests or other equity interests in the LLC and no securities or obligations evidencing such rights will be authorized, issued or outstanding;

     (e)  the Airtex Division Assets represent all the assets necessary to operate the business of the Airtex division as of the date hereof; and

     (f)  the transfer of the Airtex Division Assets to the LLC will be legal, valid and binding on Seller, except for such transfers that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect.

     Section 4.19 Finder’s Fees; Brokers. No member of the Subject Company Group has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     Section 4.20 Affiliate Transactions. Except as set forth in Section 4.20 of the Seller’s Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Subject Companies and the Subject Subsidiaries) is a party to any agreement, contract, commitment or transaction with any member of the Subject Company Group or that relates to the Business, or has a material interest in any material property used by any member of the Subject Company Group or that relates to the Business.

     Section 4.21 Customers. Listed in Section 4.21 of the Seller’s Disclosure Schedule are the names and addresses of select customers of the Subject Company Group, as agreed to by Seller and Purchaser. Except as set forth in Section 4.21 of the Seller’s Disclosure Schedule, no member of the Subject Company Group has received any written notice or, to the Knowledge of Seller, has any valid reason to reasonably believe that any of its customers listed in Section 4.21 of the Seller’s Disclosure Schedule has ceased, or will cease, to use or sell (as applicable) its products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use or sale (as applicable) of such products, equipment, goods or services during the 2003 calendar year.

     Section 4.22 Suppliers. Listed in Section 4.22 of the Seller’s Disclosure Schedule are the names and addresses of all the top ten (10), in terms of gross purchases from, suppliers of the Subject Company Group during the fiscal year ended December 31, 2002. Except as set forth in Section 4.22 of the Seller’s Disclosure Schedule, as of the date hereof, no member of the Subject Company Group has received any written notice or, to the Knowledge of Seller, has any valid reason to reasonably believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to such member of the Subject Company Group at any time during the 2003 calendar year on terms and conditions substantially similar to those currently in effect, subject only to general or customary price increases and other charges made in the ordinary course of business consistent with past practices. To the Knowledge of Seller, as of the date hereof, no member of the Subject Company Group has a customer or supplier relationship with, or is a party to any Contract with, any Person (i) organized or domiciled in or that is a citizen of, Bahrain, Cuba, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Oman, Qatar, Republic of Yemen, Sudan, Syria, Unita (Angola) or Yugoslavia (including any Governmental Authority within any such country) or that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

     Section 4.23 Sufficiency of Assets. The assets of the members of the Subject Company Group constitute all assets owned or held by Seller and its Affiliates and used or held for use in the Business. The members of the Subject Company Group hold such assets free and clear of all Encumbrances other than Permitted Encumbrances.

     Section 4.24 Undisclosed Liabilities. Except as set forth in Section 4.24 of the Seller’s Disclosure Schedule or as otherwise consented to by Purchaser in writing (it being understood that acknowledgement of such consent by e-mail shall constitute written consent) in accordance with the terms of this Agreement, no member of the Subject Company Group has any obligations or liabilities of the kind required by U.S. GAAP to be reflected on a balance sheet prepared in accordance with U.S. GAAP (or disclosed in the footnotes thereto) that was not fully reflected or reserved for in the Balance Sheet other than any obligations or liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

     Section 4.25 Absence of Certain Developments. Except as contemplated by or in connection with this Agreement or set forth in Section 4.25 of the Seller’s Disclosure Schedule, since the Balance Sheet Date:

     (a)  as of the date hereof, there has not been any damage, destruction or loss whether or not covered by insurance, with respect to the property and assets of the Subject Companies or the Subject Subsidiaries having a replacement cost of more than Two Million Dollars ($2,000,000) for any single loss;

     (b)  as of the date hereof, the business of each member of the Subject Company Group has been conducted in the ordinary and usual course consistent with past practices and, to the extent consistent therewith, each member of the Subject Company Group has used its respective commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, Employees and business associates;

     (c)  as of the date hereof, no member of the Subject Company Group has (i) issued, sold, pledged, disposed of or encumbered any capital stock or other equity interests owned by it in any of the Subject Subsidiaries; (ii) amended its Organizational Documents; (iii) recapitalized, split, combined or reclassified its outstanding shares of capital stock; (iv) declared, set aside or paid any dividend or other distribution payable in cash, property, assets, stock, rights or other securities or property in respect of any capital stock; or (v) repurchased, redeemed or otherwise acquired, or permitted any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (d)  as of the date hereof, no member of the Subject Company Group has (i) issued, sold, pledged, disposed of or encumbered any shares of its capital stock or any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, directly or indirectly, any shares of its capital stock of any class; (ii) transferred, leased, licensed, guaranteed, sold, mortgaged, pledged, disposed of or encumbered any other material property or assets (including capital stock of any of their Subsidiaries) or modify in any material respect or incur any material indebtedness or other material liability, except, in each case, in the ordinary and usual course of business consistent with past practices; or (iii) by any means, made any acquisition of, or investment in, the assets or stock of any other Person;

     (e)  as of the date hereof, no member of the Subject Company Group has settled or compromised any claims or litigation alleging any loss, injury or illness resulting from or relating to any product that has been alleged to contain asbestos or asbestos-containing material;

     (f)  as of the date hereof, no member of the Subject Company Group has settled or compromised any material claims or litigation (other than claims or litigation with respect to Taxes or), if such settlement imposed an uninsured obligation on any member of the Subject Company Group in excess of $250,000 or did not give the relevant member of the Subject Company Group a release from all material liability related to such claim;

     (g)  as of the date hereof, no member of the Subject Company Group has entered into, extended, renewed, terminated or modified or amended in any material respect any of the Material Contracts or waived, released or assigned any material rights or claims;

     (h)  as of the date hereof, neither Seller nor any member of the Subject Company Group has permitted any insurance policy naming any member of the Subject Company Group as a beneficiary or loss-payable payee to be canceled or terminated;

     (i)  as of the date hereof, no member of the Subject Company Group has (i) adopted any new Benefit Plan, made any amendment to any existing Benefit Plan which has the effect of increasing benefits under any existing Benefit Plan in any material respect, except for changes as may be required by Applicable Law or (ii) materially increased any compensation payable to any employee, except for (A) normal increases in salaries in the ordinary and usual course of business payable to any employee or (B) the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iii) except as consistent with past practices and other than employment agreements with new hires substantially in the form previously disclosed to Purchaser and scheduled on Section 4.8(a) of the Seller’s Disclosure Schedule, entered into, amended in any material respect or terminated any material employment, severance, termination, non-competition, non-solicitation or confidentiality or similar agreement with any of its present or future employees, officers or directors;

     (j)  as of the date hereof, made any Tax election if the election or settlement pertained to any member of the Subject Company Group or the Airtex Division Assets in such a way that would reasonably be expected to have a material adverse effect on any member of the Subject Company Group or Purchaser for taxable periods beginning after the Closing Date or the portion of any Straddle Period that begins after the Closing Date;

     (k)  as of the date hereof, no member of the Subject Company Group has made a material change in its accounting methods, practices or procedures, except as maybe required by Applicable Law or U.S. GAAP;

     (l)  as of the date hereof, the Subject Company Group has made capital expenditures in the ordinary course of business; and

     (m)  as of the date hereof, Seller has not (i) subjected to any Encumbrances (other than Permitted Encumbrances) any of the properties, assets or capital stock or other securities of any member of the Subject Company Group, (ii) permitted any member of the Subject Company Group to enter into or agree to enter into any merger or consolidation with any corporation or other entity, (iii) permitted any member of the Subject Company Group to purchase substantially all of the assets of any corporation, partnership, association or other business organization or division thereof, or (iv) permitted any member of the Subject Company Group to make any loans to any Person, except for advances of expenses to employees in the ordinary course of business.

     Section 4.26 Executive Officer or Director Agreements. Except as in Section 4.26 of the Seller’s Disclosure Schedule, no Subject Company and no Subject Subsidiary has, on or after July 30, 2002, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in each case, to or for any director or executive officer (other than any such extension of credit that has been repaid in full).

     Section 4.27 Intercompany Indebtedness and Accounts Payable. Section 4.27 of the Seller’s Disclosure Schedule accurately describes as of April 11, 2003 (which schedule shall be updated within five (5) Business Days of the date hereof to reflect information accurate as of the date hereof), all Indebtedness or other accounts payable owed by any member of the Subject Company Group to any other member of the Subject Company Group or Seller or any other Affiliate of Seller, indicating in each case the aggregate principle amount of such Indebtedness or accounts payable, and the name of the obligor and obligee in respect of such Indebtedness or accounts payable.

     Section 4.28 Discontinued Operations. To the Knowledge of Seller, as of the date hereof and except as set forth on Section 4.28 of the Seller’s Disclosure Schedule, no member of the Subject Company Group has (i) conducted any material business or conducted or operated any material business unit or material business activity other than the Business (excluding any immaterial activities incidental to the conduct of the business) or (ii) conducted the Business or any other material business activity at any facility at any time owned or leased by any member of the Subject Company Group, other than the facilities listed on Section 4.28 of the Seller’s Disclosure Schedule.

     Section 4.29 Discussions With Certain Customers. To the Knowledge of Seller, as of the date hereof and except as set forth on Section 4.29 of the Seller’s Disclosure Schedule, no member of the Subject Company Group is currently engaged in discussions or negotiations with any customer listed on Section 4.21 of the Seller’s Disclosure Schedule concerning any change in payment terms made available to such customer or the reduction of prices paid by such customer.

     Section 4.30 No Other Representations or Warranties.

     (a)  Except for the representations and warranties contained in Article III and this Article IV, none of Seller, any member of the Subject Company Group nor any other Person makes any express or implied representation or warranty on behalf of Seller or any member of the Subject Company Group and Seller hereby disclaims any such representation or warranty whether by Seller, any member of the Subject Company Group or any of their respective Affiliates, officers, directors, employees, agents or representatives or any other Person.

     (b)  In particular, without limiting the foregoing disclaimer, except as contained in Article III and Article IV, no Person referred to in paragraph (a) of this Section 4.28 makes or has made any representation or warranty to Purchaser with respect to (i) any information set forth in the Descriptive Memorandum and other related materials distributed by J.P. Morgan Securities, Inc. in connection with the proposed sale of the Shares and LLC Interests, (ii) any financial projection or forecast relating to the Business, or (iii) any oral or written information presented to Purchaser during any management presentation including any question and answer session thereto or any oral or written information provided to Purchaser in the course of its due diligence investigation, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     Section 5.1 Due Incorporation of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on its business as it is currently conducted.

     Section 5.2 Due Authorization of Transaction; Binding Obligation. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated for it hereby, and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

     Section 5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not contravene the Organizational Documents of Purchaser or violate, in any material respect, any Applicable Law and do not and will not conflict in any material respect with or result in a material breach of, or material default under, any Contract, judgment, decree, order or ruling to which Purchaser is a party or by which it or any of its assets or properties is bound or affected.

     Section 5.4 Government Approvals, Consents, and Filings. Other than the filings and/or notices under the HSR Act, and the expiration of the waiting period thereunder, and as otherwise indicated on Schedule 5.4, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Purchaser from, or made or given by Purchaser to, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.5 Investment Intent. Purchaser is acquiring the Shares and LLC Interests for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares or LLC Interests. Purchaser acknowledges that the offer and sale of the Shares and LLC Interests contemplated hereby have not been registered under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities law, and Purchaser has not, directly or indirectly, offered the Shares or LLC Interests to anyone or solicited any offer to buy the Shares or LLC Interests from anyone, so as to bring such offer and sale of the Shares and LLC Interests by Purchaser within the registration requirements of the Securities Act. Purchaser acknowledges that such Shares and LLC Interests may not be transferred, sold or offered for sale except pursuant to the registration provisions of the Securities Act and pursuant to state securities laws and regulations, as applicable, or pursuant to applicable exemptions therefrom and Purchaser will not transfer, sell or offer for sale any of the Shares or LLC Interests except upon compliance with the Securities Act and any applicable state securities laws or pursuant to applicable exemptions therefrom.

     Section 5.6 Litigation. (i) Purchaser is not engaged in, or a party to, or to the Knowledge of Purchaser, threatened with, any legal action or other proceeding before any Governmental Authority, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser and (ii) there are no outstanding orders, rulings, decrees, judgments or stipulations by or with any Governmental Authority (other than through general application) which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Purchaser.

     Section 5.7 Financing. Purchaser has obtained binding commitments for the provision of financing in an amount which, together with other funds available to Purchaser, is sufficient to fund the transactions contemplated by this Agreement in accordance with the terms hereof. True and correct copies of such executed commitments are attached hereto as Annex D.

     Section 5.8 Finder’s Fees; Brokers. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

     Section 5.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives or any other Person.

ARTICLE VI
FURTHER AGREEMENTS AND ASSURANCES

     Section 6.1 Regulatory Approvals. On or prior to the twentieth day following the execution and delivery of this Agreement, Seller and Purchaser agree to file or cause to be filed, respectively, an acquired Person’s and acquiring Person’s, as the case may be, notification and report form required by the HSR Act or other Applicable Law with respect to the transactions contemplated by this Agreement. Seller and Purchaser shall use their respective reasonable best efforts and shall cooperate with each other as shall be reasonably necessary to make all filings with Governmental Authorities, secure the termination of any applicable waiting period and to obtain as promptly as possible all other necessary approvals, authorizations and consents of Governmental Authorities required to be obtained by Seller, Purchaser or any member of the Subject Company Group, as the case may be, to consummate the transactions contemplated hereby. Seller and Purchaser further agree to use all reasonable best efforts to comply promptly with all requests or requirements which Applicable Law or Governmental Authorities may impose on them with respect to the transactions which are contemplated by this Agreement, including but not limited to the good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any Governmental Authority pursuant to the HSR Act or other Applicable Law. Each of Seller and Purchaser shall have the right to review in advance, and to the extent practicable will consult with each other, in each case subject to Applicable Law relating to the exchange of information, with respect to all material written information relating to Seller, Purchaser or any member of the Subject Company Group submitted to any third party Governmental Authority in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act as reasonably and as promptly as practicable. Each party will keep the other party apprised of the status of material matters relating to the completion of the transactions contemplated hereby.

     Section 6.2 Further Assurances. Seller and Purchaser shall, and Seller shall cause each member of the Subject Company Group to, (i) execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby and (ii) use reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable. In case at any time after the Closing any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable the Parties hereto shall take all actions reasonably necessary to effectuate such purpose.

     Section 6.3 Use of Excluded Intellectual Property. Except as set forth in this Section 6.3, after the Closing, Purchaser shall not use the Excluded Intellectual Property. Purchaser may continue to use the Excluded Intellectual Property for a period of 120 days after the Closing, or until the inventory of stationery labels, packaging, nameplates and promotional materials in existence on the Closing Date and marked with the Excluded Intellectual Property are exhausted (whichever occurs first). Purchaser shall cause each member of the Subject Company Group to change, as promptly as practicable, the name of any member of such group that includes the Excluded Intellectual Property. Purchaser hereby agrees to maintain the quality of goods produced by any member of the Subject Company Group in connection with the Excluded Intellectual Property consistent with historical quality control procedures in effect immediately prior to the Closing Date during the period following Closing that the members of the Subject Company Group make use of the Excluded Intellectual Property.

     Section 6.4 Purchaser’s Access to Records.

     (a)  From the date hereof through the Closing Date, Purchaser, through its officers, employees, counsel, accountants and other authorized representatives, may inspect the Books and Records and may discuss the affairs and accounts of each member of the Subject Company Group with officers and other Employees of any member of the Subject Company Group and its counsel, accountants and other authorized representatives (in the presence of representatives of Seller, at Seller’s election) and shall (at reasonable times and upon reasonable notice) have access to the material assets of the members of the Subject Company Group; provided that the foregoing shall not require Seller or any member of the Subject Company Group to permit any inspection, or to disclose any information, that would violate Seller’s or any member of the Subject Company Group’s obligations with respect to confidentiality, or constitute a waiver of any attorney/client privilege of Seller or any member of the Subject Company Group if Seller shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. Purchaser shall conduct any inspection or discussion during normal business hours and in a manner that does not interfere with normal business or contravene with any Contract to which Seller or any member of the Subject Company Group is a party. Purchaser shall schedule all inspections and discussions to be held at times and places approved in advance by Thomas Mellars, which approval shall not be unreasonably withheld.

     (b)  In the event of the termination of this Agreement, Purchaser at its own expense shall promptly deliver (without retaining any copies thereof) to Seller, or (at Seller’s option) confirm in writing to Seller that it has destroyed all information furnished to Purchaser or its representatives by Seller, any member of the Subject Company Group or any of their respective agents, employees or representatives as a result of this Agreement or in connection with the transactions contemplated hereby, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by Purchaser or its representatives, which contain or reflect any such information. Purchaser shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby.

     Section 6.5 Additional Financial Statements. Seller shall cause each member of the Subject Company Group to make available to Purchaser as and to the extent prepared, as soon as reasonably practicable after they become available, the internally generated financial statements (including a balance sheet and income statement) of such member of the Subject Company Group for all monthly periods subsequent to the date hereof and prior to the Closing Date.

     Section 6.6 Confidentiality. Purchaser agrees to be bound by all of the terms and conditions set forth in the Confidentiality Agreement as if the Evaluation Material (as defined in the Confidentiality Agreement) additionally includes all information concerning Seller and each member of the Subject Company Group (i) provided to Purchaser by Seller, any member of the Subject Company Group and any of their respective officers, directors, employees, agents, advisors, representatives and Affiliates pursuant to Section 6.4 of this Agreement or otherwise and (ii) otherwise learned by Purchaser in the course of its due diligence investigation of Seller and the Subject Company Group, the negotiation of this Agreement or in the course of the transactions contemplated hereby; provided that the Confidentiality Agreement and the obligations of Purchaser under this Section 6.6 shall terminate on the Closing Date concerning all matters other than any confidential information provided to Purchaser and its Affiliates related to the business and affairs of Seller (other than the Business or the Subject Company Group). Notwithstanding anything to the contrary set forth in this Agreement (including this Section 6.6 and Section 6.10) or in any other written or oral understanding or agreement to which Seller and Purchaser hereto are parties or by which they are bound, Seller and Purchaser acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply to the tax treatment and tax structure of the sale by Seller and the purchase by Purchaser of the Shares and the LLC Interests and the consummation of the Asset Transfer (the “Transaction”) (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4.

     Section 6.7 Interim Operations. Seller covenants and agrees to, and agrees to cause each member of Subject Company Group, after the date hereof and prior to the Closing (unless Purchaser shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as expressly contemplated by this Agreement (including Section 2.3 hereof) or as set forth in Section 6.7 of the Seller’s Disclosure Schedule, as the case may be) to adhere to the following:

     (a)  the business of each member of the Subject Company Group shall be conducted in the ordinary and usual course consistent with past practices and, to the extent consistent therewith, each member of the Subject Company Group shall use its respective commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, Employees and business associates;

     (b)  no member of the Subject Company Group shall (i) issue, sell, pledge, dispose of or encumber any capital stock or other equity interests owned by it in any of the Subject Subsidiaries; (ii) amend its Organizational Documents; (iii) recapitalize, split, combine or reclassify its outstanding shares of capital stock or, in the case of the LLC, limited liability company interests; (iv) declare, set aside or pay any dividend or other distribution payable in cash, property, assets, stock, rights or other securities or property in respect of any capital stock or, in the case of the LLC, limited liability company interests; or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or, in the case of the LLC, limited liability company interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or, in the case of the LLC, limited liability company interests;

     (c)  no member of the Subject Company Group shall (i) issue, sell, pledge, dispose of or encumber any shares of its capital stock or, in the case of the LLC, limited liability company interests, or any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, directly or indirectly, any shares of its capital stock or, in the case of the LLC, limited liability company interests, of any class; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including capital stock of any of their Subsidiaries) or modify in any material respect or incur any material indebtedness or other material liability, except, in each case, in the ordinary and usual course of business consistent with past practices; or (iii) make any commitment for, make or authorize any capital expenditures other than in the ordinary course of business or, by any means, make any acquisition of, or investment in, the assets or stock of any other Person;

     (d)  no member of the Subject Company Group shall settle or compromise any claims or litigation alleging any loss, injury or illness resulting from or relating to any product that has been alleged to contain asbestos or asbestos-containing material;

     (e)  no member of the Subject Company Group shall settle or compromise any material claims or litigation if such settlement imposes an uninsured obligation on any member of the Subject Company Group in excess of $250,000 or does not give the relevant member of the Subject Company Group a release from all material liability related to such claim; provided, however, that with respect to claims or litigation (including any Tax controversy) with respect to Taxes of any member of the Subject Company Group or with respect to the Airtex Division Assets prior to the contribution to the LLC, neither the Seller nor any member of the Subject Company Group shall settle or compromise any such claims or litigation, if settling such claim is reasonably expected to have an adverse effect on any member of the Subject Company Group or Purchaser in excess of $25,000 in the aggregate for all such parties (i) for taxable periods beginning on and after the Closing Date for AAC and Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, (ii) for taxable periods beginning after the Closing Date, in the case of Purchaser and other members of the Subject Company Group, and (iii) in the case of all members of the Subject Company Group, the portion of any Straddle Period that begins after the Closing Date;

     (f)  no member of the Subject Company Group shall enter into, extend, renew, terminate or modify or amend in any material respect any of the Material Contracts or waive, release or assign any material rights or claims, other than entering into any Material Contract of the type described in Sections 4.10(a)(i), (ii), (vii) or (viii) in the ordinary course of business consistent with past practices;

     (g)  neither Seller nor any member of the Subject Company Group shall permit any insurance policy naming any member of the Subject Company Group as a beneficiary or loss-payable payee to be canceled or terminated;

     (h)  no member of the Subject Company Group shall (i) adopt any new Benefit Plan, make any amendment to any existing Benefit Plan which has the effect of increasing benefits under any existing Benefit Plan in any material respect, except for changes as may be required by Applicable Law and except as set forth in Sections 8.1(a) and 8.1(e) hereof or (ii) increase any compensation payable to any employee, except for (A) normal increases in salaries in the ordinary and usual course of business payable to any employee or (B) the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, and (iii) except as consistent with past practices and other than employment agreements with new hires substantially in the form previously disclosed to Purchaser and scheduled on Section 4.8(a) of the Seller’s Disclosure Schedule, enter into, amend in any material respect or terminate any employment, severance, termination, non-competition, non-solicitation or confidentiality or similar agreement with any of its present or future employees, officers or directors;

     (i)  make any Tax election, if the election pertains to any member of the Subject Company Group or the Airtex Division Assets prior to the contribution to the LLC, if doing so would be reasonably expected to have an adverse effect on any member of the Subject Company Group or Purchaser in excess of $25,000 in the aggregate for all such parties (i) for taxable periods beginning on and after the Closing Date for AAC and Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, (ii) for taxable periods beginning after the Closing Date, in the case of Purchaser and other members of the Subject Company Group, and (iii) in the case of all members of the Subject Company Group, the portion of any Straddle Period that begins after the Closing Date;

     (j)  no member of the Subject Company Group shall make a material change in its accounting methods, practices or procedures, except as maybe required by Applicable Law or U.S. GAAP;

     (k)  the Subject Company Group shall (i) make capital expenditures in the ordinary course of business and (ii) make the Neapco Capital Expenditures required to be made in the ordinary course of business prior to Closing;

     (l)  no member of the Subject Company Group shall knowingly take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

     (m)  no member of the Subject Company Group shall fail, in any material respect, to pay its accounts payable in accordance with its customary business practices or take any action to materially accelerate the collection of accounts receivable outside of the ordinary course of business consistent with past practices;

     (n)  Seller shall not (i) subject to any Encumbrances (other than Permitted Encumbrances) any of the properties, assets or capital stock or other securities of any member of the Subject Company Group, (ii) permit any member of the Subject Company Group to enter into or agree to enter into any merger or consolidation with any corporation or other entity, (iii) permit any member of the Subject Company Group to purchase substantially all of the assets of any corporation, partnership, association or other business organization or division thereof, or (iv) permit any member of the Subject Company Group to make any loans to any Person, except for advances of expenses to employees in the ordinary course of business;

     (o)  Except for this Agreement, prior to Closing Seller shall, and cause each member of the Subject Company Group to, terminate, with no further obligation whatsoever on behalf of any member of the Subject Company Group, each contract or agreement, whether written or oral, between the Seller or any Affiliate of the Seller (other than a member of the Subject Company Group) and such member of the Subject Company Group;

     (p)  no member of the Subject Group Company shall factor or assign as collateral to any financing source accounts receivable other than the factoring of receivables by Airetx (Spain) pursuant to the Airtex (Spain) Factoring Agreements in an amount not to exceed $2 million; and

     (q)  Seller shall not, and no member of the Subject Company Group shall, authorize or enter into an agreement to do any of the foregoing.

     Section 6.8 Post-Closing Access by Seller; Books and Records. After the Closing, Purchaser shall cause each member of the Subject Company Group to cooperate with Seller to make available to Seller all financial, tax and other information (including the Books and Records), and the personnel of each member of the Subject Company Group reasonably required by Seller in connection with (i) any audit or other investigation by any taxing authority or any required returns, responses to inquiries, reports or submissions (including any consolidated financial or statutory reporting obligations and including any Tax Returns or replies to the Tax inquiries of Seller or its Affiliates) to Governmental Authorities with respect to any member of the Subject Company Group related to periods beginning prior to the Closing or (ii) any matters relating to insurance coverage of any member of the Subject Company Group, third-party litigation, claims, proceedings and investigations. Purchaser shall cause each member of the Subject Company Group to preserve such information and the Books and Records for at least the later of ten years after the Closing Date and the expiration of the applicable statute of limitations with respect to Taxes for items included in such Books and Records, and thereafter to dispose thereof only after it shall have given Seller 90 days’ prior notice of such disposition and the opportunity (at Seller’s expense) to remove and retain such information and the Books and Records. Seller shall conduct any inspection or discussion during normal business hours and in a manner that does not interfere with normal business or contravene with any Contract to which Purchaser or any member of the Subject Company Group is a party. Seller shall reimburse Purchaser and/or the members of the Subject Company Group for all reasonable out-of-pocket expenses incurred by any member of the Subject Company Group in connection with performance of obligations under clause (i) and the second sentence of this Section 6.8.

     Section 6.9 Settlement of Intercompany Accounts/Intercompany Contracts. Except as otherwise provided in this Agreement, Seller shall cause all intercompany accounts, including all accounts receivable (whether or not currently due or payable), between any member of the Subject Company Group, on the one hand, and the Seller and its Affiliates (other than Affiliates which are members of the Subject Company Group), on the other hand, to be settled in full on or prior to the earlier of the Closing Date, the day prior to the Closing Date with respect to any member of the Subject Company Group whose tax year ends on the day prior to the Closing Date as a result of the transfer of the Shares or as shall otherwise be mutually agreed, provided, that Seller shall not settle such intercompany accounts by creating intercompany balances between members of the Subject Company Group unless Seller receives Purchaser’s prior written consent (such consent not to be unreasonably delayed or withheld). Except as set forth in Section 6.9 of the Seller’s Disclosure Schedule, each member of the Subject Company Group, on the one hand, and the Seller and its Affiliates (other than Affiliates which are members of the Subject Company Group), on the other hand, shall not, after the date hereof and until the Closing Date, enter into any material contracts with each other or engage in any material transactions with each other without the consent of Purchaser, which consent shall not be unreasonably delayed or withheld. Notwithstanding the foregoing, Seller may not take any action pursuant to this Section 6.9 without the prior written consent of Purchaser if doing so would be reasonably expected to have an adverse Tax effect on any member of the Subject Company Group or Purchaser in excess of $25,000 in the aggregate for all such parties (i) for taxable periods beginning on and after the Closing Date for AAC and Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, (ii) for taxable periods beginning after the Closing Date, in the case of Purchaser and other members of the Subject Company Group, and (iii) the portion of any Straddle Period that begins after the Closing Date, in the case of all members of the Subject Company Group (e.g., by creating an intercompany receivable between members of the Subject Company Group the interest on which would be subject to withholding); provided, however, that Seller shall not be in breach of the preceding portion of this sentence in respect of any action taken by it pursuant to this Section 6.9 if Seller pays to Purchaser or its designee any amount of Taxes in excess of the $25,000 aggregate threshold that are payable to any taxing authority arising out of such action taken by Seller no later than two (2) Business Days before such Taxes are due to be paid. Purchaser shall have deemed to consent to any action taken pursuant to this Section 6.9 if, no later than 14 days before the Closing

Date, Seller delivers a statement describing the manner in which it intends to settle such intercompany accounts to Purchaser in reasonable detail and Purchaser does not object to such statement in writing within 14 days of receipt. If Purchaser objects to such statement, Purchaser and Seller will use their reasonable best efforts to resolve any such objections.

     Section 6.10 Public Announcements/Communications. Seller and Purchaser agree that, except to the minimum extent necessary to comply with the requirements of (i) any Applicable Law, (ii) any listing agreements with securities exchanges or (iii) the rules, regulations or orders of any other Governmental Authority, no press release or similar public announcement or communication shall ever, whether prior to, on or subsequent to the Closing, be made or caused to be made concerning the execution of this Agreement or the transactions contemplated hereby unless specifically approved in advance by each of Seller and Purchaser; provided, further that with respect to any press release or similar public announcement or communication permitted hereby, Seller and Purchaser agree that each shall give notice and consult with the other prior to issuing any press release or otherwise making a public announcement with respect to the transactions contemplated by this Agreement and prior to making any filings or applications with any third party with respect to such transactions. It being further understood by the Parties that in the event of any public offering or private placement involving or relating to any member of the Subject Company Group or any financing of the Purchaser’s purchase thereof (each, an “Offering”), (i) Purchaser shall promptly notify Seller prior to any such Offering; (ii) Purchaser shall have the right to include in the offering memorandum or prospectus used in connection with such Offering such information relating to Seller or the Subject Company Group including, without limitation, the operations or ownership of the Subject Company Group or any member thereof during the period on or prior to the Closing Date (including the Financial Information) and the transactions contemplated hereby as is customary for transaction of the type of the Offering (the “Offering Information”), and to include such Offering Information in any filing made with, or written material submitted to, any third party or Governmental Authority in connection with such Offering; (iii) Seller will have the right to review any information concerning Seller or the Subject Company Group contained in such Offering Information prior to Purchaser distributing it to or filing it with any third party; and (iv) the Purchaser will not seek to recover from Seller (including pursuant to the indemnification under Article XI hereof) for any Losses (as defined herein) incurred or sustained by Purchaser in connection with any such Offering. Purchaser shall be entitled to distribute an offering memorandum or prospectus containing the Offering Information to the extent reasonably necessary to complete the Offering.

     Section 6.11 Resignations of Directors. Seller will cause those members of the boards of directors of any member of the Subject Company Group, who are designated on Annex E hereto, to tender, effective at the Closing, their resignations.

     Section 6.12 Expenses. Except as may be otherwise expressly provided in this Agreement and whether or not the transactions contemplated hereby are consum-

mated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, if incurred by Seller or any member of the Subject Company Group, or by Purchaser, if incurred by Purchaser. Notwithstanding the foregoing, Purchaser shall pay the full amount of the fees in connection with (i) the notification and report form required to be filed with the FTC and the Antitrust Division under the HSR Act and (ii) if needed, any antitrust filings required to be filed with any other Governmental Authority outside the United States. In the event of a termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

     Section 6.13 Plant Closings. Purchaser shall not, and shall cause each member of the Subject Company Group not to, at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of any member of the Subject Company Group or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of any member of the Subject Company Group. If Purchaser takes any action within 180 days after the Closing Date which independently, or in connection with any reduction in the size of the work force of any member of the Subject Company Group occurring within the ninety day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff”, Purchaser shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

     Section 6.14 Delivery and Maintenance of Corporate Minutes and Bank Signature Cards. At the Closing, Seller shall make available to Purchaser the minutes and stock or partners’ books of each member of the Subject Company Group, and promptly following the Closing shall deliver signature cards from all banks or financial institutions with which any member of the Subject Company Group has any account designating signatures approved by Purchaser.

     Section 6.15 Transfer of Airtex Division Assets. As promptly as reasonably practicable following the date hereof, UIS will form the LLC as a Delaware limited liability company in accordance with Section 18-201 of the Delaware Limited Liability Company Act, enter into the LLC Agreement and, subject to the terms of Section 6.23, take all actions reasonably necessary to transfer the Airtex Division Assets to the LLC (the “Asset Transfer”) on terms and pursuant to transfer and assumption instruments in form and substance reasonably acceptable to Purchaser.

     Section 6.16 Nominee Shares. At the Closing, Seller shall cause each owner of Nominee Shares, free and clear of all Encumbrances, to transfer such shares to Purchaser or its nominee.

     Section 6.17 Outstanding Notes and Loans. At or prior to the Closing, Seller shall take all actions necessary to repay in full, or cause the applicable member of the Subject Company Group to repay in full, at or prior to the Closing, all amounts owing or payable in respect of any Indebtedness (other than (i) capital leases of the members of the Subject Company Group in effect on the date hereof with aggregate obligations of up to $600,000 and (ii) any amounts payable in respect of any factored accounts receivable of Airtex (Spain) or its Subsidiaries pursuant to the Airtex (Spain) Factoring Agreements, in each case for which Purchaser or the relevant member of the Subject Company Group, as the case may be, will remain liable) of any of the Subject Companies and the Subject Subsidiaries (including, without limitation, any pre-payment penalties or premiums and accrued and unpaid interest), including any amounts owing under the credit agreements set forth on Schedule 6.17 (the “Credit Agreements”). Without the prior written consent of Purchaser, Seller shall not cause the repayment of the Indebtedness of the Subject Company Group pursuant to this Section 6.17 to be effected in a manner so as to reasonably be expected to have an adverse Tax effect on any member of the Subject Company Group or Purchaser in excess of $25,000 in the aggregate for all such parties (i) for taxable periods beginning on and after the Closing Date for AAC and Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, (ii) for taxable periods beginning after the Closing Date, in the case of Purchaser and other members of the Subject Company Group, and (iii) the portion of any Straddle Period that begins after the Closing Date, in the case of all members of the Subject Company Group; provided, however, that Seller shall not be in breach of the preceding portion of this sentence in respect of any action taken by it pursuant to this Section 6.17 if Seller pays to Purchaser or its designee any amount of Taxes in excess of the $25,000 aggregate threshold that are payable to any taxing authority arising out of such action taken by Seller no later than two (2) Business Days before such Taxes are due to be paid. Purchaser shall have deemed to consent to any action taken pursuant to this Section 6.17 if, no later than 14 days before the Closing Date, Seller delivers a statement describing the manner in which it intends to settle such intercompany accounts to Purchaser in reasonable detail and Purchaser does not object to such statement in writing within 14 days of receipt. If Purchaser objects to such statement, Purchaser and Seller will use their reasonable best efforts to resolve any such objections.

     Section 6.18 Cooperation with Financing. Seller shall, and shall cause each member of the Subject Company Group to, reasonably cooperate with Purchaser (and use commercially reasonable efforts to cause Grant Thornton LLP to reasonably cooperate with Purchaser) in connection with the consummation and syndication of the debt financings undertaken by Purchaser in connection with the transactions contemplated hereby and in connection with the preparation of written offering materials used to complete such financings, to the extent information contained therein relates to the Seller or any member of the Subject Company Group, which cooperation shall include (i) providing reasonable and customary management and legal representations to Grant Thornton LLP and (ii) arranging for employees of the Subject Company Group to participate in such presentations, road shows and due diligence meetings as may reasonably be required in relation to such financing. Without limiting the foregoing, between the date hereof and the Closing, Seller shall use commercially reasonable efforts to (i) deliver to Purchaser as soon as practical and in any event on or before May 15, 2003, the Financial Information in a form that complies with Regulation S-X and (ii) deliver to Purchaser true and complete copies of the unaudited combined balance sheet of the Subject Company Group for each calendar quarter after December 31, 2002 and the related combined statements of operations, changes in shareholder’s equity and cash flows for the period beginning January 1, 2003 and ending on such quarter end date, together with the financial statements for the corresponding period in the preceding fiscal year (collectively, the “Updated Interim Financial Statements”) as soon as practical an in any event within forty-five (45) days of the end of such calendar quarter (it being understood by the Parties hereto that Purchaser shall use commercially reasonable efforts to cause Ernst & Young, accountants for the Purchaser, at Purchaser’s expense, to provide such reasonable assistance to the members of the Subject Company Group as may be reasonably requested by Seller to help expedite this process). Prior to delivery by Seller to Purchaser of such Updated Interim Financial Statements, Seller shall use commercially reasonable efforts to cause Grant Thornton LLP to perform a SAS-71 review with respect to such Updated Interim Financial Statements. Purchaser shall promptly reimburse Seller for the reasonable fees, costs and expenses of Grant Thornton LLP incurred in connection with creating the Updated Interim Financial Statements and any SAS-71 review. Unless otherwise agreed, such Updated Interim Financial Statements shall be prepared in accordance with U.S. GAAP, applied on the same basis as the Financial Information delivered pursuant to Section 4.6 hereof, shall present fairly in all material respects the combined financial position, results of operations and cash flows of the Subject Company Group for the periods and dates covered thereby (subject to normal and recurring year end adjustments and the absence of notes) and will comply in all material respects with the requirements of Regulation S-X. Seller shall use commercially reasonable efforts to cause Grant Thornton LLP to (i) provide the Purchaser, at Purchaser’s expense, with all opinions and consents (including, without limitation, audit reports) with respect to the financial statements of the Business and/or the Subject Companies and the Subject Subsidiaries necessary for inclusion in any offering memoranda prepared in connection with any offering of securities pursuant to Rule 144A promulgated under the Securities Act, or for the completion of filings with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), until such time as such financial statements, opinions and consents are no longer required to be included in such filings by the Securities Act, the Securities Exchange Act or the rules and regulations promulgated thereunder and (ii) provide, at Purchaser’s expense, any necessary “comfort letters.”

     Section 6.19 Insurance Matters. Prior to the Closing, Seller shall use commercially reasonable efforts (it being understood that such efforts need not include any obligation on the part of Seller to pay any money to any third party) to cause Purchaser and each member of the Subject Company Group to be named as a beneficiary or additional insured, as applicable, under each Seller Policy held by Seller or any member of the Subject Company Group in effect on the Closing Date that covers or could cover any loss incurred by any member of the Subject Company Group (including, without limitation, the commercial liability policies in effect during the Coverage Period). From and after the Closing, Seller shall use commercially reasonable efforts to cause all Seller Policies (including, without limitation, the commercial liability policies in effect during the Coverage Period) to remain in full force and effect at all times after the date hereof (subject to any lack of enforceability related to insurer bankruptcy or insolvency). To the extent that any Seller Policy covers or insures against any loss relating to the Business, (i) Seller shall take such action as is reasonably necessary to enable Purchaser and the members of the Subject Company Group to enjoy the benefits of the Seller Policies, including reasonable cooperation with Purchaser and the members of the Subject Company Group in submitting any claim under such Seller Policy and take such action as may be reasonably requested by Purchaser in connection with the submission of any such claim on behalf of Purchaser or any member of the Subject Company Group (such cooperation to include submission of all claims under the Seller Policies on behalf of, and for the benefit of, Purchaser and the Subject Companies and Subject Subsidiaries as reasonably requested by Purchaser) and (ii) to the extent that Seller or any of its Affiliates receives any payment under any Seller Policy relating to or arising out of any loss incurred that relates to the Business, such payment shall be promptly remitted to Purchaser. In addition to the foregoing, Seller hereby conveys to Purchaser, to the full extent permissible under the Applicable Law and relevant Seller Policy, any claim, chose in action, or other right Seller may have to insurance coverage under the Seller Policies insuring Seller with respect to the liabilities or losses of the members of the Subject Company Group pursuant to this Agreement, to the extent of such liabilities or losses. Further, in response to any reasonable request for cooperation, Seller agrees to use commercially reasonable efforts to cooperate with Purchaser and the members of the Subject Company Group in any attempts by Purchaser or the members of the Subject Company Group to pursue such claim, chose in action or right against Seller’s insurers, including, if reasonably necessary, bringing suit with Purchaser and the members of the Subject Company Group against the insurers under the Seller Policies in Seller’s name but at Purchaser’s expense.

     Section 6.20 Champion Phase II Capital Plan. Annex F sets forth (i) a description of the proposed Champion “Phase II” Capital Program (the “Phase II Capital Program”), (ii) a list of and proposed time schedule for various actions to be taken to implement the Phase II Capital Program and (iii) a schedule (the “Phase II Capital Expenditures Schedule”) of the proposed capital expenditures to be made in connection with the Phase II Capital Program (the “Phase II Capital Expenditures”). Between the date hereof and the Closing Date, the members of the Subject Company Group will use reasonable efforts to (i) take the actions listed on Annex F to implement the Phase II Capital Program in accordance with the time schedule set forth on Annex F and (ii) make the Phase II Capital Expenditures in accordance with the Phase II Capital Expenditures Schedule.

     Section 6.21 Retroactive Premiums. After the Closing, Purchaser shall cause the members of the Subject Company Group to reimburse Seller for all liabilities or obligations incurred by Seller with respect to retroactive premiums owed under any insurance policy and attributable to any claim asserted against any member of the Subject Company Group following the Closing.

     Section 6.22 Update of Disclosure Schedules.

     (a)  Not later than three (3) Business Days prior to the Closing Date, Seller may update (i) Section 4.10 of Seller’s Disclosure Schedule (Material Contracts) solely to reflect Material Contracts entered into by members of the Subject Company Group between the date hereof and the Closing Date in compliance with the terms of this Agreement and (ii) Section 4.9 of Seller’s Disclosure Schedule (Litigation) to reflect claims or litigation (other than claims or litigation involving alleged injury or damages arising out of or related to products containing or allegedly containing asbestos or asbestos-containing materials) asserted against any member of the Subject Company Group after the date hereof but before the Closing Date. Such update to Seller’s Disclosure Schedule may be effected by Seller by providing written notice to Purchaser setting forth the additional items to be reflected on Section 4.9 and 4.10 of Seller’s Disclosure Schedule (the “Updated Disclosure Schedule”) and providing Purchaser with copies of all correspondence, pleadings and other documents in Seller’s possession relating to the claims to be added to Section 4.9 of Seller’s Disclosure Schedule. The Updated Disclosure Schedule shall amend Sections 4.9 and 4.10 of the Seller’s Disclosure Schedule or otherwise for all purposes hereunder, but shall not amend any other Section of Seller’s Disclosure Schedule or otherwise qualify any other representation or warranty of Seller.

     (b)  Not later than three (3) Business Days prior to the Closing Date, Seller may amend the sections of Seller’s Disclosure Schedules that qualify the representations and warranties of Seller contained in Article IV hereof to reflect any event that occurs after the date hereof but before the Closing Date. Such amendment to Seller’s Disclosure Schedule may be effected by Seller providing written notice to Purchaser setting forth the additional items to be reflected on the relevant sections of Seller’s Disclosure Schedule and providing Purchaser with copies of all documents and correspondence relevant to the items to be included on Seller’s Disclosure Schedules as a result of such amendment. The amended amendment to Seller’s Disclosure Schedules effected pursuant to this Section 6.22(b) shall amend the relevant sections of Seller’s Disclosure Schedules for all purposes under this Agreement; provided that such amendments shall not be deemed to amend or modify any Section of the Seller’s Disclosure Schedule other than Sections 4.1 through 4.30 of the Seller’s Disclosure Schedule. Following such amendment and prior to the Closing Date, Seller shall provide to Purchaser all information in the possession of Seller related to the items added to the Seller’s Disclosure Schedule as a result of such amendment reasonable requested by Purchaser.

     Section 6.23 Matters Related to Third Party Consents. The parties agree that, to the extent that (i) the consummation of the transactions contemplated hereby requires the consent of any third party under any Material Contract or (ii) the transfer of any material asset to the LLC pursuant to Section 6.15 requires the consent of any third party, between the date hereof and Closing, Seller shall use commercially reasonable efforts to obtain such consents (it being understood that such efforts need not include any obligation on the part of Seller to pay money to any third party) and Purchaser shall reasonably cooperate with Seller in its efforts to obtain such consents. To the extent that, notwithstanding the exercise of such efforts, Seller does not obtain any consent necessary in order to transfer any of the Airtex Division Asset to the LLC, (i) Seller shall notify Purchaser in writing that such consent or consents have not been obtained, such notice to identify the specific Airtex Division Assets that may not be transferred without obtaining such consent (the “Subject Airtex Assets”) and (ii) at the option of Purchaser, Seller shall either (A) transfer at the Closing the Subject Airtex Assets to the LLC notwithstanding the failure to obtain such consent or (B) retain such Subject Airtex Assets. To the extent that any Subject Airtex Assets are retained by Seller following Closing pursuant to clause (ii)(B) of the immediately preceding sentence, following Closing, (i) Seller and Purchaser shall each continue to use such commercially reasonable efforts to obtain the consent or consents necessary to permit the transfer of such Subject Airtex Assets to the LLC, and, upon receipt of such consent or consents, Seller shall transfer such Subject Airtex Assets to the LLC and (ii) until such Subject Airtex Assets have been transferred to the LLC, Seller and Purchaser will cooperate in all reasonable respects to provide the LLC with the benefits of such Subject Airtex Assets. Such cooperation shall include Purchaser and Seller entering into such reasonable relationships (including subleasing or subcontracting, if permitted) to provide the parties with the economic and operational equivalent of obtaining the consent in question and transferring such Subject Airtex Assets to the LLC, including enforcement (at Purchaser’s expense) by Seller for the benefit of the LLC of all claims and rights arising under such Subject Airtex Assets and the performance by the LLC of the obligations thereunder. Notwithstanding the foregoing, the parties agree that compliance with this Section 6.23 shall not satisfy the condition set forth in Section 9.7 (Government Approvals and Third Party Consents).

ARTICLE VII
TAX MATTERS

     Section 7.1 Allocation.

     (a)  Purchaser and Seller agree that no election shall be made under Subsection 256(9) of the Income Tax Act (Canada) with respect to AAC and Wells Canada. Seller shall reasonably determine in good faith and advise Purchaser in writing within 10 Business Days after Closing whether any election under Section 338 of the Code or under any similar provisions of state or foreign law with respect to the purchase of the Shares can be made without any adverse effect on Purchaser or any of its Affiliates. If Seller determines there is no such adverse effect, the Purchaser and any member of the Subject Company Group shall be able to make the Section 338 election, and if Seller reasonably determines in good faith that there is such an adverse effect, no

Section 338 election shall be permitted to be made by the Purchaser or any member of the Subject Company Group.

     (b)  On or before the Closing Date, Seller and Purchaser shall agree to a proposed allocation of the Initial Aggregate Purchase Price and any liabilities deemed assumed for United States federal income tax purposes (the “Assumed Liabilities”) among the (i) assets of the LLC, (ii) assets of the UIS QSS S Corporations and (iii) the Shares (other than the Shares of the UIS QSS S Corporations) as of the Closing Date in accordance with the “residual method” as provided in the Treasury Regulations promulgated under Sections 338 and 1060 of the Code (the “Allocation”) and the Allocation shall be set forth on a Schedule to be attached to this Agreement at Closing. Any subsequent adjustment to the Initial Aggregate Purchase Price or Assumed Liabilities shall be reflected as mutually determined by Seller and Purchaser in a manner consistent with such Treasury Regulations. Seller and Purchaser agree to use such Allocation for all relevant United States federal, state and local tax purposes, timely file IRS Form 8594 and any similar forms required under state, local or foreign law in accordance with the requirements of Section 1060 of the Code or such state, local or foreign law and the Allocation and timely amend such forms in the case of any subsequent adjustment to the Initial Aggregate Purchase Price and Assumed Liabilities, provided, however, that nothing contained herein shall prevent Seller or Purchaser from settling any proposed deficiency or adjustment by any taxing authority that Seller or Purchaser, as the case may be, is otherwise entitled to settle under this Agreement, based upon or arising out of the Allocation, and neither Seller nor Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

     (c)  For purposes of this Agreement, in the case of Taxes that are payable with respect to (x) Straddle Periods and (y) the Closing Date in the case of AAC, Wells Canada and any other member of the Subject Company Group with respect to which a taxable period commences on the Closing Date, the portion of such Taxes allocable to the portion of the Straddle Period that ends on the Closing Date or the Closing Date in the case of clause (y) above, shall be (i) in the case of any property or ad valorem tax, the amount of such tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of all other Taxes, including income, sales and use Taxes, the amount which would be payable if the taxable year ended as of the end of the Closing Date.

     Section 7.2 Indemnification.

     (a)  Except to the extent set forth as a current liability in the Closing Statement of Net Working Capital (other than any liability for deferred Taxes established to reflect timing differences between book and Tax income), Seller shall be liable for, shall hold Purchaser Indemnified Parties harmless against and shall pay to Purchaser Indemnified Parties, without duplication, an amount equal to any Losses arising out of or resulting from any liability for (i) Taxes of any member of the Subject Company Group for any taxable year or other taxable period that ends on or before the Closing Date and in the case of any Straddle Period, that part of the taxable year or other taxable period that ends at the close of the Closing Date; (ii) in the case of AAC, Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, Taxes for that portion of such period that consists of the Closing Date (subject to the clause in proviso (y) below); (iii) the failure of any representation of Seller contained in Section 4.7(viii)-(ix) or (xii)-(xvii) to be true and correct, (iv) any liability for Transfer Taxes imposed on Seller pursuant to Section 7.4, (v) Taxes of any person (as defined in Section 7701(a) of the Code) other than any member of the Subject Company Group, under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state local, or foreign laws), or as a transferee or successor, by contract or otherwise, (vi) Taxes attributable to any breach by Seller (or any member of the Subject Company Group prior to the consummation of the Closing) of any of their obligations under this Article VII, (vii) failure of Seller or any member of the Subject Company Group to comply with their obligations under any of (A) the third sentence of Section 2.3, (B) the first proviso clause contained in Section 6.7(e), (C) Section 6.7(i), (D) the third sentence of Section 6.9, or (E) the second sentence of Section 6.17; and (viii) Taxes imposed on Purchaser under subsection 116(5) on the Income Tax Act (Canada) in respect of the disposition by Seller of any class of shares in the capital stock of Wells Canada or AAC; provided, however, that Seller shall have no liability to Purchaser Indemnified Parties for any Taxes described above to the extent (x) any such Tax has been paid prior to Closing or (y) such Tax is attributable to any action outside the ordinary course of business after the Closing on the Closing Date taken by Purchaser, any of its Affiliates or any member of the Subject Company Group (other than any action expressly required by law or by this Agreement); and provided further, that to the extent any matter giving rise to any Loss gives rise to a corresponding tax benefit, the amount of Seller’s aggregate obligation under this paragraph with respect to such Loss shall be reduced as provided in Section 11.3(b); and finally provided, that Seller shall not be liable under this Section 7.2(a) for any additional Income Taxes payable (if any) as a result of the payment by Seller to the Purchaser Indemnified Parties of any amount required under this Section 7.2(a).

     (b)  For the purposes of this Section 7.2(a), any Tender of Certificate of Tax Deposit, Surrender of Group Relief or Surrender of Tax Refund made by Seller or any of its Affiliates shall be treated, to the extent it relieves any member of the Subject Company Group of a liability to pay Tax, as if it were a Tax paid prior to Closing, where the Tender of Certificate of Tax Deposit, Surrender of Group Relief or Surrender of Tax Refund was made before Closing.

     (c)  Purchaser or the relevant member of the Subject Company Group shall be liable for, shall hold Seller and Seller’s Affiliates harmless against and shall pay to the relevant person, without duplication, an amount equal to any Losses arising out of or resulting from any liability for Taxes of any member of the Subject Company Group (i) for any taxable year or period that ends after the Closing Date, except for the portion of any Straddle Period that ends on the Closing Date; (ii) in the case of AAC, Wells Canada and any other member of the Subject Company Group for which a taxable period begins on the Closing Date, for that portion of such period that consists of the Closing Date to the extent any such Tax is attributable to actions taken outside the ordinary course of business after the Closing on the Closing Date by the Purchaser, any of its Affiliates or any member of the Subject Company Group (other than any action expressly required by law or by this Agreement); (iii) that are set forth as a current liability in the Closing Statement of Net Working Capital (other than a liability for deferred Taxes established to reflect timing differences between book and Tax income); (iv) any liability for Transfer Taxes imposed on Purchaser pursuant to Section 7.4; and (v) attributable to any breach by Purchaser (or any member of the Subject Company Group after to the consummation of the Closing) of any of their obligations under this Article VII.

     (d)  Whenever it is necessary for purposes of this Section 7.2 to determine the liability for Income Taxes of any member of the Subject Company Group for a Straddle Period, the determination shall be made by assuming that such member had a taxable year which ended at the close of business on the Closing Date (the “Pre-Closing Deemed Period”). In the case of any Straddle Period of any member of the Subject Company Group resident for tax purposes in the United States as to which the sale of its stock pursuant to this Agreement is treated as a stock purchase (and not an asset purchase) for income tax purposes by any relevant taxing authority, the exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation), shall be apportioned within such Straddle Period on a time basis. In the case of those members of the Subject Company Group which are resident for tax purposes in the UK, exemptions, deductions and allowances for the Pre-Closing Deemed Period shall be deemed to be such as would have been available had the Pre-Closing Deemed Period been an actual tax period and all claims and elections which could on that basis be made to reduce tax in respect of that period for and as between each member of the Subject Company Group shall be deemed to be made and any allowances for expenditure incurred or disposals made in that deemed period shall be treated as being available (but for the avoidance of doubt capital allowances in respect of expenditure incurred after Closing, and balancing charges on disposals effected after Closing, shall not be treated as accruing in the Pre-Closing Deemed Period).

     (e)  Purchaser and Seller agree to notify the other party promptly (and in any event, within 7 Business Days) in writing upon receipt by Seller or any of its Affiliates on the one hand, or Purchaser, any of its Affiliates or any member of the Subject Company Group on the other hand, of written notice of any pending or threatened audits, adjustments or assessments or other action taken (together, “Assessments”) by a Governmental Authority relating to Taxes for which Seller or Purchaser or any of their respective Affiliates may be liable pursuant to Section 7.2(a) or Section 7.2(b) hereof, as the case may be, provided, that the failure of such party to give prompt notice shall not relieve the other party of any of its obligations under this Article VII except to the extent the other party is actually prejudiced thereby. Purchaser shall cooperate and cause the relevant members of the Subject Company Group to cooperate with Seller in the manner set forth in Section 7.7 hereof. Seller shall have the right (but not the obligation) to represent and defend any member of the Subject Company Group in any correspondence, negotiation, audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense. Seller shall be entitled to participate at their expense in any correspondence, negotiation, audit or administrative or court proceeding or other defense relating to any claim for Taxes for a Straddle Period for a member of the Subject Company Group for which Seller may be liable pursuant to Section 7.2(a) hereof and to employ counsel of their choice at their own expense. Neither Purchaser nor any member of the Subject Company Group may agree to settle any claim for Taxes for the portion of the year or period ending on the Closing Date for which Seller may be liable under Section 7.2(a) hereof or otherwise without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided that if Purchaser or any member of the Subject Company Group proposes to settle any claim for Taxes as aforesaid at a given settlement amount (the “Purchaser Settlement Amount”) and Seller refuses to give its consent to such settlement, Seller shall be liable for and shall hold Purchaser Indemnified Parties harmless against any additional Losses arising out of or resulting from Seller’s refusal to agree to settle at the Purchaser Settlement Amount. Neither Purchaser, Seller, nor any of their respective Affiliates, shall amend, or take any similar action with respect to, any Tax Return filed by Seller or any member of the Subject Company Group if doing so could result in any increase in Taxes in respect of any period in respect of which Seller or Purchaser may be liable to pay an amount to the other under Section 7.2(a) or Section 7.2(b) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Purchaser and its Affiliates shall not waive or extend any statute of limitations for any member of the Subject Company Group for any taxable year or period ending on or before the Closing Date without the prior written consent of Sellers, or any Straddle Period without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

     Section 7.3 Returns and Reports; Tax and Accounting Package.

     (a)  Seller shall (at the expense of the member of the Subject Company Group or Affiliate concerned with respect to the Tax Returns filed before the Closing Date and at Seller’s expense with respect to Tax Returns filed after the Closing Date) file or cause to be filed all Tax Returns with respect to Income Taxes that are required to be filed by Seller or any member of the Subject Company Group or Affiliate for taxable years or periods ending on or before the Closing Date. Seller shall pay to Purchaser in accordance with Section 7.2(a) the amount of any Income Taxes due in respect of such Tax Returns (or which would be due but for such matters as are referred to in Section 7.7(g)(i) hereof) no later than two (2) Business days before such Income Taxes are due (or would be due but for such matters as are referred to in Section 7.7(g)(i) hereof) (including any applicable extensions to the due date), to the extent such Income Taxes are payable by the member of the Subject Company Group. Purchaser shall pay Seller any amounts shown as refunds on such Tax Returns together with any applicable interest or repayment supplement, other than refunds from the carryback of an item of loss, deduction or credit which arises in a taxable year or period beginning on or after the Closing Date that Purchaser is entitled to carryback pursuant to Section 7.3(d) hereof, (payment to be made no later than five (5) Business days after any such refunds are received by Purchaser or a member of the Subject Company Group or a credit is given by a Governmental Authority by way of set off against or reduction of some other Tax liability). Purchaser shall procure that each member of the Subject Company Group shall (i) sign or otherwise authorize without amendment (or only with such amendment as the Seller may agree, including any such amendment Purchaser and Seller agree to be reasonably required pursuant to Applicable Law) any such Tax Returns as Seller is required to make under this Section 7.3(a) and (ii) make such claims, surrenders, disclaimers and elections, give such notices or consents and do such other things as may reasonably be directed by Seller relating to Taxes for which Seller may be liable under Section 7.2(a) or Tax Returns for which Seller is responsible under this paragraph; provided however, that Purchaser shall not be required to do any such other things under this sentence if doing so would cause Purchaser, any member of the Subject Company Group or any Affiliate of the foregoing parties to incur any out-of-pocket expense without reimbursement from Seller, or otherwise interfere in a material fashion with the conduct of business in the ordinary course by any of Purchaser, any member of the Subject Company Group or any Affiliate of the foregoing parties. Purchaser shall, or shall cause the relevant member of the Subject Company Group to timely remit an amount equal to all payments received by Purchaser from Seller pursuant to this Section 7.3(a) to the appropriate taxing authority (except where the payment received from Seller relates to the matters referred to in Section 7.9). Subject to subsection (b) below, the Purchaser shall file, or cause to be filed, when due all Tax Returns with respect to Taxes that are required to be filed by each member of the Subject Company Group for taxable years or periods ending after the Closing Date. Seller shall pay Purchaser for any amounts owed by Seller pursuant to Section 7.2(a) with respect to the taxable periods covered by such Tax Returns no later than the later of two (2) Business days before such payments are due or after receipt of such Tax Returns. Purchaser shall timely pay, or shall cause the relevant member of the Subject Company Group to timely pay, any Taxes due in respect of such Tax Returns. Purchaser shall file, or cause to be filed, when due all Tax Returns with respect to Taxes other than Income Taxes that are required to be filed after the Closing Date by each member of the Subject Company Group for taxable years or periods ending on or before the Closing Date. Seller shall pay Purchaser for any amounts owed by Seller pursuant to Section 7.2(a) with respect to the taxable periods covered by such Tax Returns no later than the later of two (2) business days before such payments are due or after receipt of such Tax Returns. Purchaser shall timely pay, or shall cause the relevant member of the Subject Company Group to timely pay, any Taxes due in respect of such Tax Returns.

     (b)  In the case of any Straddle Period for which a member of the Subject Company Group is liable for Income Taxes, Seller shall prepare or cause to be prepared (consistent with the principles in Section 7.2(c)) pro-forma Tax Returns with respect to Income Taxes for the pre-closing period at least sixty (60) days prior to the statutory deadline for filing the applicable full-year Income Tax Return. Seller shall permit Purchaser to review each such pro-forma Income Tax Return. Purchaser shall have the right to object to such pro-forma Income Tax Return solely on the grounds that such pro-forma Income Tax Return, if incorporated into the Income Tax Return for the full period concerned, would not conform with Applicable Law (assuming for the purpose that applicable law permitted the principles of Section 7.2(c) to apply) or there is no reasonable basis for a position taken on such pro-forma Income Tax Return. If Purchaser and Seller are unable to resolve any disagreement before thirty (30) days after Purchaser’s receipt of such pro-forma Income Tax Return, the dispute shall be referred to and decided by an independent public accounting firm of international standing selected by Seller and reasonably acceptable to Purchaser, as provided under Section 7.8 hereof. In accordance with Section 7.2(a), Seller shall pay Purchaser any amounts, shown due on such pro-forma Income Tax Returns (or which would be shown due but for the matters referred to in Section 7.7(g)(i) hereof) to the extent that such amounts have not been paid prior to Closing and are owed by a member of one Subject Company Group and no later than two (2) Business days before the statutory deadline for paying the Tax due in respect of the applicable full-year Income Tax Return (including any applicable extensions). Purchaser shall pay Seller any amounts shown as refunds on such pro-forma Income Tax Returns together with any applicable interest or repayment supplement other than refunds from the carryback of an item of loss, deduction or credit which arises in a taxable year or period beginning on or after the Closing Date that Purchaser is entitled to carryback pursuant to Section 7.3(d) hereof (payment to be made no later than five (5) Business Days after receipt of such refunds by Purchaser or any of its Affiliates). If a dispute is referred to an independent accounting firm and such firm has not resolved the dispute before a payment is required to be made, Purchaser or Seller shall settle any difference between the amount paid and the amount that such independent public accounting firm determines that Purchaser or Seller is required to pay or entitled to receive within two (2) Business Days of such firm’s decision. Notwithstanding the foregoing, Purchaser or the relevant member of the Subject Company Group shall file all such full-year Income Tax Returns that are required to be filed by a member of the Subject Company Group with respect to any Income Taxes owed by it for any taxable year or other taxable period that includes but does not end on the Closing Date; provided, however, Purchaser shall provide Seller with a copy of all such full-year Income Tax Returns no later than the later of thirty (30) days before the due date for such full-year Income Tax Returns or five (5) days after such independent accounting firm fully decides a dispute. Seller shall have the right to object to such full-year Income Tax Return solely on the grounds that such full-year Income Tax Return does not adequately reflect the Taxes that are shown as due on the relevant pro-forma Income Tax Return. If Purchaser and Seller are unable to resolve any disagreement before fifteen (15) days after Seller’s receipt of such full-year Income Tax Return, the dispute shall be referred to and decided by an independent public accounting firm of international standing selected by Purchaser and reasonably acceptable to Seller, as provided under Section 7.8 hereof.

     (c)  With respect to the Income Tax Returns to be prepared by Seller pursuant to Section 7.3(b) hereof for the 2003 taxable year (and, if the Closing occurs before May 31, 2003, the 2002 taxable year) of the Subject Company Group (or any taxable year or period beginning before and ending after the Closing Date), Purchaser shall promptly prepare, or cause the relevant member of the Subject Company Group to prepare, and provide, or cause the relevant member of the Subject Company Group to provide, to Seller such tax and accounting information as Seller may reasonably require including information to enable Seller to comply with clauses (a) and (b) above or to file any Tax Return with respect to any Affiliate of Seller and including materials (the “Tax and Accounting Package”) relating to the Tax Returns referred to in (b) above which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of profits, separate taxable income or other relevant basis of taxation of each member of the Subject Company Group. Purchaser shall cause the Tax and Accounting Package for the 2003 taxable year to be delivered to Seller within one-hundred twenty (120) days after the Closing Date. If Closing occurs before June 30, 2003, Purchaser shall use commercially reasonable best efforts after Closing (taking into account the date when Closing occurs) to cause the Tax and Accounting Package for the 2002 taxable year to be delivered to Seller no later than June 30, 2003.

     (d)  Purchaser waives any right to carryback any item of loss, deduction or credit of any member of the Subject Company Group which arises in a taxable year or period beginning on or after the Closing Date to any taxable year or period ending on or before the Closing Date unless such item may not be carried forward to a future taxable year under Applicable Law without first being carried back.

     (e)  Notwithstanding anything to the contrary in this Section 7.3, none of Purchaser or any of its Affiliates shall be responsible for filing or preparing any Tax Returns of any shareholder of Seller.

     Section 7.4 Sales and Transfer Taxes. Notwithstanding any provision of Section 7.1 hereof to the contrary, Seller and Purchaser shall each pay one-half of all Transfer Taxes, if any, arising from or incurred in connection with the sale by Seller and the purchase by Purchaser of the Shares and the LLC Interests. Seller shall pay any Transfer Taxes, if any, arising from the consummation of the Asset Transfer.

     Section 7.5 Section 116 Certificates. Purchaser and Seller acknowledge that pursuant to Section 116 of the Income Tax Act (Canada), Purchaser must withhold and, within thirty (30) days of the end of the month which includes the Closing Date (or such later time as permitted in writing by the Minister of National Revenue), remit to the Receiver General of Canada 25% of the amount, if any, by which the purchase price allocated to each class of shares in the capital stock of Wells Canada and AAC exceeds the “certificate limit” fixed in the certificate issued in respect of such class of shares pursuant to Section 116 of the Income Tax Act (Canada) (each, a “Section 116 Certificate”). If a Section 116 Certificate with respect to the sale of any class of shares in the capital stock of Wells Canada or AAC with a certificate limit at least equal to the amount of the Initial Aggregate Purchase Price allocated to that class of shares in accordance with Section 7.1(b) has not been provided to Purchaser on or before the

     Closing Date, Purchaser shall withhold an amount (the “Withheld Amount”) equal to: (i) 25% of the amount by which the amount of the Initial Aggregate Purchase Price allocated to such class of shares exceeds the certificate limit in the Section 116 Certificate with respect to that class of shares, if any, provided by Seller to Purchaser on or before the Closing Date; or (ii) if a Section 116 Certificate is not provided with respect to a class of shares, 25% of the amount of the Initial Aggregate Purchase Price allocated to such shares. Purchaser shall invest the Withheld Amount in interest-bearing instruments selected by Seller and the Withheld Amount shall be released by Purchaser as follows:

     (a)  if a Section 116 Certificate in respect of a class of shares of Wells Canada or AAC is delivered to Purchaser before 2:00 p.m. (New York City time) on the Business Day prior to the last Business Day of the month following the month which includes the Closing Date or such later day as permitted in writing by the Minister of National Revenue (the “Remittance Date”) and the certificate limit therein is not less than the amount of the Initial Aggregate Purchase Price payable for such class of shares, the Withheld Amount in respect of such class of shares shall be released to Seller; and

     (b)  any funds held on account of the Withheld Amount by Purchaser which are not paid or payable to Seller pursuant to this Section 7.5 by 2:00 p.m. (New York City time) on the Remittance Date shall be remitted by Purchaser to the Receiver General of Canada pursuant to Section 116 of the Income Tax Act (Canada). Purchaser shall provide to Seller forthwith a receipt issued by the Receiver General of Canada evidencing such remittance.

     (c)  All interest earned on the Withheld Amount shall be paid to Seller, net of any applicable withholdings. Notwithstanding anything to the contrary in this Agreement, if any Post-Closing Adjustment is payable by Purchaser to Seller in respect of any class of shares in the capital stock of Wells Canada or AAC and the portion of the Final Aggregate Purchase Price allocable to such class of shares exceeds the certificate limit in the Section 116 Certificate in respect of the sale of any such class of shares, Purchaser shall be entitled to withhold 25% of the difference. Any amount so withheld shall be invested in interest-bearing instruments selected by Seller and shall be released to Seller if a Section 116 Certificate with an appropriate revised certificate limit is delivered to Purchaser before 2:00 p.m. (New York City time) on the last Business Day of the third month following the month in which the amount was withheld, or otherwise shall be remitted by Purchaser to the Receiver General of Canada pursuant to Section 116 of the Income Tax Act (Canada), and Purchaser shall provide to Seller forthwith a receipt issued by the Receiver General of Canada evidencing such remittance. All interest, less applicable withholding taxes shall be released to Seller at the same time as the withheld amount is so released or remitted.

     Section 7.6 Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into between Seller or any Affiliates of Seller that are not members of the Subject Company Group, on the one hand, and any member of the Subject Company

Group, on the other hand, shall be terminated as of the Closing Date, and after the Closing Date the Subject Company Group shall not be bound thereby or have any liability thereunder except to the extent set forth as a liability on the Closing Statement of Net Working Capital.

     Section 7.7 Cooperation; Access to Records. After the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall:

     (a)  assist (and cause their respective Affiliates to assist) each other in preparing any pro-forma Income Tax Returns or Tax Returns or reports (A) which they are responsible for preparing and filing in accordance with Section 7.3 hereof, or (B) which they or their Affiliates are required to prepare, and shall provide assistance in obtaining any tax ruling or competent authority relief that Seller or Purchaser determines is necessary to determine the correct basis for filing any Income Tax Return covering the period ending on or before the Closing Date or any Straddle Period;

     (b)  cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of any member of the Subject Company Group, Purchaser or any of their Affiliates or Seller or any of their Affiliates;

     (c)  in accordance with Section 6.8 hereof, retain such records, documents, accounting data and other information as are necessary for the preparation or filing of Tax Returns with respect to (i) Taxes of each Affiliate of Seller whose records, documents, accounting data or other information Purchaser possesses or controls and (ii) Taxes of each Affiliate of Purchaser whose records, documents, accounting data or other information Seller possesses or controls;

     (d)  make available to each other and (where requested by the other) to any taxing authority as reasonably requested all records, documents, accounting data and other information relating to Taxes of each member of the Subject Company Group (including information with respect to earnings and profits, foreign tax pools and previously taxed income information with respect to each foreign member of the Subject Company Group), or any Affiliate of Seller or any Affiliate of the Purchaser whose records, documents, accounting data or other information Purchaser or Seller possesses or controls within twenty-one (21) days of receipt of a request therefor;

     (e)  furnish each other with copies of all correspondence received from any taxing authority in connection with any tax audit, information request or inquiry with respect to Taxes for any taxable period for which the other party may be liable;

     (f)  execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article VII; and

     (g)  after the Closing Date, Purchaser shall ensure that each UK member of the Subject Company Group shall:

(i) accept from any company, as Seller may specify, the Surrender of Group Relief and the Surrender of Tax Refund as Seller may reasonably direct and to the extent permitted by law in respect of an accounting period of any member of the Subject Company Group beginning on or before Closing; and

(ii) make to any company, as Seller may specify, the Surrender of Group Relief and the Surrender of Tax Refund as Seller may reasonably direct and to the extent permitted by law in respect of an accounting period of any member of the Subject Company Group beginning on or before Closing, provided that the surrender would not result in any Tax liability on the company which would otherwise be required to make the Surrender of Group Relief which would be the subject of any indemnity under this Section 7.2 and that both the surrendering company and the claimant company are members of the Subject Company Group.

     Section 7.8 Disputes. If Seller, on the one hand, and Purchaser, on the other hand, cannot agree on any calculation required to be made under this Article VII, such calculation shall be made by an independent public accounting firm of international standing selected by Purchaser and reasonably acceptable to Seller. The decision of such firm shall be final and binding, and the fees and expenses charged or incurred by it in connection with such calculation shall be borne by the party that such accounting firm determines has lost the dispute.

     Section 7.9 Payment of Certain U.K. Tax Savings. Where any such surrenders as are referred to in Section 7.7(g)(i) hereof are made after the Closing Date and result in a saving of Tax for a member of the Subject Company Group, if Seller so elects, Purchaser shall procure that the member of the Subject Company Group which has thereby saved Tax, shall pay to Seller, or as Seller directs, an amount equal to the Tax so saved, provided that (x) the amount of Tax so saved is not the subject of an indemnity claim under this Article VII, (y) the company making the surrender is not a member of the Subject Company Group and (z) no member of the Subject Company Group is under any existing contractual obligation to make payment of the Tax so saved (other than under this Section 7.9) or has already previously made payment of the Tax so saved.

     Section 7.10 Exclusive Remedy; Specific Performance. The indemnity provided in this Article VII, as it relates to a breach of a representation or warranty set forth in Section 4.7 or this Article VII, or any failure to perform any covenant or agreement contained in Article VII, or any failure of Seller or any member of the Subject Company Group to comply with their obligations under any of (A) the third sentence of Section 2.3, (B) the first proviso clause contained in Section 6.7(e), (C) Section 6.7(i), (D) the third sentence of Section 6.9, or (E) the second sentence of Section 6.17 shall, following the Closing, be the exclusive remedy with respect to matters addressed by such covenant, agreement, representation or warranty; provided, however, that an indemnified party may sue for damages for breach of the indemnity provided in this Article VII or obtain specific performance with respect to a breach of the covenants and agreements contained in this Article VII (other than Section 7.2(a) or 7.2(b)) hereof, as to the breach of which a Purchaser Indemnified Party may sue for damages). In any action for specific performance by a Purchaser Indemnified Party, Seller shall waive any defense that there is an adequate remedy at law.

ARTICLE VIII
EMPLOYEE MATTERS

     Section 8.1 Employee Benefits.

     (a)  (i)On or prior to the Closing Date, Seller shall take all such actions as are necessary to cause each Pension Plan set forth on Section 4.8(a) of the Seller’s Disclosure Schedule to become sponsored by the member of the Subject Company Group to which such Pension Plan most closely relates (to the extent such member is not already the plan sponsor of the applicable Pension Plan).

     (ii)  To the extent the assets of a Pension Plan are held in a master trust of which Seller or a party other than a member of the Subject Company Group is the settlor, the Seller shall use its commercial best efforts to cause the trustee of such trust to transfer, on or prior to the Closing Date, the applicable portion of the trust assets with respect to each such Pension Plan to a new master trust of which a member of the Subject Company Group shall be the settlor and in any event shall cause this transfer to occur no later than the last day of the month in which the Closing occurs, provided that if the Closing Date is prior to July 31, 2003 such transfer need not occur until July 31, 2003. Notwithstanding anything herein to the contrary, Seller, acting in good faith, shall have sole discretion prior to the Closing Date to select the trustee of the new master trust, negotiate any trust agreement and, if applicable, investment management agreement, set fees and take any and all other actions in furtherance of the foregoing.

     (iii)  Seller shall transfer to the applicable member of the Subject Company Group any funding arrangement for any other Benefit Plan to the extent that such arrangement is in effect as of the date hereof and funds any benefit the funding of which is not described in sub-paragraph (ii) above and with respect to which Purchaser has any obligation pursuant to the first sentence of Section 8.1(b) (or, to the extent that such transfer is not permitted by law, Seller shall otherwise make such member whole for the loss of such funding arrangement to the maximum extent permitted by law, provided that Seller shall have no make whole obligation to the extent the failure to make an otherwise permissible transfer was due primarily to an action or inaction of the Purchaser).

     (iv) Seller shall make all reasonable efforts to transfer to the applicable member of the Subject Company Group any insurance policy (or sub-policy) which currently provides any benefit with respect to which Purchaser has any obligation pursuant to the first sentence of Section 8.1(b).

     (b)  Following the Closing, Purchaser shall honor, or cause each applicable member of the Subject Company Group to honor, in accordance with their terms as in effect on the date hereof, those Benefit Plans that are (i) listed on Section 4.8(a) of Seller’s Disclosure Schedule and (ii) maintained by a member of the Subject Company Group or to which a member of the Subject Company Group is a party or that is sponsored or maintained by an ERISA Affiliate to the extent they cover the employees of the Subject Company Group; provided that nothing herein shall limit the right of Purchaser or the Subject Company Group members to amend or terminate any such Benefit Plan in accordance with its terms. Purchaser agrees that it shall, or shall cause the Subject Company Group to, (i) provide a level of benefits, for a period of at least one year following the Closing, to Active Employees, that are substantially comparable, in the aggregate, as determined on a country-by-country basis, to that provided to such Active Employees pursuant to the terms of those Benefit Plans listed on Section 4.8(a) of Seller’s Disclosure Schedule as in effect on the date hereof; and (ii) maintain for a period of at least one year following the Closing employee severance plans (to the extent disclosed and described, if such plans are oral and material, in Section 4.8(a) of the Seller’s Disclosure Schedule) that will provide a level of severance benefits to Active Employees that are no less favorable than those provided to such Employees pursuant to the terms of the severance plans that are listed on Section 4.8(a) of Seller’s Disclosure Schedule as in effect on the date hereof; provided that nothing herein shall limit the right of Purchaser or the Subject Company Group to terminate the employment of any Employee or, subject to the covenants in this subsection (a), amend or terminate any Benefit Plan in accordance with its terms.

     (c)  Following the Closing, Purchaser shall cause the Subject Company Group not to decrease the base salary and target annual bonus of any Person who was an Active Employee on the Closing Date for a period of at least one year following the Closing from such employees’ base salary and target annual bonus (at achievement of 100% performance) as in effect on the date hereof.

     (d)  Employees shall be given credit for all service with the Subject Company Group, Seller and their respective past and present Affiliates under all employee benefit plans, programs and policies of Purchaser in which they become participants for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under any defined benefit pension plan), to the same extent such service was credited under the comparable Benefit Plan applicable to such Employees. If and to the extent that Employees who are Employees at the Closing Date become covered under a medical, dental, health, life insurance or disability plan maintained by Purchaser or any of its subsidiaries effective as of, or after, the Closing, then Purchaser shall cause such plan to (i) waive any preexisting condition limitations for conditions that would have been covered under the applicable medical, dental, health, life insurance or disability plan of the Subject Company Group in which such employee participated immediately prior to participation in a Purchaser (or subsidiary) plan and (ii) honor any deductible, co-payment and other out of pocket expenses incurred by such employees and their beneficiaries under the applicable medical, dental, health, life insurance or disability plans of the Subject Company Group during the portion of such calendar year preceding the Closing Date.

     (e)  Prior to the Closing Date, Seller shall cause the UIS Master Pension Plan to fund the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) as of the Closing Date of those participants under the UIS Master Pension Plan who currently work or have previously worked for Seller or who were employed by Union Forging (all such employees collectively referred to as the “Home Office Employees” and set forth on Schedule 8.1(e) hereto), through the purchase of irrevocable annuities under which each Home Office Employee is designated as a beneficiary, provided that to the extent the cost of such annuities exceeds the present value of such benefit liabilities of the Home Office Employees as of the Closing Date (calculated using the actuarial assumptions set forth on Schedule 8.1(e) hereto), Seller shall pay Purchaser on the Closing Date its good faith estimate of the difference and to the extent such estimated payment is more/less than the actual difference, the appropriate party shall make the necessary settlement payment to the other party within 10 days after the Closing Date.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder are subject to the satisfaction, or waiver in writing by Purchaser, on the Closing Date, of the following conditions without giving effect to any amendment or supplement to the Seller’s Disclosure Schedule (it being agreed that any matter as to which such a waiver has been made expressly and in writing by Purchaser shall not form the basis of any Losses (as defined in Section 11.2(a) hereof) and Seller shall have no liability to Purchaser in respect thereof):

     Section 9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement (other than the representations and warranties set forth in Section 4.14) (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have or result in a Seller Material Adverse Effect and would not reasonably be expected to have or result in a Seller Material Adverse Effect, in each case (i) and (ii), as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except that such representations and warranties that specifically speak as of the date hereof or some earlier date, which representations and warranties shall be true and correct to the extent set forth above on the date hereof or such earlier date), and Purchaser shall have received a certificate to the foregoing effect, dated the Closing Date and signed on behalf of Seller by an executive officer of Seller. The representations and warranties set forth in Section 4.14 shall be true and correct in all respects both as of the date hereof and the Closing Date.

     Section 9.2 Performance of Covenants. Each and all of the covenants, obligations and agreements of Seller to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Seller in all material respects, and Purchaser shall have received a certificate to the foregoing effect, dated the Closing Date and signed on behalf of Seller by an executive officer of Seller.

     Section 9.3 No Pending Litigation. There shall not be pending any litigation or proceeding or other actions against Purchaser or Seller brought by any Governmental Authority which seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement and no preliminary or permanent injunction or order that would prohibit, materially modify or restrain such transactions shall be in effect.

     Section 9.4 HSR Act. The waiting period under the HSR Act shall have expired or have been earlier terminated.

     Section 9.5 Airtex Division Assets. The Airtex Division Assets shall have been transferred by Seller to the LLC (subject to the terms of Section 6.23).

     Section 9.6 Credit Agreements. The Credit Agreements and all other Indebtedness (other than (i) up to $600,000 in capital lease obligations in effect on the date hereof for which the members of the Subject Company Group or the Purchaser, as the case may be, shall remain liable and (ii) any amounts payable under the Airtex (Spain) Factoring Agreements in respect of any factored receivables of Airtex (Spain) and its Subsidiaries for which Airtex (Spain) or its Subsidiaries shall remain liable) of the Subject Companies and the Subject Subsidiaries (including any and all prepayment penalties or premiums and accrued and unpaid interest) shall have been paid in full in accordance with Section 6.17, and Purchaser shall have received evidence thereof (and evidence of the release of any Encumbrances securing such Credit Agreements) in a form reasonably satisfactory to Purchaser.

     Section 9.7 Government Approval and Third Party Consents. (i) The governmental approvals, consents and filings listed on Sections 3.4 and 4.5 of the Seller’s Disclosure Schedule that are required to be made or obtained prior to Closing shall have been obtained or made, as appropriate, and (ii) the consents of (a) all of the third parties referenced in items one through five of Schedule 9.7 and (b) at least fifty percent (50%) of the third parties referenced in items six through nine of Schedule 9.7, shall have been obtained and, with respect to clauses (i) and (ii) above, Purchaser shall have received evidence reasonably acceptable to Purchaser that such approvals, consents and filings have been made or obtained, as appropriate.

     Section 9.8 FIRPTA Certificate. Seller shall, or shall cause the person that is the owner of the Shares, LLC Interests or Airtex Division Assets for federal income tax purposes to, provide to Purchaser a duly executed affidavit of non-foreign status that complies with Section 1445 of the Code (the “FIRPTA Certificate").

     Section 9.9 Legal Opinion. Purchaser shall have received a legal opinion, dated as of the Closing Date, of Sullivan & Cromwell LLP, special counsel to Seller, in substantially the form attached as Annex H.

     Section 9.10 Financing. Purchaser shall have received the proceeds of the financing described on Annex D on the terms and conditions described in Annex D.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller hereunder are subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of the following conditions (it being agreed that any matter as to which such a waiver has been made expressly and in writing by Seller shall not form the basis of any Losses (as defined in Section 11.2(a) hereof) and Purchaser shall have no liability to Seller in respect thereof):

     Section 10.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, are not reasonably likely to have a Material Adverse Effect on Purchaser, in each case (i) and (ii), as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent such representations and warranties speak as of the date hereof or an earlier date, which representations and warranties shall be true and correct to the extent set forth above on the date hereof or such earlier date), and Seller shall have received a certificate to the foregoing effect, dated the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser.

     Section 10.2 Performance of Covenants. Each and all of the covenants, obligations and agreements of Purchaser to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Purchaser, and Seller shall have received a certificate to the foregoing effect, dated the Closing Date and signed by an executive officer of Purchaser.

     Section 10.3 No Pending Litigation. There shall not be pending any litigation or proceeding or other actions against Purchaser or Seller brought by any Governmental Authority which seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement and no preliminary or permanent injunction or order that would prohibit, materially modify or restrain such transactions shall be in effect.

     Section 10.4 HSR Act. The waiting period under the HSR Act shall have expired or have been earlier terminated.

     Section 10.5 Funds Transfer. Purchaser shall have delivered to Seller, and Seller shall have received, the consideration for the Shares and the LLC Interests as specified in Article II above.

ARTICLE XI
SURVIVAL; INDEMNIFICATION

     Section 11.1 Survival. (i) The representations and warranties of Seller and Purchaser set forth herein shall survive the execution and delivery hereof and the Closing hereunder and thereafter until twelve months after the Closing Date; provided, however, that the representations and warranties contained in Section 4.7 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations (including extension thereof) plus one hundred eighty (180) calendar days, and (c) the representations and warranties contained in Section 4.15 (Environmental Matters) shall survive until three (3) years after the Closing Date and (ii) the covenants of Seller and Purchaser set forth herein shall survive until performed (as applicable, the “Survival Period”).

     Section 11.2 Indemnification by the Seller and Parent. (a) Subject to Article VII hereof, Seller and Parent hereby agree to indemnify, defend, save and hold Purchaser, the members of the Subject Company Group and their respective officers, directors, employees, stockholders and Affiliates (the “Purchaser Indemnified Parties”) harmless from and against any and all damage, liability, loss, costs, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any suit, action or proceeding, but excluding any consequential or special or punitive damages except to the extent that such damages are awarded to an unaffiliated third party) (together, “Losses”) incurred or sustained by the Purchaser Indemnified Parties which shall arise out of or result from (i) any breach of or inaccuracy in any representation or warranty of Seller in this Agreement (other than Section 4.7 (Taxes) as to which Article VII shall govern) on the date hereof or on the Closing Date, (ii) the failure by Seller to perform any covenant or agreement of Seller in this Agreement (other than the covenants contained in or subject to indemnification under Article VII as to which Article VII shall govern), and (iii) any Excluded Liability, in each case of clauses (i), (ii) and (iii), after offset by any related insurance proceeds or other recovery actually received by any Purchaser Indemnified Party, including any Indemnity Tax Benefit, and Seller and Purchaser shall have no right of contribution against any member of the Subject Company Group for any amount paid pursuant to this Article XI.

     (b)  Seller and Parent shall not be obligated to indemnify, defend, save and hold the Purchaser Indemnified Parties harmless from and against any and all Losses pursuant to clause (i) of Section 11.2(a) hereunder (A) until the aggregate amount of such Losses exceeds 1% of the Final Aggregate Purchase Price (the “Indemnification Floor”), at which time Purchaser shall be entitled to indemnification as set forth above for all

Losses in excess of 1% of the Final Aggregate Purchase Price and thereafter (B) to the extent all such Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to clause (i) of Section 11.2(a), do not exceed an aggregate ceiling equal to 7% of the Final Aggregate Purchase Price (the “Indemnification Ceiling”) (after which point Seller and Parent will have no further obligation to indemnify, defend, save and hold Purchaser harmless from and against such further Losses pursuant to clause (i) of Section 11.2(a)); provided, however, with respect to Losses for which Seller is liable under Article VII hereof (including Losses incurred or sustained by Purchaser as a result of the failure by Seller to perform any of its covenants or agreements in Article VII hereof) no limit on indemnification in the form of the Indemnification Floor or the Indemnification Ceiling shall apply. In addition, in order to constitute a Loss for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to clause (i) of Section 11.2(a), each claim for which Purchaser Indemnified Parties are entitled to indemnification pursuant to clause (i) of Section 11.2(a) must individually have a value of at least U.S.$75,000; provided, however, that, for the purpose of this sentence, multiple claims that arise out of the same or substantially similar facts and circumstances (such as multiple claims inserted in a class action), whether or not consolidated in the same proceeding, shall constitute a single claim. Notwithstanding the foregoing, if there is an applicable Survival Period pursuant to Section 11.1 above, no indemnification under this Section 11.2 for any breach of a representation or warranty of Seller or any failure to perform any covenant or agreement of Seller shall be made unless a claim therefor is made by notice to Seller and Parent within the applicable time period specified in Section 11.1 hereof.

     (c) The amount of any Loss to which Purchaser shall be entitled to indemnification under this Section 11.2 or any Loss to which Purchaser shall be entitled to indemnification under Section 7.2(a) hereof shall be limited to the extent any member of the Subject Company Group could seek to be indemnified and actually recovers, for such Loss pursuant to another Contract to which it is a party. In the event Purchaser becomes aware, after reasonable inquiry, of a claim covered by both such a Contract and the indemnification provisions of this Section 11.2 or Section 7.2(a) hereof (a “Dual Covered Claim”), the Purchaser agrees to use commercially reasonable efforts to seek, or to cause the relevant member of the Subject Company Group to use commercially reasonable efforts to seek, indemnification, and to collect the proceeds due under such Contract prior to or contemporaneously with seeking indemnification under this Section 11.2 or Section 7.2(a) hereof. If Purchaser seeks indemnification and is indemnified pursuant to this Section 11.2 or Section 7.2(a) hereof while its or the relevant member of the Subject Company Group’s claim under such Contract is still pending in accordance with the previous sentence, Purchaser agrees to use commercially reasonable efforts continue to seek, or to cause the relevant member of the Subject Company Group to continue to use commercially reasonable efforts to seek, indemnification and to collect the proceeds due under the provisions of such Contract and to promptly remit to Seller an amount equal to the lesser of (i) the amount of proceeds received for the Dual Covered Claim under such Contract and (ii) the amount previously paid by Seller or Parent to the Purchaser Indemnified Parties in respect of such Dual Covered Claim.

     (d)  Notwithstanding anything stated herein to the contrary, no Purchaser Indemnified Party shall be entitled to indemnification for any Damages to the extent Damages for which the Purchaser Indemnified Party would otherwise be entitled to indemnification (i) are reflected in the Closing Statement of Net Working Capital and (ii) reduce the Net Working Capital of the Subject Company Group as of the Closing Date.

     (e)  In addition, Seller and Parent hereby agree to indemnify, defend, save and hold the Purchaser Indemnified Parties harmless from any and all Losses incurred or sustained by the Purchaser Indemnified Parties which shall arise out of or result from Seller’s failure to obtain the necessary consents from all of the counterparties referenced in clause (ii)(b) of Section 9.7; provided that Seller and Parent shall not be obligated to indemnify, defend, save and hold the Purchaser Indemnified Parties harmless from and against any Loss pursuant to this paragraph (e) until the aggregate amount of any such Loss individually exceeds $75,000, at which time Purchaser shall be entitled to indemnification for the entire amount of such Loss.

     Section 11.3 Tax Indemnification.

     (a)  The Article VII procedures shall govern any claim for indemnification which relates to Losses for which indemnity is provided in Article VII, including any breaches of any of the representations and warranties set forth in Section 4.7 hereof. Sections 7.2(a) and 7.2(b) shall be the sole remedy with respect to Claims for the matters covered therein.

     (b)  In the event that Purchaser receives an indemnity payment with respect to Taxes or Losses pursuant to Section 7.2(a) or Section 11.2, it shall determine in good faith whether Purchaser or an Affiliate (including a member of the Subject Company Group) by deduction of such Taxes or Losses, or by a deduction of an item giving rise to the adjustment to Taxes (a “Tax Deduction”), recognized or will recognize a benefit in the form of an actual reduction of Taxes for which Purchaser is responsible under Article VII hereof to the extent it is not offset for Tax purposes by the inclusion in income by Purchaser or an Affiliate (including a member of the Subject Company Group) of such indemnity payment (an “Indemnity Tax Benefit”). For purposes of this tax determination, Purchaser shall calculate the relevant Taxes with and without regard to the Tax Deduction and there shall only be an Indemnity Tax Benefit if, when and to the extent there are sufficient profits to use the Indemnity Tax Benefit. If Purchaser determines that it has recognized an Indemnity Tax Benefit, it shall pay the amount of such Indemnity Tax Benefit or allow Seller to offset the amount of the indemnity payment by any such Indemnity Tax Benefit to Seller (limited, in any event, to the indemnity benefit actually received and without duplication of any refund paid to Seller pursuant to Article VII), without interest, promptly after receiving such Indemnity Tax Benefit, provided Seller shall indemnify Purchaser Indemnified Parties for any Losses arising out of or resulting from any Indemnity Tax Benefit being subsequently disallowed. If requested by Seller, Purchaser shall provide to Seller written confirmation by Purchaser’s accounting firm that Purchaser’s determination of the Indemnity Tax Benefit was reasonable.

     Section 11.4 Indemnification by Purchaser. Subject to Article VII hereof, Purchaser hereby agrees, on behalf of itself and each of its Affiliates, to indemnify, defend, save and hold Seller and its officers, directors, employees, stockholders and Affiliates (the “Seller Indemnified Parties”) harmless from and against any and all Losses incurred or sustained by Seller which shall arise out of or result from (a) any breach of any representation or warranty of Purchaser in this Agreement, (b) the failure by Purchaser to perform any covenant or agreement of Purchaser in this Agreement (other than the covenants contained in Article VII as to which Article VII shall govern), and (c) following Closing any amounts paid by Seller in respect of any guarantee by Seller of obligations owed by any member of the Subject Company Group (other than with respect to any Indebtedness (excluding capital lease obligations, factored accounts receivable and accounts receivable that have otherwise been assigned to any party providing financing to any member of the Subject Company Group)) that survives the Closing, including the guarantees listed on Schedule 11.4 hereto, in each case after offset by any related insurance proceeds or other recovery and any reduction of Taxes realized on account of such Losses. Notwithstanding the foregoing, if there is an applicable survival period pursuant to Section 11.1 above, no indemnification under this Section 11.4 shall be made unless a claim therefor is made by notice to Purchaser within the applicable time period specified in Section 11.1 hereof. Furthermore, in order to constitute a Loss for which the Seller Indemnified Parties are entitled pursuant to clause (a) above, each claim for which Seller Indemnified Parties are entitled to indemnification pursuant to clause (a) hereof must individually have a value of at least $75,000.

     Section 11.5 Terms and Conditions Relating to Indemnification. The obligations and liabilities of the indemnifying party with respect to any claim (a “Claim") asserted or instituted by any Person on account of any matter giving rise to a claim of indemnity by an indemnified party shall be subject to the following terms and conditions:

     (a) The indemnified party shall give the indemnifying party prompt (and in any event within 10 Business Days after service of notice of any Claim or of process by such Person) written notice of a Claim (a “Notice of Claim”); provided, that the failure to provide such Notice of Claim promptly or within such time period shall not affect such party’s rights to indemnification hereunder except to the extent that the indemnifying party demonstrates that it was materially prejudiced by such failure. Prior to the giving of any such Notice of Claim, and after the giving of any such Notice of Claim, if the indemnified party assumes the defense of the Claim as provided in paragraph (b) below, without the prior written consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably, the indemnified party (i) shall not waive, and shall cause its Affiliates not to waive, any defense (including the waiver of a statute of limitations) and (ii) shall not effect, and shall cause its Affiliates not to effect, any compromise or settlement of any such Claim.

     (b)  Upon receipt of a Notice of Claim from an indemnified party, the indemnifying party shall be entitled, at its sole cost and expense, to assume the sole defense thereof by representatives chosen by it (not reasonably objected to by the indemnified party), provided that the indemnified party shall be entitled to participate in the defense of such Claim and to employ counsel (not reasonably objected to by the indemnifying party) at its own expense to assist in the handling of such Claim. The indemnifying party shall have the right to assert any defense to such Claim available to the indemnified party and its Affiliates, and shall also have the right (subject to the provisions of paragraph (d) hereof) to effect (subject to Section 11.5(d) below) a compromise or settlement of the Claim. In the event an indemnifying party is not permitted by an auditor to assume the defense or to control the conduct of an audit of Tax Returns, no settlement with respect to any assessment may be effected without the prior written consent of the indemnifying party.

     (c)  If the indemnifying party, within thirty (30) days after receipt of a Notice of Claim, fails to assume the defense thereof, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense or, with the consent of the indemnifying party not to be unreasonably withheld or delayed, the compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party. The indemnified party may take any and all reasonable actions within this thirty (30) day period, or until the indemnifying party shall have assumed defense of the Claim, to minimize the Claim.

     (d)  Anything in this Section 11.5 to the contrary notwithstanding, the indemnifying party shall not, without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Claim or consent to the entry of any judgment which imposes any obligation on the indemnified party or subjects the indemnified party to any Losses or which does not include as an unconditional term thereof giving to the indemnified party a release from all liability in respect of such Claim. Furthermore, the indemnified party shall reasonably assist the indemnifying party with the mitigation of any Losses in connection with the indemnification obligations set forth herein; provided, however that the indemnifying party shall reimburse the indemnified party for all reasonable out-of-pocket expenses incurred by such indemnified party in providing such assistance.

     (e)  The indemnified party shall, and shall cause its Affiliates to, provide the indemnifying party with such assistance as may reasonably be requested by the indemnifying party in connection with any indemnification or defense provided for herein, including, without limitation, providing the indemnifying party with such information, documents and records and reasonable access to the services of any consultations with such personnel of the indemnified party or its Affiliates as the indemnifying party shall deem necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel); provided, however that the indemnifying party shall reimburse the indemnified party for all reasonable out-of-pocket expenses incurred by such indemnified party in providing such assistance.

     (f)  The Party assuming the defense under this Section 11.5 shall keep the other Parties fully informed regarding the progress and status thereof.

     (g)  In the event an indemnified party asserts any claim for indemnification pursuant to this Article 11 relating to an environmental contamination at or in a property currently leased to, controlled by or used by any Subject Company, Subject Subsidiary, or the Business, the indemnifying party shall be entitled to control any remedial action (the “Remedial Action”) to be taken with respect to such contamination provided that (i) within thirty (30) days of receipt of such indemnification claim, the indemnifying party shall have executed and delivered to the indemnified party an access agreement in form and substance reasonably acceptable to the indemnified party and (ii) the Remedial Action and the conduct thereof complies with all Applicable Laws and does not unreasonably or materially interfere with the conduct of the Business of the indemnified party.

     Section 11.6 Exclusive Remedy; Specific Performance. The indemnity provided in this Article XI, as it relates to a breach of a representation or warranty or a failure to perform any covenant or agreement (other than the breach of a representation or warranty set forth in Section 4.7 or covenants contained in Article VII as to which Article VII shall govern), shall, following the Closing, be the exclusive remedy (other than any remedy where Purchaser is successful in proving that Seller actually intended to commit a fraud) with respect to matters addressed by such covenant, agreement, representation or warranty.

     Section 11.7 Characterization of Indemnification Payments. Seller, Parent and Purchaser shall treat any payment by Seller, Parent or Purchaser under Article VII hereof or this Article XI as an adjustment to the Final Aggregate Purchase Price, unless otherwise required by Applicable Law.

     Section 11.8 Reserves. (i) Until the date that is three (3) years from the Closing Date, Seller and Parent shall have a combined net worth and Cash reserves in an aggregate amount not less than the amount equal to the Indemnification Ceiling minus any amounts paid by Seller or Parent with respect to Claims. Thereafter, until the earlier of (i) the sixth anniversary of the Closing Date or (ii) the date on which the Claims relating to all Claim Amounts (as defined below) have been Finally Determined (as defined below) and paid in full by Parent or Seller, Parent and Seller shall have a combined net worth and Cash reserves in an aggregate amount equal to the lesser of (a) 4% of the Final Aggregate Purchase Price minus (1) any amounts paid by Seller or Parent following the third (3rd) anniversary of the Closing Date with respect to Claims pending on the third (3rd) anniversary of the Closing Date or (b) the sum of all Claim Amounts with respect to all Claims pending on the third (3rd) anniversary of the Closing Date minus (1) any amounts paid by Seller or Parent with respect to all Claims pending on the third (3rd) anniversary of the Closing Date. For purposes of this Agreement, (a) “Claim Amount” means, with respect to any Notice of Claim, the dollar value of all Losses alleged to be incurred or reasonably likely to be suffered or incurred by Purchaser (it being understood that, as provided in Section 11.2(b) above, with respect to claims made under clause (i) of 11.2(a), only individual claims in excess of $75,000 and, total claims in aggregate in excess of the Indemnification Floor, shall constitute a Loss for purposes of determining the reserve obligations of Seller and Purchaser under this Section 11.8) and (b) “Finally Determined” means the resolution of a Claim as set forth in (1) a final, non-appealable judgment, order or decree of a court or other judicial body of competent jurisdiction that decides the underlying Claim or (2) a duly executed and delivered settlement agreement among Seller, Parent and Purchaser.

ARTICLE XII
TERMINATION OF AGREEMENT

     Section 12.1 Termination. This Agreement may be terminated prior to the Closing as follows:

     (a)  by mutual written agreement of each of Seller and Purchaser;

     (b)  at the election of Seller, if any one or more of the conditions to the obligations of Seller to close contained in Article X hereof has not been fulfilled as of the date falling six calendar months after the date of this Agreement; provided, that in the event that Purchaser or Seller receives a second request for information pursuant to the HSR Act or litigation, proceedings or actions are taken against Purchaser or Seller as contemplated by Section 10.3 hereof, which are capable of resolution, such date shall be nine months rather than six months;

     (c)  at the election of Purchaser, if any one or more of the conditions to the obligations of Purchaser to close contained in Article IX hereof has not been fulfilled as of the date falling six calendar months after the date of this Agreement; provided, that in the event that Purchaser or Seller receives a second request for information pursuant to the HSR Act or litigation, proceedings or actions are taken against Purchaser or Seller as contemplated by Section 9.3 hereof, which are capable of resolution, such date shall be nine months rather than six months;

     (d)  at the election of Seller, if Purchaser has breached any material representation, warranty, covenant or agreement contained in this Agreement; provided, that Seller shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Purchaser by the earlier of (i) the date falling six calendar months after the date of this Agreement and (ii) 30 days after Purchaser shall have received notice from Seller that it intends to exercise its right to terminate under this Section 12.1(d);

     (e) at the election of Purchaser, if Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement provided, that Purchaser shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Seller by the earlier of (i) the date falling six calendar months after the date of this Agreement and (ii) 30 days after Seller shall have received notice from Purchaser that it intends to exercise its right to terminate under this Section 12.1(e); and

     (f)  at the election of Seller or Purchaser, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     (g)  at the election of Purchaser, if Seller at any time amends the Disclosure Schedules pursuant to Section 6.22(b) of this Agreement.

     Section 12.2 Effect of Termination. In the event of the termination of the Agreement in accordance with Section 12.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 12.2 and in Sections 6.6 (Confidentiality), 6.10 (Public Announcements/Communications), Article XIII (Miscellaneous) hereof and any provision relating to the payment of expenses arising out of the transactions contemplated hereby (including Section 6.12), and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE XIII
MISCELLANEOUS

     Section 13.1 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Seller:

UIS, Inc.
15 Exchange Place
Jersey City, New Jersey 07302

Attention: Joseph F. Arrigo

Tel.#: (201) 946-2600
Fax.#: (201) 946-9325

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention: David M. Kies, Esq.

Tel.#: (212) 558-4000
Fax.#: (212) 558-3588

If to Purchaser:

United Aftermarket, Inc.
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004

Attn: Leslie Armitage
Facsimile: (202) 347-1818

with a copy to:

Latham & Watkins
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004

Attn: Daniel T. Lennon, Esq.
Facsimile: (202) 637-2201

or such other Person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so personally delivered or mailed.

     Section 13.2 Integration; Amendment. This Agreement (including the Seller’s Disclosure Schedule, the other Seller Documents and Annexes and Schedules attached hereto) and the Confidentiality Agreement constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. The terms of this Agreement can only be changed, modified, released or discharged pursuant to a written agreement executed by all of the Parties.

     Section 13.3 Seller’s Disclosure Schedule. A matter disclosed in any Section of the Seller’s Disclosure Schedule shall be deemed to be disclosed in any other Section of the Seller’s Disclosure Schedule to which such matter could reasonably be expected to be pertinent. The disclosure of matters in the Seller’s Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller or any member of the Subject Company Group or otherwise imply that such matter is material or has had or is reasonably likely to have a Seller Material Adverse Effect for the purposes of this Agreement.

     Section 13.4 Waiver. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

     Section 13.5 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 13.6 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 13.7 Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     Section 13.9 Effectiveness. This Agreement shall become effective only when signed and delivered by each of Seller and Purchaser.

     Section 13.10 Waiver; Requirement of Writing. This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the Party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof and any such term or condition may be modified at any time by an agreement in writing executed by each of Seller and Purchaser.

     Section 13.11 Assignment. This Agreement and the rights and obligations of each Party hereunder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but may not be assigned by one Party without the prior written consent of the other Parties hereto; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Shares and the LLC Interests and Purchaser’s rights to seek indemnification hereunder) to (i) any Affiliate of Purchaser (or any Person that, immediately following Closing, will be an Affiliate of Purchaser), (ii) any lender of Purchaser as collateral security or (iii) following the Closing, any successor in interest to Purchaser; provided that no such assignment shall relieve Purchaser from any obligation hereunder. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. Any attempted assignment that does not comply with this Section 13.11 shall be void ab initio.

     Section 13.12 Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any Applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

     Section 13.13 Jurisdiction. Each of Seller and Purchaser hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts located in the Borough of Manhattan, The City of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each of Seller and Purchaser agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of Seller and Purchaser hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Seller and Purchaser waives any rights it may have to a jury trial.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized as of the date first above written.

UIS, INC.

By	/s/ Authorized Signature

Name:
Title:

UNITED AFTERMARKET, INC.

By	/s/ Ian Fujiyama

Name: Ian Fujiyama
Title: Vice President

UIS INDUSTRIES, INC. (solely for the purposes of Article XI hereof)

By	/s/Authorized Signature

Name:
Title:

Annex A

Subject Subsidiaries

Airtex Products, Inc. (Shell)
Pee Cee Manufacturing Co., Inc. (Shell)
Chefford Master Manufacturing Co. (Shell)
Airtex Products S.A.
Automotive Accessory Co. Ltd.
Talleres Mecanicos Montserrat, S.A. de C.V.
Brummer Seal de Mexico, S.A. de C.V.
Brummer Mexicana en Puebla, S.A. de C.V.
Eurofilter (Air Filters) Limited
Eurosofiltra SARL
Eurofilter ECS Limited (acquired on December 11, 2002)
Filtros Champion Laboratories, S. de R.L. de C.V.
Filtros Champion Sales de Mexico, S. de R.L. de C.V.
International Development Company, S. de R.L. de C.V.
Fuel Filter Technologies, Inc. (Shell)
Airtex Products Ltd.
Flexible Lamps Ltd.
Rubbolite Industries Limited (Shell)
T.H. Quinton Limited (Shell)
G. Weil Limited (Shell)
Flexible Lamps France SARL
Wells Manufacturera de Mexico, S.A. de C.V.
Wells Manufacturing Canada Limited

A-1

Annex B

Calculation of Net Working Capital

     Net Working Capital at Closing is calculated as follows:

(A)	Total current assets determined in accordance with U.S. GAAP, applied in a manner consistent with the application of U.S. GAAP in the preparation of the Balance Sheet, using the same accounting principles, practices, methodologies and policies as used in the preparation of the Balance Sheet:

Less: Cash held by any member of the Subject Company Group not organized in the United States and Cash held by any member of the Subject Company Group that was contributed by Purchaser to the member of the Subject Company Group or borrowed by members of the Subject Company Group pursuant to financing arranged by Purchaser

Less: Factored accounts receivable or accounts receivable that have otherwise been assigned to any party providing financing to any member of the Subject Company Group (including, without limitation, the accounts receivable assigned pursuant to the Airtex (Spain) Factoring Agreements and excluding those assigned pursuant to financing arranged by Purchaser)

Less: Prepaid income taxes

Less: Current deferred income tax asset and other tax-related assets

Less: Any amounts owing from the Seller or any of its affiliates to any member of the Subject Company Group

Equals: Net Current Assets

(B)	Total current liabilities determined in accordance with U.S. GAAP, applied in a manner consistent with the application of U.S. GAAP in the preparation of the Balance Sheet, using the same accounting principles, practices, methodologies and policies as used in the preparation of the Balance Sheet:

Less: Current portion of any non-capital lease related Indebtedness to the extent already included in current liabilities

Less: Tax-related liabilities (other than liabilities in respect of payroll taxes)

Less: Any amounts owing to Seller or any of its Affiliates

Equals: Net Current Liabilities

Net Working Capital is calculated as follows:
(A) Less (B)

B-1

Annex C

LIMITED LIABILITY COMPANY AGREEMENT

FOR

AIRTEX PRODUCTS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

     This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) entered into as of this [•] day of •, 2003 by UIS, Inc., a New York corporation, as sole member (the “Member”), which Member does hereby form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended (the “Act”), upon the following terms and conditions:

     Section 1. Formation. The Member hereby acknowledges and ratifies the filing of the Certificate of Formation of the Company under the provisions of the Act subject to the terms, conditions and limitations set forth in this Agreement for the limited purposes set forth herein.* Except as otherwise set forth herein and to the extent permitted by the Act, the terms and conditions of this Agreement shall prevail over all contrary provisions of the Act, and the Member hereby specifically waives and eliminates the application of all such provisions of the Act.

     Section 2. Name. The name of the limited liability company formed hereby is Airtex Products, LLC (the “Company”).

     Section 3. Principal Place of Business. The principal place of business of the Company shall be at 15 Exchange Place, Jersey City, New Jersey or at such other place designated by the Member from time to time within or outside of the State of Delaware.

     Section 4. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company.

     Section 5. Term. The Company commenced its existence on the date of filing of the Certificate of Formation with the Delaware Secretary of State in accordance

*	This assumes that the Certificate of Formation is filed prior to the execution of the LLC Agreement.

Annex C

     with the Act and shall continue until terminated in accordance with this Agreement or dissolved pursuant to the provisions of the Act.

     Section 6. Registered Office. The address of the registered office of the Company in the State of Delaware is [The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801].

     Section 7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is [The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801].

     Section 8. Admission of Member. At no time may the Company have more than one Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware the Member is deemed admitted as the sole Member of the Company.

     Section 9. Interest. The Company shall be authorized to issue a single class of limited liability company interest (as defined in the Act) (the “Interest”) including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

     Section 10. Capital Contributions. Simultaneously with the execution hereof, the Member is contributing $1.00 to the Company in exchange for 100% of the Company’s Interest. The Member may, in its sole discretion, but is not required to, make additional capital contributions to the Company.

     Section 11. Admission of Additional Members. No additional persons may be admitted as members in the Company, except upon an assignment or transfer by the Member of all of its Interest to such person in accordance with Section 17 hereof.

     Section 12. Management of the LLC. The management of the Company shall be vested in (i) the Member, who shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein or, (ii) if, and to the extent, the Member so elects in its sole discretion, the person(s) appointed as officer(s) of the LLC by the Member (each and “Officer” and, collectively, the “Officers”). As of the date hereof, the Member designates the following persons as Officers to manage and control the business and affairs of the Company, subject to the review of, and consultation with, the Member:

President:
Chief Financial Officer:
Vice President:

Annex C

Secretary:
Treasurer:

Each of the Member and any Officer shall be an authorized person, within the meaning of the Act, for all purposes under the Act.

     Section 13. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

     Section 14. Distributions. The Company may make distributions to the Member at any time subject only to the limitations set forth in Section 18-607 of the Act. If the Company so elects, a record date may be established with respect to any allocation or distribution.

     Section 15. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the dissolution or bankruptcy of the Member or (c) an event of dissolution of the Company under the Act. Upon the dissolution of the Company, the Company shall engage in no further business activities, but shall limit its activities to those necessary or advisable to wind up its business and to liquidate and distribute its assets.

     Section 16. Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 14 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the Company.

     Section 17. Assignments. The Member may transfer or assign all of its Interest in the Company at any time. Any such transfer or assignment shall be effective, and the transferee or assignee shall become and be entitled to exercise any rights or powers of a member upon execution by the assignee of an Admission and Assignment Agreement, a copy of which is attached hereto as Exhibit A.

     Section 18. Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

     Section 19. Indemnification. To the fullest extent permitted by applicable law, the Officers and Member and its officers, employees, agents and affiliates (each an “Indemnitee” and collectively the “Indemnitees”) shall be entitled to indemnification from the Company for any loss, damage, claim or expense (including reasonable attorneys’ fees) incurred by such Indemnitee by reason of any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Company, except with respect to any act or omission determined by a court of competent jurisdiction to have constituted negligence or misconduct of such Indemnitee; provided, however, that any

Annex C

indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and the Member shall not have any personal liability on account thereof. In addition, the Company may advance the reasonable costs of defense of any proceeding to such Indemnitee. The right to indemnification under this Section 18 is a contract right. The foregoing provisions of this Section 18 shall survive any termination of this Agreement.

     Section 20. Tax Characterization and Returns. It is the intention of the Member that, solely for federal income tax and all relevant state tax purposes, the Company be disregarded as an entity separate from its sole Member and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections with any tax authorities.

     Section 21. No Appraisal Rights. No Member is entitled to any appraisal rights.

     Section 22. Governing Law. This Agreement will be governed by and construed under the provisions of the laws of the State of Delaware without regard to principles of conflicts of law, except to the extent required to be governed by or construed under the provisions of the Act.

     Section 23. Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

     Section 24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

     Section 25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, executors, administrators, successors and all persons who are or become Members of the Company in accordance with the provisions of this Agreement.

Annex C

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

Member:

UIS, Inc., a New York corporation

By:

Name:
Title:

Annex C

ADMISSION AND ASSIGNMENT AGREEMENT
FOR AIRTEX PRODUCTS, LLC

     This agreement to assign the sole member interest (the “Interest”) in Airtex Products, LLC (this “Assignment Agreement”), made as of •, 2003, is entered into between UIS, Inc., a New York corporation (“UIS”), and United Aftermarket, Inc., a Delaware corporation (“Assignee”).

     WITNESSETH:

     WHEREAS, Airtex Products, LLC, a Delaware limited liability company (“Airtex”), has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C§18-101, et seq.) pursuant to a Certificate of Formation of Airtex, as filed with the office of the Secretary of State of the State of Delaware on •, 2003, and pursuant to the Limited Liability Company Agreement of Airtex (the “LLC Agreement”);

WHEREAS, UIS is the sole member of Airtex;

     WHEREAS, UIS and Assignee are parties to that certain purchase Agreement, dated as of •, 2003, by and among UIS, UIS Industries Inc. and Assignee (the “Purchase Agreement”), pursuant to which UIS has agreed to sell, and Assignee has agreed to purchase, the Interest on the terms and conditions specified therein; and

     NOW THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

     Section 1. Assignment. On the Closing Date (as defined in the Purchase Agreement) and upon the execution of this Assignment Agreement by the parties hereto, UIS does hereby assign, transfer and convey the Interest (including, without limitation, any and all rights and interests of the member of Airtex, including any right to distributions from Airtex and all interest in the equity of Airtex) to Assignee free and clear of all Encumbrances (as defined in the Purchase Agreement).

     Section 2. Admission. Upon the assignment described in paragraph 1 above, Assignee shall be admitted to Airtex as the sole member of Airtex.

     Section 3. Termination of UIS Membership. Contemporaneously with the admission described in paragraph 2 above, UIS shall cease to be a member of Airtex.

     Section 4. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment Agreement.

     Section 5. Binding Effect. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     Section 6. Execution in Counterparts. This Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 7. Governing Law. This Assignment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

C-1

Annex C

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed as of the time, day and year first above written.

UIS, Inc.

By:

Name:
Title:

United Aftermarket, Inc.

By:

Name:
Title:

Consented to and Acknowledged by: Airtex Products, LLC

By:

Name:
Title:

C-2

Annex D

Financing Commitments

D-1

Annex E

Director Resignations

Entity	Director

Airtex Products S.A.	Andrew G. Pietrini
Airtex Products Ltd.	Joseph F. Arrigo
Mid-South Mfg., Inc.
Talleres Mecanicos Montserrat, S.A. de C.V.
Brummer Seal de Mexico, S.A. de C.V.
Brummer Mexicana en Puebla, S.A. de C.V.
Champion Laboratories, Inc.
Fuel Filter Technologies, Inc.
Eurofilter (Air Filters) Limited
Wells Manufacturing Corp.
Wells Manufacturera de Mexico, S.A. de C.V.
Neapco Inc.
Pioneer, Inc.
Flexible Lamps Ltd.
Rubbolite Industries Limited
T.H. Quinton Limited
G. Weil Limited
UIS Industries, Ltd.

Automotive Accessory Co. Ltd.
Wells Manufacturing Canada Limited	Andrew G. Pietrini

E-1

Annex F

Champion Phase II Capital Budget Program

2003 Forecast	Capex - Phase II ($000)

April	$0
May	$0
June	$0
July	$3,000
August	$1,400
September	$1,000
October	$3,000
November	$1,000
December	$1,000

2003 Forecast Total	$10,400

F-1

Annex G

Excluded Severance Agreements

1.	Severance Agreement by and between Champion and Daniel Young dated as of September 29, 2001.

2.	Severance Agreement by and between Champion and Steven Smith dated as of July 31, 2002.

3.	Severance Agreement by and between Champion and Donald Houston dated as of July 30, 1999.

4.	Early Retirement Agreement by and between Champion and George Ewald.

5.	Agreement by and between UIS, Inc. and James Ward dated as of March 30, 1993.

6.	The Change-in-Control/Retention Agreements that UIS, Inc. has entered into with certain employees of the Subject Company Group in connection with these transactions.

G-1

Annex H

Form of Legal Opinion

     As a condition to the Closing, Purchaser shall have received the opinion of Sullivan & Cromwell LLP (“S&C”), dated the Closing Date, to the effect that:

     1.     Seller has been duly incorporated and is existing in good standing under the laws of the State of New York. Each of Parent and Champion Laboratories, Inc. has been duly incorporated and is in good standing under the laws of the State of Delaware.

     2.     The LLC is a limited liability company duly organized and in good standing under the laws of the State of Delaware.

     3.     The Purchase Agreement has been duly authorized, executed and delivered by the Seller and Parent and constitutes a valid and legally binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with the terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditor’s rights and general equity principles.

     4.     The execution and deliver by the Seller and Parent of the Purchase Agreement, and the performance by the Seller and Parent of its obligation thereunder, will not violate the charter or by-laws of Seller or Parent, in each case in effect at the Closing Date.

The foregoing opinion shall be limited to the laws of the State of New York, the DGCL and the Delaware Limited Liability Company Act and S&C shall express no opinion as to the effect of the laws of any other jurisdiction. In addition, S&C will rely as to certain matters on information obtained from public officials, officers of the company and other sources believed by S&C to be responsible. S&C will also assume that the Purchase Agreement has been duly authorized, executed and delivered by the other parties thereto and that the signatures on all documents examined by S&C are genuine, assumptions which will not be independently verified.

Purchaser’s senior lenders shall be entitled to rely on the foregoing opinions.

H-1

Annex I

MEMORANDUM

FROM:	Deborah J. Marcotte	DATE:	April 23, 2003
TO:	Joseph F. Arrigo
RE:	Individual Plan Information

As was discussed earlier today in a conference call with the buyer’s representative, this memo consolidates much of the information already provided to Mercer. Specifically, the table below shows the estimated present value of accrued benefits and the market value of assets, both at December 31, 2002, for all plans involved in the potential sale.

Plan	On December 31, 2002

	Present Value of
	Accrued
	Benefits	Market Value of Assets

Wells Salaried Plan	$5,934,000	$9,058,000

Wells Pension Plan	5,647,000	7,338,000

Champion Laboratories Pension Plan	46,179,000	54,131,000

Mid South Pension Plan	2,439,000	3,425,000

Airtex Products Pension Plan	15,047,000	13,181,000

UIS Master Pension Plan
Airtex Salaried	14,729,000
Home Office	4,026,000
Total	18,755,000	26,924,000

Annex I

These estimates are based on the plan and assumptions as outlined in the January 1, 2002 actuarial valuations for each plan (specific sections noted below):

Wells Salaried Plan	pages 3-11 to 3-17
Wells Pension Plan	pages 3-11 to 3-16
Champion Laboratories Pension Plan Exhibits V and VI
Mid South Pension Plan	pages 3-11 to 3-17
Airtex Products Pension Plan	pages 3-12 to 3-18
UIS Master Pension Plan	pages 3-11 to 3-19

However, we also adjusted the assumptions and methods as follows:

1.	January 1, 2003 plan assets, including the accrued contributions:

$213,487 for the Airtex Pension Plan

$177,841 for the Mid South Pension Plan

2.	Participant information provided for the January 1, 2002 valuations (for salary-related plans, 2002 valuation earnings increased by salary scale to represent estimated 2003 earnings).

3.	No turnover, disability, death or retirement among the participants included in the 2002 valuation.

4.	No new participants.

Please call if you have any additional questions.

cc: Sullivan and Cromwell LLP

Annex I

April 7, 2003

Dear Mr. Arrigo

The following information is the actuarially determined present value of benefits (PV) accrued to date on actuarial assumptions, and the actuarial and market value of plan assets. These values are presented for each of the three Neapco, Inc plans, and are our best estimates to date for the values as of December 31, 2002. We have not been able to provide actual values for the present value of benefits because the appropriate actuarial valuation reports have not yet been prepared. The actual market value of assets as of December 31, 2002 is shown, as well as our best estimate of actuarial value at this time. We have not included any deposits receivable after the year end, but list those we have received to date for your information.

Please note that the assumptions used to estimate the present value of these benefits are the same assumptions used for the 2002 annual actuarial report, and are effective assuming that the plan remains an ongoing concern. These assumptions are described on pages VII-1 and VII-2 of each plan’s actuarial valuation report. They are not appropriate for termination results, nor are they representative of any IRS current liability regulation guidelines.

The PV has been rolled forward from the beginning of the year, January, 1, 2002, to the end of year assuming that

•	no participant in the plan separated from the plan for any reason

•	salary increases (if applicable) were exactly the valuation assumption increase for each participant

•	one year of service was granted to each participant for the period.

The following display shows a summary of the information you requested.

		Present Value of	Market Value of	Actuarial Value of
GA Number	Name of Plan	Accrued Benefits	Assets	Assets	Assets Receivable

4-10067	Union	$7,638,800	$6,333,900	$7,111,600	$104,257
4-35390	Non-Union	7,896,200	11,441,200	10,886,400	None received yet
4-35391	Beatrice	1,241,700	1,672,100	1,857,300	None received yet

Please let me know if you have any questions about the above information.

Sincerely

Alicia Sloan
Pension Valuation Analyst
Diversified Retirement Services
Telephone 515-247-5009
E-mail sloan.alicia@principal.com

Schedule 5.4
Government Approvals, Consents, and Filings

•	Anti-trust filings in Germany and Mexico.

•	Other anti-trust/competition filings as the parties may agree.

•	A post-closing notice must be file under the Investment Canada Act.

•	The sale of the Airtex (Spain) Shares must be documented by a written instrument, issued by an appropriate Spanish public official (i.e., a notary or authorized Consular official) and including the purchase price allocated to such shares.

•	Following the Closing, Purchaser must file a D-1A Form ( a declaration of foreign investment) with the “Dirección General de Inversines Exteriores” of the Spanish Ministry of Economy declaring its investment in Airtex (Spain) Shares, and Seller will file a D1-B Form declaring the withdrawal of its investment in such shares.

•	Elections and resignations of directors of Airtex (Spain) must be documented in a public deed (granted by a Notary).

Schedule 6.17
Credit Agreements

I. Airtex Products

A.	Airtex Products Ltd.

1.	Revolving Credit Facility between Airtex Products Ltd. and The First National Bank of Boston, October 23, 1995, amended March 30, 1998 and June 6, 2001. UIS, Inc. has guaranteed Airtex Products Ltd.’s obligations under this facility pursuant to a Limited Guaranty, dated as of September 15, 1995, by UIS, Inc. in favor of The First National Bank of Boston.

II. Wells

A.	Wells Manufacturing Corp.

1.	Wholesale Lockbox Service Agreement between Wells Manufacturing Corp. and M&I Marshall & Ilsley Bank, August 16 and 22, 2000

2.	Corporate Borrowing Resolution between Wells Manufacturing Corp. and M&I Bank, May 14, 2002

3.	Issue of Irrevocable Documentary Credit IM 34284 with M&I Marshall & Ilsley Bank, in favor of beneficiary Pro Unique Industrial, Inc. (Taiwan), for maximum amount $80,000, latest date for negotiation June 30, 2003

4.	Issue of Irrevocable Documentary Credit IM 34283, with M&I Marshall & Ilsley Bank, in favor of beneficiary Huangshan City Auto-Electric Appliance Co., Ltd., for maximum amount $100,000, latest date for negotiation June 30, 2003

5.	Irrevocable Letter of Credit No. IM 34416, dated February 3, 2003, with M&I Marshall & Ilsley Bank (advising FirstBank, Creve Coeur, MO), in favor of beneficiary America Zhong-Ou, Inc., for maximum amount $40,000, latest date for negotiation August 31, 2003

B.	Wells Manufacturing Canada Limited

1.	Canadian Dollar Revolving Demand Credit Facility Agreement ($300,000 Canadian) between Wells Manufacturing Canada Limited and Bank of Montreal

III. Neapco

A.	Neapco Inc.

1.	Irrevocable Commercial Letter of Credit (CY 532350) between (Wachovia/) First Union (Charlotte) (issuing bank), Neapco Inc. (account party) and GMB Corp.

(beneficiary), for maximum amount $135,240 ($12,740 balance as of March 22, 2003), expiry date May 21, 2003

2.	Irrevocable Commercial Letter of Credit (CY 537979) between (Wachovia/) First Union (Charlotte) (issuing bank), Neapco Inc. (account party) and GMB Corp. (beneficiary), for maximum amount $28,125 ($28,125 balance as of March 22, 2003), expiry date July 21, 2003

3.	Irrevocable Commercial Letter of Credit (CY 539325) between (Wachovia/) First Union (Charlotte) (issuing bank), Neapco Inc. (account party) and GMB Corp. (beneficiary): for maximum amount $20,000 ($20,000 balance as of March 22, 2003), expiry date September 21, 2003

IV. Pioneer

A.	Pioneer, Inc.

1.	Amsouth Corporate Resolution to Borrow and Pledge between Pioneer, Inc. and Amsouth, June 27, 2001 (regarding line of credit) and Limited Guaranty Agreement between Amsouth and UIS, Inc., June 27, 2001

2.	Issue of Irrevocable Letter of Credit, No. 77001585, between Amousth Bank, Pioneer, Inc. (applicant) and Beta Industrial Products (beneficiary), for $150,000, issued January 3, 2003, expiring December 31, 2003

3.	Issue of Irrevocable Letter of Credit, No. 77001586, between Amsouth Bank, Pioneer, Inc. (applicant) and Valeo/Pyeonghwa, Ltd. (beneficiary), for $50,000, issued January 3, 2003, expiring December 31, 2003

4.	Irrevocable Standby Letter of Credit, No. 09010083, between Amsouth Bank, Pioneer Clutch Division (applicant) and Oklahoma Gas and Electric Company (beneficiary), for $5,000, November 30, 2000, and Amendment to Credit No. 09010083, October 31, 2001, expiring November 29, 2003

V. Flexible Lamps

A.	Flexible Lamps Ltd.

1.	Multi Option Facility between Bank of Scotland and Flexible Lamps Limited, November 26, 2002

Schedule 8.1(e)

Home Office Employees

Joseph F. Arrigo
Diane Capano
Irma Donato
Anne Hartnett
Roshini R. Joseph
Aaron Kessler
Dolores McDonnell
Thomas Mellars
George Millet
Richard Pasculano
Andrew G. Pietrini
Marilyn V. Villaruz
Diane C. Prizzia

Actuarial Assumptions And Actuarial Cost Methods (Schedule B Line 6)

Net investment return:     8.00%

Mortality rates:
Healthy:	1994 Uninsured Pensioner Mortality Table
Disabled:	Mortality under stipulated table for a healthy life ten years older

Termination rates:

Executives(Rate %)

Age	Disability	Withdrawal

20	0.03	6.58
25	0.04	5.27
30	0.06	4.83
35	0.07	4.47
40	0.11	3.84
45	0.18	3.21
50	0.30	1.52
55	0.50	0.33
60	0.81	—

Non-Executives (Rate %)

Age	Disability	Withdrawal

		Male	Female

20	0.03	53.00	26.50
25	0.04	39.50	19.75
30	0.06	29.00	14.50
35	0.07	21.00	10.50
40	0.11	15.50	7.75
45	0.18	10.50	5.25
50	0.30	6.50	3.25
55	0.50	2.50	1.25
60	0.81	—	—

Retirement rates for active participants:

Age	Rate (%)

60-61	40
62-63	15
64	20
65-69	50
70	100

Average retirement age for Schedule B:

The average retirement age based on these assumptions was 62. The Plan’s average retirement age was determined by summing each active employee’s weighted average retirement age and dividing by the number of active employees. The weight applied to each potential retirement age is equal to the probability that the employee will retire at that age assuming all decrements other than retirement is zero.

Retirement age for terminated vesteds:     60

     Percent married:     Social Security awards during 1972, sample rates are as follows:

Percent Married

Age	Male	Female

40-44	71.4	63.1
45-49	73.3	61.0
50-54	75.7	64.0
55-59	77.0	57.6
60-64	74.0	49.50
65-69	69.9	22.7

Spouse age difference:	Male Spouses assumed to be 3 years older than female spouses.

Cost-of-living increases:	For benefits accrued under the Home Office benefit formula, 4% per year.

Changes in Assumptions For Schedule B, line11	Based on past experience and future expectations, the following actuarial assumptions were changed:

Retirement rates from age 60 to 70 for active participants, previously a single retirement age of 63.

Turnover rates at all ages for non-Executive participants were increased from last year to this year (by 150% for males and 25% for females).

Schedule 9.7
Third Party Comments

1.     Vendor Agreement between Master Parts Division and AutoZone, Inc., October 5, 1992, as amended December 27, 2002

2.     Master Vendor Agreement between Master Parts Division, Airtex Products and CSK Auto, Inc., March 1, 2000, as amended October 9, 2002, and including 2002/2003 Let’s Work Together Agreement between Master Parts Division Airtex Products and CSK Auto, Inc., January 8, 2002

3.     Lease (Hanworth Trading Estate) between G.N. Burgess Properties Limited and G.N. Burgess Engineering Limited, March 29, 1988

4.     Lease (51201 Celeste Drive, Shelby Twp., Michigan) between D’Agostini Land Company and Champion Laboratories, Inc., March 27, 2000

5.     Lease (51180 Celeste Drive, Shelby Twp., Michigan) between D’Agostini Land Company and Champion Laboratories, Inc., commencing August 1, 2002

6.     Lease (2530 E. Lindsay Privado, Unit A, Ontario, California) between Mico Archibald Partners, L.L.C. and Champion Laboratories, Inc., March 21, 2002

7.     Lease Agreement (Great Southwest Distribution Center #32, 921 Avenue M, Grand Prairie, TX) between ProLogis Limited Partnership IV and UIS, Inc., December 5, 2000

8.     Lease Agreement (5040 Bakers Ferry Road, S.W. Atlanta, Fulton County, Georgia) between Harry P. Kuniansky and Airtex Products, a Division of UIS, Inc., October 10, 1988, as amended July 1, 1993 and September 24, 1998

9.     Industrial Real Estate Lease (201 South Milliken Avenue, Ontario, CA) between EJM Development Co. and Airtex Products, a Division of UIS, Inc., November 16, 1989, as amended December 10, 1992, October 4, 1996 and December 20, 2001

Schedule 11.4
UIS Guarantees

1.	Guarantee of UIS, Inc. dated September 29, 2000 of Lease (Suite No. 100 in building located at 55800 Grand River, New Hudson, Michigan 48165) between Lyon Technology Associates XXXI, LLC and Airtex Products, September 29, 2000, and guarantee of Lease by UIS, Inc., September 29, 2000

2.	Indemnity Agreement with UIS, Inc., dated November 1, 2000, with respect to Lease (1080 Meyerside Drive) between Meyerside Holdings Limited and Wells Manufacturing Canada Limited, June 29, 200, and Indemnity Agreement with UIS, Inc., November 1, 2000.

3.	Continuing Lease Guaranty by UIS, Inc., dated as of August 1, 2001 with respect to the Standard Industrial lease (16707 Edwards Road, Cerritos, California) between TA/Western LLC and Pioneer Inc., dated August 24, 2001.